AGREEMENT OF LEASE

Between

BROADWAY 52ND L.P.,

Owner

and

BANKRATE, INC.,

Tenant

Premises

Entire Twenty-Second (22nd) Floor

1675 Broadway

New York, New York

Dated as of March 15, 2016

00326697.6

TABLE OF CONTENTS

ARTICLE 1Demised Premises, Term, Rents

ARTICLE 2Use and Occupancy

ARTICLE 3Alterations

ARTICLE 4Ownership of Improvements

ARTICLE 5Repairs

ARTICLE 6Compliance With Laws

ARTICLE 7Subordination, Attornment, Etc.

ARTICLE 8Property Loss, Etc.

ARTICLE 9Destruction-Fire or Other Casualty

ARTICLE 10Eminent Domain

ARTICLE 11Assignment and Subletting

ARTICLE 12Existing Conditions/Owner’s Initial Work

ARTICLE 13Access to Demised Premises

ARTICLE 14Vault Space

ARTICLE 15Certificate of Occupancy

ARTICLE 16Default

ARTICLE 17Remedies

ARTICLE 18Damages

ARTICLE 19Fees and Expenses; Indemnity

ARTICLE 20Entire Agreement

ARTICLE 21End of Term

ARTICLE 22Quiet Enjoyment

ARTICLE 23Tax and Operating Payments

ARTICLE 24No Waiver

ARTICLE 25Mutual Waiver of Trial by Jury

ARTICLE 26Inability to Perform

ARTICLE 27Notices

ARTICLE 28Partnership Tenant

ARTICLE 29Utilities and Services

ARTICLE 30Table of Contents, Etc.

ARTICLE 31Miscellaneous Definitions, Severability and Interpretation Provisions

ARTICLE 32Adjacent Excavation

ARTICLE 33Building Rules

ARTICLE 34Broker

ARTICLE 35Security

ARTICLE 36Arbitration, Etc.

ARTICLE 37Parties Bound

ARTICLE 38Identification Signage

ARTICLE 39Single Renewal Option

ARTICLE 40Tenant’s Right of First Offer for Additional Space

SCHEDULE ABuilding Rules

SCHEDULE BCleaning Services to be Furnished by Owner

EXHIBIT 1Form of Priority Filing Letter

EXHIBIT 2HVAC Spec

EXHIBIT 3Form of Letter of Credit

EXHIBIT 4Bathroom Work

EXHIBIT 5Finishes

00326697.6	-1-

LEASE dated as of the 15th day of March,  2016, between BROADWAY 52ND L.P., a Delaware limited partnership having its principal office at 345 Park Avenue, Borough of Manhattan, City, County, and State of New York, 10154, as landlord (referred to as “Owner”), and BANKRATE, INC.,  a Delaware corporation having its principal office at 477 Madison Avenue, New York, NY 10022, as tenant (referred to as “Tenant”).

W I T N E S S E T H:

Owner and Tenant hereby covenant and agree as follows:

ARTICLE 1

DEMISED PREMISES, TERM, RENTS

Section 1.01.Demised Premises:  Owner hereby leases to Tenant and Tenant hereby hires from Owner the entire twenty-second (22nd)  floor in the building located on the northwest corner of Broadway and West 52nd Street and known as 1675 Broadway and 225 West 52nd Street, in the Borough of Manhattan, City of New York (said building is referred to as the “Building”, and the Building together with the plot of land upon which it stands and all other land and development rights demised in the Ground and Development Rights Lease referred to in Article 7 is referred to collectively as the “Real Property”), at the annual rental rate or rates set forth in Section 1.03, and upon and subject to all of the terms, covenants and conditions contained in this Lease.  The premises leased to Tenant, together with all appurtenances, fixtures, improvements, additions and other property attached thereto or installed therein at the commencement of, or at any time during, the term of this Lease, other than Tenant’s Personal Property (as defined in Article 4), are referred to, collectively, as the “Demised Premises”.  Owner and Tenant agree that the Demised Premises is deemed to contain 24,195 rentable square feet.

Section 1.02.Demised Term:    A.The Demised Premises are leased for a term (referred to as the “Demised Term”) to commence on the date hereof and to end on the last day of the calendar month in which the date immediately preceding the eleventh (11th) anniversary of the date hereof shall occur, unless the Demised Term shall sooner terminate pursuant to any of the terms, covenants or conditions of this Lease or pursuant to law.  Owner shall deliver shall possession of the Demised Premises to Tenant as of the date hereof (meaning keys are available to Tenant at the Building office).

B.The date upon which the Demised Term shall commence pursuant to Subsection A of this Section is referred to as the “Commencement Date”, and the date fixed pursuant to said Subsection A as the date upon which the Demised Term shall end is referred to as the “Expiration Date”.

C.Tenant waives any right to rescind this Lease under Section 223-a of the New York Real Property Law or any successor statute of similar import then in force and further waives the right to recover any damages which may result from Owner’s failure to deliver possession of the Demised Premises on the date set forth in Subsection A of this Section for the commencement of the Demised Term.

Section 1.03.Fixed Rent:  A.This Lease is made at the following annual rental rates (referred to as “Fixed Rent)”:

1.ONE MILLION FIVE HUNDRED NINETY-SIX THOUSAND EIGHT HUNDRED SEVENTY and 00/100 DOLLARS ($1,596,870.00) with respect to the period (referred to as the “First Rent Period”) from the Commencement Date to and including the last day of the calendar month in which the date immediately preceding the six (6) year anniversary of the Commencement Date shall occur, subject to the terms and conditions of Section 1.05 hereof; and

2.ONE MILLION SEVEN HUNDRED SEVENTEEN THOUSAND EIGHT HUNDRED FORTY-FIVE and 00/100 DOLLARS ($1,717,845.00) with respect to the remainder of the Demised Term (referred to as the “Second Rent Period”).

B.The Fixed Rent, any increases in the Fixed Rent and any additional rent payable pursuant to the provisions of this Lease shall be payable by Tenant to Owner at its office (or at such other place as Owner may designate in a notice to Tenant) in lawful money of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment or by Tenant’s good check drawn on a bank or trust company whose principal office is located in New York City and which is a member of The Clearing  House Association L.L.C. without prior demand therefor and without any offset or deduction whatsoever except as otherwise specifically provided in this Lease.    Notwithstanding the foregoing, Tenant may pay the monthly installments of Fixed Rent set forth in this Section 1.03B, and any increases in Fixed Rent pursuant to Article 23 which are billed to Tenant at the same time as such monthly installments of Fixed Rent, and any additional rent then due and payable by wire transfer to the account of Owner, provided that (a) Tenant shall give Owner twenty  (20) days’ prior written notice of Tenant’s intent to pay such sums via wire transfer at the time Tenant first elects to do same, (b) Tenant shall give a confirmation of such wire transfer as soon as possible to Owner’s e-mail address wireflag@rudin.com (or any other e-mail address of which Owner gives Tenant notice), and (c) such wire transfer shall be received by Owner no later than two (2) days after the date upon which such sums are due and payable.  The Fixed Rent shall be payable in equal monthly installments in advance, on the first (1st) day of each month during the Demised Term (except as otherwise provided in Subsection C of this Section) as follows:

1.ONE HUNDRED THIRTY-THREE THOUSAND SEVENTY-TWO and 50/100 DOLLARS ($133,072.50) with respect to the First Rent Period; and

2.ONE HUNDRED FORTY-THREE THOUSAND ONE HUNDRED FIFTY-THREE and 75/100 DOLLARS ($143,153.75) with respect to the Second Rent Period.

C.The sum of ONE HUNDRED THIRTY-THREE THOUSAND SEVENTY-TWO and 50/100 DOLLARS ($133,072.50), representing the installment of Fixed Rent for the first (1st) full calendar month of the Demised Term after the expiration of the Rent Holiday Period (as hereinafter defined), is due and payable at the time of the execution and delivery of this Lease.  In the event that the Rent Commencement Date (as hereinafter defined) shall occur on a date other than the first (1st) day of any calendar month, Tenant shall pay to Owner, on the first (1st) day of the month next succeeding the month during which the Rent Commencement Date shall occur, a sum equal to the per diem Fixed Rent for such month, multiplied by the number of calendar days in the period from the Rent Commencement Date to the last day of the month in which the Rent Commencement Date shall occur, both inclusive. Such payment, together with the sum paid by Tenant upon the execution of this Lease, shall constitute payment of the Fixed Rent for the period from the Rent Commencement Date to and including the last day of the next succeeding calendar month.

D.If Tenant shall have accessed,  used or occupied all or any part of the Demised Premises prior to the Commencement Date, such access, use or occupancy shall be deemed to be under all of the terms, covenants and conditions of this Lease, including, without limitation, the provisions of Section 19.02 of this Lease (other than the covenant to pay Fixed Rent) for the period from the commencement of said access, use or occupancy to and including the date immediately preceding the Commencement Date, without, however, affecting the Expiration Date.  The provisions of the foregoing sentence shall not be deemed to give to Tenant any right to access, use or occupy all or any part of the Demised Premises prior to the Commencement Date without the consent of Owner.

Section 1.04.Tenant’s General Covenant:    Tenant covenants (i) to pay the Fixed Rent, any increases in the Fixed Rent, and any additional rent payable pursuant to the provisions of this Lease, and (ii) to observe and perform, and to permit no violation of, the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed.

Section 1.05.Rent Holiday:  Tenant shall be entitled to a rent holiday and shall not be required to pay any portion of the Fixed Rent or increases therein pursuant to Article 23 with respect to the period (the “Rent Holiday Period”) commencing on the Commencement Date and ending on the date immediately preceding the day twelve (12) months immediately following the Commencement Date but during such period of twelve (12)  months Tenant shall otherwise be required to comply with all of the other terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed.  The date next following the expiration of the Rent Holiday Period is referred to as the “Rent Commencement Date”.   The Rent Commencement Date may be subject to extension as provided in Section 12.02D of this Lease.

ARTICLE 2

USE AND OCCUPANCY

Section 2.01.General Covenant of Use:  Tenant shall use and occupy the Demised Premises for the following purpose:    general, executive and administrative offices and Tenant may use reasonable portions of the Demised Premises for other uses reasonably ancillary to such general, executive and administrative office use, provided that any such ancillary uses do not violate the certificate of occupancy for the Building or Legal Requirements (as defined in Section 6.01).

Section 2.02.No Adverse Use:  Tenant shall not use or occupy, or permit the use or occupancy of, the Demised Premises or any part thereof, for any purpose other than the purpose specifically set forth in Section 2.01, or in any manner which, in Owner’s reasonable judgment, (a) shall adversely affect or interfere with (i) any services required to be furnished by Owner to Tenant or to any other tenant or occupant of the Building, or (ii) the proper and economical rendition of any such service, or (iii) the use or enjoyment of any part of the Building by any other tenant or occupant, or (b) shall tend to impair the character or dignity of the Building.

Section 2.03.  Pantry Use:  Tenant may not undertake any “cooking” activities in the Demised Premises or have a kitchen therein, but Tenant may have a  pantry in the Demised Premises for use by Tenant’s employees and guests and may use therein a dishwasher (provided the use of an ordinary kitchen grade type dishwasher shall be considered ordinary water consumption for the purpose of Section 29.05, but the use of an industrial or commercial type dishwasher shall not be considered ordinary water consumption) hot plates, refrigerators, freezers, sinks, toaster ovens and microwave ovens, provided that no such use shall require use of a flue or other means of venting, a rotoclone, or similar type equipment by reason of cooking, frying or otherwise and that Tenant also make such Alterations as are necessary in Owner’s  reasonable judgment to prevent noise, vibrations, water, or odors from such equipment from interfering with the Building systems or use or occupancy or enjoyment of the Building by Owner or other tenants, including, without limitation, equipping any and all water piping with spill protection and alarming reasonably acceptable to Owner.

ARTICLE 3

ALTERATIONS

Section 3.01.General Alteration Covenants:  Tenant shall not make or perform, or permit the making or performance of, any alterations, installations, decorations, improvements, additions or other physical changes in or about the Demised Premises (referred to collectively, as “Alterations” and individually as an “Alteration”) without Owner’s prior consent in each instance.  Owner agrees not unreasonably to withhold,  delay or condition its consent to any non-structural Alterations proposed to be made by Tenant to adapt the Demised Premises for Tenant’s business purposes. Owner agrees that Tenant may, without Owner’s prior consent, make Alterations which are merely decorative or cosmetic changes or other non-structural Alterations in the Demised Premises, provided that the estimated cost of same constituting a single project shall not exceed the sum of SEVENTY-FIVE THOUSAND and 00/100 DOLLARS ($75,000.00) and the same shall not affect the electrical system (as opposed to fixtures, with it understood that Tenant shall not be entitled to remove, relocate or add to the same), plumbing system (as opposed to fixtures, with it understood that Tenant shall not be entitled to remove, relocate or add to the same), heating, ventilation, air-conditioning or any other Building system or any portion of the Building outside of the Demised Premises (any such merely decorative or cosmetic Alteration meeting the aforesaid criteria is referred to as a “Decoration”, and any such other non-structural Alteration meeting the aforesaid criteria is referred to as a “Qualified Non-Structural Alteration”).  Although Owner’s consent shall not be required with respect to whether Tenant may perform any Qualified Non-Structural Alteration, at least ten (10) days prior to the commencement of such work, Tenant shall submit to Owner detailed plans and specifications as required under Section I below to enable Owner to determine the nature and extent of such work and to allow Owner to review the manner in which any such proposed Qualified Non-Structural Alterations are to be performed. Notwithstanding the foregoing provisions of this Section or Owner’s consent to any Alterations, all Alterations shall be made and performed in conformity with and subject to the following provisions:

A.All Alterations shall be made and performed at Tenant’s sole cost and expense, subject to Owner’s Work Contribution (as defined in Section 3.08 hereof), and at such time and in such manner as Owner may, from time to time, reasonably designate;

B.No Alteration shall adversely affect the structural integrity of the Building;

C.Alterations shall be made only by contractors or mechanics approved by Owner, such approval not to be unreasonably withheld,  conditioned or delayed (notwithstanding the foregoing, all Alterations requiring mechanics in trades with respect to which Owner has adopted or may hereafter adopt a list or lists of approved contractors, which list or lists shall include at least five (5) contractors per trade, shall be made only by contractors selected by Tenant from such list or lists and Owner shall have sole discretion with respect to the contractor performing connections to the Building Class E Fire Alarm and Communication system, with Owner agreeing to cause such contractor performing connections to the Class E Fire Alarm and Communication System shall charge commercially reasonable rates);

D.No Alteration shall affect any part of the Building other than the Demised Premises or adversely affect any service required to be furnished by Owner to Tenant or to any other tenant or occupant of the Building (including, without limitation, the Building-wide standard systems required to provide elevator, heat, ventilation, air-conditioning and electrical and plumbing services in the Building);

E.No Alteration shall reduce the value or utility of the Building or any portion thereof;

F.No Alteration shall affect the Certificate of Occupancy for the Building or the Demised Premises;

G.No Alteration shall affect the outside appearance of the Building or the color or style of any venetian blinds (except that Tenant may remove any venetian blinds provided that they are promptly replaced by Tenant with Building standard blinds);

H.All business machines and mechanical equipment shall be placed and maintained by Tenant in settings sufficient, in Owner’s judgment, to absorb and prevent vibration, noise and annoyance to other tenants or occupants of the Building;

I.Tenant shall submit to Owner detailed plans and specifications stamped by Tenant’s architect (including layout, architectural, mechanical and structural drawings) for each proposed Alteration and shall not commence any such Alteration without first obtaining Owner’s approval of such plans and specifications, which approval shall not be unreasonably withheld or delayed with respect to Alterations to which Owner’s consent is not required or to which Owner has agreed hereunder to not unreasonably withhold consent.   If detailed plans and specifications (i) would not, in accordance with good construction practice typically be prepared for such proposed Qualified Non-Structural Alteration, (ii) are not prepared by or on behalf of Tenant and (iii) are not required to be filed with any Governmental Authority in connection with obtaining permits required to perform the same, then in lieu of submitting detailed plans and specifications, and notwithstanding the terms and conditions of this Subsection I, Tenant shall submit detailed information (along with any existing more general plans or drawings) to enable Owner to determine the nature and extent of the work proposed to be performed.  Following the completion of each Alteration, Tenant shall submit to Owner a computerized “as built” drawing file for the Demised Premises (or if the Demised Premises comprise more than one (1) floor, for each floor of the Demised Premises being altered); such file will be in DXF format and contain, on a separate layer, all ceiling-height partitions and doors within the Demised Premises (or if the Demised Premises comprise more than one (1) floor, within each floor of the Demised Premises being altered); Owner shall respond to Tenant’s request for approval of any plans and specifications submitted by Owner to Tenant with respect to any Alterations within fifteen (15) business days of the submission (or ten (10) business days of any resubmission), and if Owner shall withhold its approval, it shall notify Tenant of its reasons therefore;

J.Prior to the commencement of each proposed Alteration, Tenant shall have procured and paid for and exhibited to Owner, so far as the same may be required from time to time, all permits, approvals and authorizations of all Governmental Authorities (as defined in Section 6.01.) having or claiming jurisdiction;

K.Prior to the commencement by each worker of its portion of a proposed Alteration, Tenant shall furnish to Owner duplicate original policies of workmen’s compensation insurance covering such persons to be employed in connection with such portion of the Alteration, including those to be employed by all contractors and subcontractors, and of commercial general liability insurance (including property damage coverage) in which Owner, its agents, the holder of any Mortgage (as defined in Section 7.01.) and any lessor under any Superior Lease (as defined in Section 7.01.) shall be named as parties insured, which policies shall be issued by companies, and shall be in form and amounts, satisfactory to Owner and shall be maintained by Tenant until the completion of such Alteration;

L.In the event Owner or its agents employ any independent architect or engineer to examine any plans or specifications submitted by Tenant to Owner in connection with any proposed Alteration, Tenant agrees to pay to Owner a sum equal to any reasonable out-of-pocket fees and expenses incurred by Owner in connection therewith; however, in no event shall Owner impose any charge for its internal review of any plans or specifications or charge any supervisory or similar fees in connection with Alterations. Reasonable substantiation for such fees shall be furnished to Tenant upon request;

M.All fireproof wood test reports, electrical and air conditioning certificates, and all other permits, approvals and certificates required by all Governmental Authorities shall be timely obtained by Tenant and submitted to Owner;

N.All Alterations, once commenced, shall be made promptly and in a good and workmanlike manner;

O.Notwithstanding Owner’s approval of plans and specifications for any Alteration, all Alterations shall be made and performed in full compliance with all Legal Requirements and with all applicable rules, orders, regulations and requirements of the New York Board of Fire Underwriters and the New York Fire Insurance Rating Organization or any similar body;

P.All Alterations shall be made and performed in accordance with the Building Rules and Building Rules for Alterations.  A copy of the Building Rules for Alterations in effect as of the date hereof have been provided to Tenant.  In the event of any conflict between the provisions of this Lease and the provisions of any Building Rule for Alterations, the provisions of the Building Rules for Alterations shall govern;

Q.All materials and equipment to be installed, incorporated or located in the Demised Premises as a result of all Alterations shall be new and first quality;

R.No materials or equipment shall be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement of any kind;

S.Tenant, before commencement of each Alteration (other than (x) Tenant’s Initial Installation and (b) Alterations, the estimated cost of same constituting a single project shall not exceed

$500,000.00 for the project), shall furnish to Owner a performance bond or other security reasonably satisfactory to Owner, in an amount at least equal to the estimated cost of such Alteration, guaranteeing the performance and payment thereof;

T.No Alteration shall be commenced unless any preceding Alteration shall have been fully paid for and proof of such payment furnished to Owner; provided, however, that this Section 3.01T shall not apply to (i) phased work constituting parts of a single Alteration by Tenant, or (ii) amounts concerning which a bona fide dispute with the contractor or vendor is then pending and which Tenant is diligently attempting to resolve;

U.Promptly following the completion of each Alteration, Tenant, at Tenant’s expense, shall obtain certificates of final approval of such Alteration required by any Governmental Authority and shall furnish Owner with copies thereof;

V.Tenant agrees that Tenant will not install, affix, add or paint in or on, nor permit, any work of visual art (as defined in the Federal Visual Artists’ Rights Act of 1990 or any successor law of similar import) or other Alteration to be installed in or on, or affixed, added to, or painted on, the interior or exterior of the Demised Premises, or any part thereof, including, but not limited to, the walls, floors, ceilings, doors, windows, fixtures and on land included as part of the Demised Premises, which work of visual art or other Alteration would, under the provisions of the Federal Visual Artists’ Rights Act of 1990, or any successor law of similar import, require the consent of the author or artist of such work or Alteration before the same could be removed, modified, destroyed or demolished;

W. Tenant, prior to Tenant’s performance of any Alteration, shall have the right to request, by notice to Owner (the “Specialty Alteration Notice”), that Owner designate whether any Alterations set forth on plans and specifications referenced by Tenant shall or shall not be a Specialty Alteration (as defined in Article 21).  In the event that Tenant shall deliver a Specialty Alteration Notice to Owner at the same time that Tenant submits Tenant’s plans and specifications, then Owner shall respond at the same time that Owner shall comment upon Tenant’s plans.  If Tenant shall request such designation when requesting consent to an Alteration for which plans and specifications are not required pursuant to Section 3.01I, Owner shall respond when Owner grants or withholds consent to such Alteration.  If Tenant makes such inquiry subsequent to Owner’s commenting upon Tenant’s plans and specifications, Owner shall respond reasonably promptly under the circumstances. If Tenant makes such request and Owner does not designate such Alteration as a Specialty Alteration, then Owner shall not have the right to require Tenant to remove such Alteration upon the expiration or earlier termination of the Demised Term or at any time thereafter or to pay for Owner to remove the same; and

Z. No Owner consent (as set forth above) and no submission or review of plans referred to in Subsection I above shall be required for performance by Tenant of any Decoration, provided that such work is performed in compliance with the requirements of this Article (except for Subsection I above). Tenant shall, however, within a reasonable period of time prior to the commencement of the performance of the Decoration, provide Owner with reasonably detailed information setting forth the nature of the Decoration to be done, the anticipated scheduling of the same, the parties performing such work and any other information with respect to the performance of such Decoration which may be reasonably requested by Owner.

Section 3.02.No Consent to Contractor/No Mechanics Lien:  Nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Owner, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialmen, for the performance of any labor or the furnishing of any material for any specific Alteration to, or repair of, the Demised Premises, the Building, or any part of either.  Any mechanic’s or other lien filed against the Demised Premises or the Building or the Real Property for work claimed to have been done for, or materials claimed to have been furnished to, Tenant or any person claiming through or under Tenant or based upon any act or omission or alleged act or omission of Tenant or any such person shall be discharged by Tenant, at Tenant’s sole cost and expense, within thirty (30) days after receipt of notice of the filing of such lien.

Section 3.03.Labor Harmony:  Tenant shall not, at any time prior to or during the Demised Term, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Demised Premises, whether in connection with any Alteration or otherwise, if such employment will interfere or cause any conflict with other contractors, mechanics, or laborers engaged in the construction, maintenance or operation of the Building by Owner, Tenant or others.  In the event of any such interference or conflict, Tenant, upon demand of Owner, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.

Section 3.04.Compliance with Fire Safety:  Without in any way limiting the generality of the provisions of Section 3.01, all Alterations shall be made and performed in full compliance with all standards and practices adopted by Owner for fire safety in the Building.  No Alteration shall affect all or any part of any Class E Fire Alarm and Communication system installed in the Demised Premises, except that in connection with any such Alteration Tenant may relocate certain components of such system, provided (i) such relocation shall be performed in a manner first reasonably approved by Owner, (ii) the new location of any such component shall be first reasonably approved by Owner, (iii) prior to any such relocation Tenant shall submit to Owner detailed plans and specifications therefor which shall be first reasonably approved by Owner and (iv) Owner shall have the election of relocating such components either by itself or by its contractors, in which event all reasonable out-of-pocket expenses incurred by Owner shall be reimbursed by Tenant upon demand of Owner, as additional rent.

Section 3.05.Sprinklers:  A.In the event that Tenant performs any Alterations in the Demised Premises, Tenant, as part of such Alterations, shall be required to (x) install a sprinkler distribution system in the Demised Premises to the extent not theretofor installed, which system shall connect to the Building’s Sprinkler Standpipe (as defined herein), and (y) make all modifications to any existing sprinkler distribution system serving the Demised Premises up to the point of connection to the Building’s Sprinkler Standpipe, which modifications are necessary in connection with such Alterations, and in connection with the foregoing the following provisions of this Section shall apply:  (i) such sprinkler distribution system and/or modifications thereto shall comply with all applicable laws, orders, rules and regulations; (ii) the supplying and installing of any such sprinkler distribution system and/or modifications thereto shall be made in accordance with the provisions of this Lease, including but not limited to the provisions of this Article and Article 6 and the type, brand, location and manner of installation of such sprinkler distribution system and/or modifications thereto shall be subject to Owner’s prior approval; and (iii) Tenant shall make all repairs and replacements, as and when necessary, to such sprinkler distribution system including any modifications thereto and any replacements thereof.  Notwithstanding the aforesaid provisions of this Section, Owner shall have the election of supplying and installing such sprinkler distribution system and/or modifications thereto either by itself or by its agents or contractors, in which event all reasonable, out-of-pocket costs and expenses incurred by Owner in connection with supplying and installing such sprinkler distribution system and/or modifications thereto and any repairs or replacements of such sprinkler distribution system as the same may be modified and any replacements thereof made by Owner, at Owner’s election, shall be paid by Tenant to Owner within thirty (30) days next following the rendition of a statement thereof by Owner to Tenant.  Notwithstanding anything contained in this Lease to the contrary, such sprinkler system, or any replacement thereof and any modifications and/or installations in connection therewith, whether made by Tenant or Owner, shall upon expiration or sooner termination of the Demised Term be deemed the property of Owner.    The term “Building’s Sprinkler Standpipe” shall mean the Building’s combination standpipe vertical sprinkler supply riser and control assembly and all such other sprinkler infrastructure to such vertical system required to comply with Legal Requirements, including but not limited to, fire pumps, valve connections, hose racks, inclusive of the floor control valve and both a flow switch and a tamper switch with the inspector’s test connection on the floor of the Demised Premises and other fire suppression components  necessary for a complete operable sprinkler system to which the sprinkler distribution piping serving the Demised Premises will connect.

B.Owner and Tenant agree that during the Demised Term, Owner shall perform maintenance on and shall repair and replace, if necessary, the Building’s Sprinkler Standpipe to which any sprinkler distribution system installed to serve the Demised Premises shall connect, in order to keep such Building’s Sprinkler Standpipe in good working order and in compliance with Legal Requirements, unless the necessity for such repairs was occasioned by the negligence or willful misconduct of Tenant or any person claiming through or under Tenant, in which event, subject to the provisions of Section 9.02, Owner shall repair the same at Tenant’s cost and expense.  Owner shall also be responsible for performing inspections of the Building’s Sprinkler Standpipe as required by Legal Requirements.  Tenant shall give Owner reasonable access (which access shall be, except in cases of emergency, after reasonable advance notice (which may be oral, mailed, delivered or left at the Demised Premises notwithstanding any contrary provisions of Article 27)) to the Demised Premises to perform such maintenance, repair, replacement and inspections. Tenant agrees that Tenant shall be responsible for maintaining, repairing and replacing all portions of the sprinkler distribution system serving the Demised Premises from the point of connection to the Building’s Sprinkler Standpipe.

Section 3.06.Asbestos or Other Asbestos Containing Materials:  A.In the event that, at any time during the Demised Term, in connection with any Alterations proposed to be performed by Tenant in the Demised Premises Tenant is unable to obtain a New York City Department of Environmental Protection Form ACP5 dated 2/01 (or any successor form), signed by a certified asbestos investigator, or any other form or approval required by Federal, State, County or Municipal authorities, indicating that said Alterations do not constitute an asbestos project, Owner agrees, upon notice from Tenant to such effect, to perform such work as shall be required to enable Tenant to obtain any such form or approval.

B.If any Legal Requirements require that any asbestos or other asbestos containing material contained in or about the Demised Premises be removed or dealt with in any particular manner, then it shall be Owner’s obligation, at Owner’s expense, to remove or so deal with such asbestos or other asbestos containing material in accordance with such Legal Requirements.

C.Notwithstanding the provisions of Subsections A and B of this Section, in the event any work performed by Owner pursuant to the provisions of either or both of such Subsections is in any way disturbed or damaged by Tenant or any person claiming through or under Tenant, or asbestos or other asbestos containing material is installed in the Demised Premises by or on behalf of Tenant, or any person claiming through or under Tenant, Owner shall have no responsibility in connection therewith and no obligation to perform any work with respect thereto, but it shall be Tenant’s obligation, at Tenant’s expense, to (i) perform such work as shall be required to enable Tenant to obtain any form or approval referred to in Subsection A, and (ii) remove or so deal with such asbestos or other asbestos containing material in accordance with all such Legal Requirements referred to in Subsection B.  Any work required to be performed by Tenant pursuant to the provisions of the foregoing sentence is referred to as the “Compliance Work”.  In the event Tenant is required to perform any Compliance Work then, notwithstanding anything to the contrary contained in this Subsection C, Owner, at Owner’s election, shall have the option to itself perform any Compliance Work and, in such event, Tenant shall pay to Owner all of Owner’s costs in connection therewith within ten (10) days next following the rendition of a statement thereof by Owner to Tenant.

D.Since current Legal Requirements state that no New York City Department of Environmental Protection Form ACP-5 dated 2/01 (or any successor form) may be issued without plans and specifications for the Alterations in question, wherever in this Lease Owner has agreed to supply Tenant with a New York City Department of Environmental Protection form ACP-5 dated 2/01 (or any successor form), Owner’s obligation to supply such form shall be conditioned on the requirement that Tenant has delivered to Owner such plans and specifications for the Alterations in question to enable Owner to obtain such form.

E.Owner shall also deliver to Tenant an ACP-5 with respect to Tenant’s Initial Installation (as defined herein) reasonably promptly after Owner’s approval of Tenant’s plans therefor.

Section 3.07.Dispute Resolution:  Any dispute with respect to the reasonability of any failure or refusal of Owner to grant its consent or approval to any request for such consent or approval pursuant to the provisions of Section 3.01 with respect to which request Owner has agreed, in such Section not unreasonably to withhold such consent or approval, shall be determined by arbitration in accordance with the provisions of Article 36.

Section 3.08.Tenant’s Initial Installation/ Owner’s Work Contribution:  A.     Promptly after the Commencement Date, Tenant shall, at Tenant’s cost and expense, perform various Alterations in the Demised Premises required for Tenant’s occupancy and use of the Demised Premises and conduct of its business therein.  Such Alterations (referred to as “Tenant’s Initial Installation”) shall be made and performed in accordance with the provisions of this Lease, including, without limitation, the provisions of Articles 3 and 6 hereof. Tenant shall prosecute Tenant’s Initial Installation to completion with all reasonable diligence.  Upon completion of Tenant’s Initial Installation, the Demised Premises shall be fully sprinklered and in compliance with all Legal Requirements, except that Owner shall, as part of Owner’s Initial Work and as more particularly described in Section 12.02, provide a unisex restroom that complies with the New York City Local Law #58 of 1987 and the Americans With Disabilities Act and any successor laws of like import (collectively, the “ADA”).

B.(1)Subject to the provisions and requirements of this Section 3.08, and provided that Tenant is not then in default (x) under any of the terms, covenants or conditions of this Lease on the part of Tenant to be observed or performed other than the payment of Fixed Rent and increases thereto due under Article 23 of the Lease, beyond the applicable notice and grace period set forth in the Lease or (y) of the covenants to pay the Fixed Rent and increases thereto under Article 23, Owner shall contribute the sum of not more than ONE MILLION EIGHT HUNDRED FOURTEEN THOUSAND SIX HUNDRED TWENTY-FIVE and 00/100 DOLLARS ($1,814,625.00) in the aggregate toward the cost and expense actually incurred by Tenant with respect to Tenant’s Initial Installation.  Owner’s contribution on account of Tenant’s Initial Installation is referred to as “Owner’s Work Contribution”.   Irrespective of the actual cost and expense of Tenant’s Initial Installation, in no event shall Owner’s Work Contribution exceed the aggregate sum of ONE MILLION EIGHT HUNDRED FOURTEEN THOUSAND SIX HUNDRED TWENTY-FIVE and 00/100 DOLLARS ($1,814,625.00).  In no event shall a sum greater than the aggregate amount of TWO HUNDRED SEVENTY-TWO THOUSAND ONE HUNDRED NINETY-FOUR and 00/100 DOLLARS ($272,194.00) of Owner’s Work Contribution be applicable to Soft Costs (as defined herein).  For purposes of this Section 3.08, “Soft Costs” shall mean those so-called “soft” costs and expenses incurred by Tenant in connection with Tenant’s Initial Installation for consultant, architectural, engineering, designer, permit and filing costs and fees (as opposed to so-called “hard costs” of Alterations that shall become permanently affixed to the Demised Premises).

(2)Subject to the provisions of the following Paragraph (3) of this Subsection B, and provided that Tenant is not then in default (x) under any of the terms, covenants or conditions of this Lease on the part of Tenant to be observed or performed other than the payment of Fixed Rent and increases thereto due under Article 23 of the Lease, beyond the applicable notice and grace period set forth in the Lease or (y) of the covenants to pay the Fixed Rent and increases thereto under Article 23, Owner shall distribute Owner’s Work Contribution on account of Tenant’s Initial Installation as the work with respect thereto progresses, upon Tenant’s submission to Owner of (i) paid receipts and copies of checks or other evidence of payment, in form reasonably acceptable to Owner, for the cost and expense of Tenant’s Initial Installation (with it understood that Tenant shall deliver copies of cancelled checks to Owner when received by Tenant), and (ii) partial waivers of mechanic’s liens from all contractors, subcontractors, materialmen and laborers who performed any services or delivered any materials in connection with Tenant’s Initial Installation and which services or materials are the subject of the distribution in question by Owner to Tenant of Owner’s Work Contribution, provided however, that at no time shall Owner be required to pay more than the value of the work in place and Soft Costs, subject to the provisions of Subsection B(1) of this Section 3.08, and provided further that any such work shall comply with any plans and specifications previously approved by Owner and shall otherwise comply with the requirements of this Lease and Tenant’s request for distribution shall be accompanied by a certification of Tenant’s architect or designer to that effect.  If requested, Tenant shall also deliver to Owner a certification from an officer of Tenant stating that all such receipts submitted to Owner have, in fact, been paid by Tenant.  Distributions of Owner’s Work Contribution shall be made not more than monthly.  Each such Tenant’s request for the disbursement of Owner’s Work Contribution shall also include written information in reasonable detail provided on AIA Form G702 Application for Payment with Continuation Sheet AIA Form 703 attached, so that Owner can readily determine the type, class and respective amounts of the expenditures made with such sums requested (i.e.:  the type of “hard costs” or “soft costs” etc.), and Tenant shall reasonably cooperate with Owner to provide Owner with further information in the event that Owner has any inquiries with respect to the same. In the event that the Tenant shall not be entitled to receive a disbursement of Owner’s Work Contribution by reason of a default by Tenant under the terms and conditions of this Lease on Tenant’s part to be observed and performed as set forth in the first sentence of this Subsection B(2) of this Section 3.08 (such a disbursement being referred to herein as a “Refused Disbursement”), and in the further event that Tenant shall subsequently cure such default (without any obligation of Owner to accept such cure after the expiration of the applicable notice and grace periods set forth in Article 16 of this Lease unless (i) Tenant gives to Owner a notice to the effect that Tenant has cured such default and is therefore requesting that Owner remit to Tenant the Refused Disbursement, and (ii) Owner does not commence the exercise of any of its remedies under this Lease within forty-five (45) days of the giving of such notice by Tenant to Owner), then, following the acceptance, if any, by Owner of such cure by Tenant, Tenant shall be entitled to receive such Refused Disbursement in accordance with, and subject to, the terms and provisions of this Subsection B of this Section 3.08.

(3)Notwithstanding the aforesaid, Owner shall not be required to disburse the last ten percent (10%) of Owner’s Work Contribution until the occurrence of all of the following:  (i) completion of Tenant’s Initial Installation in accordance with the plans and specifications approved by Owner and otherwise in accordance with the provisions of this Lease and a certification by Tenant’s architect or designer to that effect (which certification may be provided on AIA Form G704 Certificate of Substantial Completion), (ii) proof in form reasonably satisfactory to Owner of complete payment by Tenant of the cost and expense of such Tenant’s Initial Installation (including copies of all cancelled checks not previously delivered to Owner and receipt of final waivers of mechanics liens from all contractors, subcontractors, materialmen and laborers who performed any services or delivered any materials in connection with such Tenant’s Initial Installation), and (iii) proof that all consents, approvals or signoffs (other than the fire alarm) to be obtained by Tenant under any Legal Requirements or as required by any Governmental Authority  have been obtained; upon compliance of the aforesaid, then, provided that Tenant is not then in default (x) under any of the terms, covenants or conditions of this Lease on the part of Tenant to be observed or performed other than the payment of Fixed Rent and increases thereto due under Article 23 of the Lease, beyond the applicable notice and grace period set forth in the Lease or (y) of the covenants to pay the Fixed Rent and increases thereto under Article 23, the balance of Owner’s Work Contribution (less $50,000.00 of Owner’s Work Contribution, which shall be distributed to Tenant at such time as Tenant shall submit fire alarm signoffs) shall thereafter be distributed to Tenant in accordance with the provisions of this Section 3.08.     In the event that Tenant shall not be entitled to receive the distribution described in the immediately preceding sentence (the “Final Disbursement”) by reason of a default by Tenant under the terms and conditions of this Lease on Tenant’s part to be observed and performed as set forth in such immediately preceding sentence, and in the further event that Tenant shall subsequently cure such default (without any obligation of Owner to accept such cure after the expiration of such applicable notice and grace periods hereunder unless (i) Tenant gives to Owner a notice to the effect that Tenant has cured such default and is therefore requesting that Owner remit to Tenant the Refused Disbursement, and (ii) Owner does not commence the exercise of any of its remedies under this Lease within forty-five (45) days of the giving of such notice by Tenant to Owner), then, following the acceptance, if any, by Owner of such cure by Tenant, Tenant shall be entitled to receive the Final Disbursement in accordance with, and subject to, the terms and provisions of this Subsection B of this Section 3.08.

C.The making of the Owner’s Work Contribution by Owner shall constitute a single nonrecurring obligation on the part of Owner.  In the event this Lease is renewed or extended for a further term by agreement or operation of law, Owner’s obligation to give Owner’s Work Contribution or any part thereof shall not apply to any such renewal or extension.

D.Tenant acknowledges and agrees that Owner is merely acting on behalf of Tenant in connection with the disbursement of the Owner’s Work Contribution in accordance with the provisions of this Section 3.08 to Tenant for the contractors, suppliers and materialmen employed in connection with Tenant’s Initial Installation, and that Owner shall have no obligation, liability or responsibility to any of the contractors, suppliers or materialmen seeking any of the Owner’s Work Contribution pursuant to any of the aforesaid contracts or agreements with such contractors, suppliers or materialmen or otherwise, provided that Owner shall be obligated to disburse such Owner’s Work Contribution only as expressly provided by the provisions of this Section 3.08.  Nothing contained in this Section 3.08 shall relieve Tenant of any obligations or liabilities to such contractors, suppliers or materialmen under such contracts, agreements or otherwise.  Nothing contained in this Section 3.08 shall relieve any obligations of Tenant under Sections 3.02 or 3.03 of this Lease.  Tenant shall indemnify Owner and Owner’s Indemnitees from all loss, cost, liability and expense, including but not limited to reasonable counsel fees, incurred in connection with, or arising from, any claims or actions by any contractors, suppliers or materialmen employed in connection with Tenant’s Initial Installation,  except to the extent that the same arises as a result of the failure by Owner to disburse all or any portion of Owner’s Work Contribution in accordance with the terms of this Section 3.08.

Section 3.09.Permits and Approvals:  A.Owner, at no cost or expense or liability to Owner, agrees to reasonably cooperate with Tenant and, at Tenant’s sole cost and expense, join in any application by Tenant to the extent Owner is required to be a party thereto for any licenses, approvals and authorizations for the performance of any approved Alterations in and to the Demised Premises using the New York City Department of Buildings regular filing policies, provided (a) Owner is reasonably satisfied as to the contents of any such application and (b) Tenant shall indemnify Owner against any loss, cost, liability, damage and expense, including, but not limited to, reasonable counsel fees, arising out of, or from, the execution by Owner of any such application.

B.Tenant shall be permitted to “self-certify” with respect to its architectural drawings only for Tenant’s Initial Installation and Owner, at no expense to Owner, agrees to reasonably cooperate with Tenant and its architect and, at Tenant’s expense, join in a priority filing application under the so-called “Professional Certification Program” with the New York City Department of Buildings solely with respect to such architectural plans, provided (i) Owner is reasonably satisfied as to the factual contents of any such application (ii) such Alterations shall be permitted by the provisions of this Lease and with it understood that self-certification may be used only for architectural plans (and not for plans or work that pertain to fire protection, life-safety, MEP and/or structural aspects, (iii) the plans for such work shall have been prepared by a licensed architect reasonably acceptable to Owner, with it understood TPG is so acceptable, and (iv) Tenant shall first execute Owner’s standard priority filing letter, the form of which is attached hereto as Exhibit 1 and made a part hereof.  Tenant hereby agrees to indemnify Owner against any loss, cost, liability, damage and expense, including, but not limited to, reasonable counsel fees, arising out of, or in connection with the execution by Owner of any such priority filing application or the self-certification on behalf of Tenant, including, without limitation, regarding any construction or design not in compliance with Legal Requirements.

C.Tenant’s obligations set forth in this Section 3.09 and in any priority filing letter signed by Tenant shall survive the expiration or sooner termination of this Lease.

Section 3.10.Reasonable Access to Other Space:  If the performance of any Alterations by Tenant requires, in accordance with good construction practice, access to other space in the Building, Owner shall reasonably cooperate with Tenant in order that Tenant can gain reasonable access to such space, subject to security requirements of other tenants in the Building.  In connection with such access to other space, Tenant shall use commercially reasonable efforts to avoid interfering with other occupants of the Building.

ARTICLE 4

OWNERSHIP OF IMPROVEMENTS

Section 4.01.General Rights of Owner and Tenant:  A.All appurtenances, fixtures, improvements, additions and other property attached to or installed in the Demised Premises, whether by Owner or Tenant or others, and at Owner’s expense, or for which Owner has paid or made a contribution to defray the cost thereof, shall be and remain the property of Owner, and any replacements of any property of Owner shall be and remain the property of Owner and shall remain upon and be surrendered with the Demised Premises as a part thereof at the end of the Demised Term, subject to any obligations of Tenant set forth in Article 21 hereof.

B.All appurtenances, fixtures, improvements, additions and other property  attached to or installed by Tenant at Tenant’s sole expense upon or in the Demised Premises which are of a permanent nature and which cannot be removed without material damage to the Demised Premises or Building shall remain the property of Tenant during the term of this Lease (and Tenant shall be entitled to depreciate the cost and expense thereof) and at the end of the term of this Lease, shall become and thereafter remain the property of Owner and shall remain upon and be surrendered with the Demised Premises as a part thereof at the end of the term of this Lease, subject to any obligations of Tenant set forth in Article 21 hereof.

C.All fixtures, improvements, additions, furniture, furnishings and removable trade fixtures and equipment, installed at the sole expense of Tenant with respect to which Tenant has not been granted any credit or allowance by Owner, and which are removable without material damage to the Demised Premises shall be and remain the property of Tenant during the Demised Term and shall be removed at the end of the Demised Term as set forth in Article 21.

D. All appurtenances, fixtures, improvements, additions and other property attached to or installed in the Demised Premises, whether by Owner or Tenant or others, and whether at Owner’s expense, or Tenant’s expense, or the joint expense of Owner and Tenant, which are removable without material damage to the Demised Premises are referred to as “Tenant’s Personal Property”.

ARTICLE 5

REPAIRS

Section 5.01.Tenant’s Repair Obligations:  A.Tenant shall take good care of the Demised Premises (including, but not limited to, any Class E Fire Alarm and Communication system and any sprinkler system and any installations made or equipment installed therein as a result of any requirement of New York City Local Law #16 of 1984 or any successor law or like import, but in each case, only to the extent such systems exclusively serve the Demised Premises) and, at Tenant’s sole cost and expense, shall make all repairs and replacements, structural and otherwise, ordinary and extraordinary, foreseen and unforeseen as and when needed to preserve the Demised Premises (including, but not limited to, any Class E Fire Alarm and Communication system and any sprinkler system and any installations made or equipment installed therein as a result of any requirement of New York City Local Law #16 of 1984 or any successor law of like import,  but in each case, only to the extent such systems exclusively serve the Demised Premises) in good and safe working order and in first class repair and condition, except that Tenant shall not be required to make any structural repairs or structural replacements to the Demised Premises unless necessitated or occasioned by the acts, omissions or negligence of Tenant or any person claiming through or under Tenant or any of their servants, employees, contractors, agents, visitors or licensees, or by the particular manner of use or occupancy of the Demised Premises by Tenant or any such person (in contradistinction to the mere use or occupancy of the Demised Premises for office use).  For the purposes of this Article, the installation, maintenance, repair and replacement of a sprinkler system or part thereof or any work pertaining to such sprinkler system or, subject to the terms of Section 3.06, any repairs or work involving asbestos or any other hazardous materials or involving compliance with Local Laws #5 of 1973, #16 of 1984, #58 of 1987 and the Americans With Disabilities Act and any successor laws of like import shall be deemed to be non-structural repairs or replacements.  Without affecting Tenant’s obligations set forth in the preceding sentence, Tenant, at Tenant’s sole cost and expense, shall also (i) make all repairs and replacements, and perform all maintenance as and when necessary, to the lamps, tubes, ballasts, and starters in the lighting fixtures installed in the Demised Premises, (ii) make all repairs and replacements, as and when reasonably necessary, to Tenant’s Personal Property and to any Alterations made or performed by or on behalf of Tenant or any person claiming through or under Tenant, and (iii) if the Demised Premises shall include any space on any ground, street, mezzanine or basement floor in the Building, make all replacements, as and when necessary, to all windows and plate and other glass in, on or about such space, and obtain and maintain, throughout the Demised Term, plate glass insurance policies issued by companies, and in form and amounts, satisfactory to Owner, in which Owner, its agents and any lessor under any ground or underlying lease shall be named as parties insured, and (iv) perform all maintenance and make all repairs and replacements, as and when necessary, to any air conditioning equipment, private elevators, escalators, conveyors or mechanical systems (other than, in each case, the Building’s standard equipment and systems) which may be installed in the Demised Premises by Owner, Tenant or others.  However, the provisions of the foregoing sentence shall not be deemed to give to Tenant any right to install air conditioning equipment, elevators, escalators, conveyors or mechanical systems.  All repairs and replacements made by or on behalf of Tenant or any person claiming through or under Tenant shall be made and performed in conformity with, and subject to the provisions of Article 3 and shall be at least equal in quality and class to the original work or installation.  The necessity for, and adequacy of, repairs and replacements pursuant to this Article 5 shall be measured by the standard which is appropriate for first class office buildings of similar construction and class in the Borough of Manhattan, City of New York.

B.Tenant’s obligations under Subsection A of this Section 5.01 shall not include obligations to repair or maintain the Building plumbing equipment, Building mechanical equipment, Building electrical equipment, Building HVAC equipment or Building life safety equipment, provided, however, if any such repair or maintenance work is necessitated or occasioned by the acts, omissions or negligence of Tenant or any person claiming through or under Tenant or any of their servants, employees, contractors, agents, visitors or licensees, or by the particular manner of use or occupancy of the Demised Premises by Tenant or any such person, as opposed to the mere use of the Demised Premises for general office use, then Tenant shall reimburse Owner for the reasonable out of pocket costs and expenses thereof, subject to the provisions of Section 9.02 and the so-called “waiver of subrogation” provisions referred to therein.

Section 5.02.Owner’s Repair Obligations:  Supplementing the provisions of Section 5.0l, Owner, at Owner’s cost and expense, shall make (i) all structural repairs to the Demised Premises as and when required, (ii) all repairs necessary to furnish the elevator, plumbing, electrical, heating, ventilation and air conditioning services required to be furnished by Owner to Tenant under the provisions of Article 29, (iii) repairs and perform routine maintenance, if necessary, to the Building’s Sprinkler Standpipe, and (iv) all necessary repairs to the public portions of the Building which materially affect Tenant’s use and enjoyment of the Demised Premises, except that Owner shall not be required to make any of the repairs referred to in subdivision (i), (ii), or (iv) of this sentence if Tenant is obligated to make such repairs pursuant to the provisions of Section 5.0l.   Notwithstanding the foregoing provisions of this Section, (x) Owner shall have no obligation to make any repairs within the Demised Premises until specific notice of the necessity therefor shall have been given by Tenant to Owner, and (y) with respect to repairs other than repairs within the Demised Premises, Owner shall have no obligation to make any such repairs unless and until Owner has actual knowledge of the necessity therefor hereunder. Owner’s obligations under this Section 5.02 shall be subject to the provisions of Article 9 and the so-called “waiver of subrogation” provisions referred to therein.

ARTICLE 6

COMPLIANCE WITH LAWS

Section 6.01.General Tenant Covenants:  Tenant, at Tenant’s sole cost and expense, shall comply with all Legal Requirements which shall impose any duty upon Owner or Tenant with respect to the Demised Premises or the use or occupation thereof, including, but not limited to, the installation of, modification to and/or maintenance of a sprinkler distribution system (up to the point of connection to the Building’s Sprinkler Standpipe)  to serve the Demised Premises or any part thereof, or subject to Section 3.06,  any requirement that any hazardous material that were introduced by Tenant or anyone claiming by through or under Tenant be removed or dealt with in any particular manner, except that Tenant shall not be required to make any structural Alterations in order so to comply unless such Alterations shall be necessitated or occasioned, in whole or in part, by the acts, omissions, or negligence of Tenant or any person claiming through or under Tenant, or any of their servants, employees, contractors, agents, visitors or licensees, or by the particular manner of use or occupancy of the Demised Premises by Tenant or by any such person (in contradistinction to the mere use or occupancy of the Demised Premises for office use).  For all purposes of this Lease the term “Legal Requirements” shall mean all present and future laws, codes, ordinances, statutes, requirements, orders and regulations, ordinary and extraordinary, foreseen and unforeseen (including, but not limited to, the New York State Energy Conservation Construction Code, New York City Local Laws #5 of 1973, #16 of 1984 and #58 of 1987 and the Americans with Disabilities Act, and any successor laws of like import) of any Governmental Authority (hereinafter defined) and all directions, requirements, orders and notices of violations thereof.  For all purposes of this Lease, the term “Governmental Authority” shall mean the United States of America, the State of New York, the County of New York, the Borough of Manhattan, the City of New York, any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over Owner, Tenant, this Lease or the Real Property or any portion thereof.  Any work or installations made or performed by or on behalf of Tenant or any person claiming through or under Tenant pursuant to the provisions of this Article shall be made in conformity with, and subject to the provisions of Article 3.  For the purposes of this Article, the installation and maintenance of a sprinkler distribution system or part thereof or any work pertaining to such sprinkler distribution system or any requirement that any asbestos or other hazardous material be removed or dealt with in any particular manner or any Alterations required to comply with Local Law #5 of 1973, #16 of 1984, #58 of 1987 and the Americans With Disabilities Act and any successor laws of like import shall be deemed to be a non-structural Alteration.  Any work with respect to a sprinkler system shall be made in conformity with and subject to Owner’s obligations under the provisions of Section 3.05.  Compliance with any requirement regarding any asbestos or asbestos containing material shall be made in conformity with and subject to Owner’s obligations under the provisions of Section 3.06.

Section 6.02.Tenant’s Compliance with Owner’s Fire Insurance:  Tenant shall not do anything, or permit anything to be done, in or about the Demised Premises which shall (i) invalidate or be in conflict with the provisions of any fire and/or other insurance policies covering the Building or any property located therein, or (ii) result in a refusal by fire insurance companies of good standing to insure the Building or any such property in amounts reasonably satisfactory to Owner, or (iii) subject Owner to any liability or responsibility for injury to any person or property by reason of any business operation being conducted in the Demised Premises, or (iv) cause any increase in the fire insurance rates applicable to the Building or property located therein at the beginning of the Demised Term or at any time thereafter.  Tenant, at Tenant’s expense, shall comply with all present and future rules, orders, regulations and/or requirements of the New York Board of Fire Underwriters and the New York Fire Insurance Rating Organization or any similar body and the issuer of any insurance obtained by Owner covering the Building and/or the Real Property, whether ordinary or extraordinary, foreseen or unforeseen, including, but not limited to, the installation and maintenance of, or any other work pertaining to, any sprinkler system to serve the Demised Premises or any part thereof (subject to the terms of Section 3.05),  any requirement that any asbestos  be removed or dealt with in any particular manner (subject to the terms of Section 3.06) or that other hazardous material brought into the Building by Tenant be removed or dealt with in any particular manner and any requirement of New York City Local Law #5 of 1973, #16 of 1984, #58 of 1987 and the Americans With Disabilities Act or any successor laws of like import.   The foregoing, notwithstanding, Tenant shall not be required to make any structural Alterations in order so to comply with the provisions of this Section 6.02 if Tenant would not be required to do so under Section 6.01 in the event that the requirements referred to under this Section 6.02 were Legal Requirements.

Section 6.03.Fire Insurance Rates:  In any action or proceeding wherein Owner and Tenant are parties, a schedule or “make up” of rates applicable to the Building or property located therein issued by the New York Fire Insurance Rating Organization, or other similar body fixing such fire insurance rates, shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rates then applicable to the Building or property located therein.

Section 6.04.Owner’s Compliance with Legal Requirements:  Owner agrees solely to the extent that non-compliance by Owner materially adversely affects Tenant’s ability to use the Demised Premises for its normal business operations, Owner shall comply with all Legal Requirements and with all rules, orders, regulations and requirements of the New York Board of Fire Underwriters and the New York Fire Insurance Rating Organization or any similar body and the issuer of any insurance obtained by Owner covering the Building and/or the Real Property, which shall impose any duty upon Owner or Tenant with respect to the Demised Premises or the use or occupation thereof, or any public portion of the Building which affects Tenant’s use of the Demised Premises, all of which are of Building-wide application and with which Tenant is not required to comply pursuant to the provisions of Section 6.01 or 6.02; provided, however, Owner shall not be required to so comply unless and until Owner shall have received notice of the necessity therefor from Tenant.  All work required under this Section 6.04 shall be done in such manner as to minimize interference with Tenant’s normal business operations; provided, however, nothing contained in this sentence shall be deemed to impose upon Owner any obligation to employ contractors or labor at so-called overtime or other premium pay rates.  Owner shall have the right to contest, by appropriate legal proceedings diligently conducted in good faith, at its own cost and expense, the validity or application of any Legal Requirement with which Owner is required to comply under the provisions of this Section 6.04, provided that such contest shall not subject Tenant to any criminal penalty or place Tenant in imminent danger of being required to vacate the Demised Premises.

Section 6.05.Tenant’s Right to Contest Legal Requirements:  Tenant shall have the right after prior written notice to Owner, the lessors under all ground or underlying leases of which Tenant has been provided written notice, and the holder of any mortgage which may now or hereafter affect such leases and/or the Real Property or the Building of which Tenant has been provided written notice, to contest, by appropriate legal proceedings, diligently conducted in good faith, at its own cost and expense, the validity or application of any Legal Requirements with which Tenant is required to comply under the provisions of this Article, provided that:

(1)Such contest shall not subject Owner or any lessor under any ground or underlying lease or the holder of any mortgage to any criminal penalty or impose upon Owner any unusual obligation or liability or affect any service required to be furnished by Owner to any other tenant or occupant of the Building; and

(2)Neither such contest nor Tenant’s failure to comply pending such contest shall constitute a default under any ground or underlying lease or under any mortgage affecting any ground or underlying lease, or the Building or the Real Property; and

(3)Tenant shall obtain and maintain, during the pendency of any such contest, a bond (or other security satisfactory to Owner) in form and amount and issued by a surety company satisfactory to Owner and the lessors under all ground or underlying leases, and the holders of all mortgages affecting the Real Property indemnifying and protecting Owner and such lessors under all ground or underlying leases and such holders of all mortgages affecting the Real Property from and against any and all damage, expense, losses, injuries, fees, including, but not limited to, reasonable counsel fees, penalties, actions, cause of action, suits, costs, claims or judgments arising from such contest or Tenant’s non-compliance with any such Legal Requirements; and

(4)Tenant shall indemnify and protect Owner, all of the lessors under any ground or underlying lease and all of the holders under any such mortgages affecting such ground or underlying leases, Building or the Real Property from and against any and all damage, expenses, losses, injuries, fees, including, but not limited to, reasonable counsel fees, penalties, actions, causes of action, suits, costs, claims or judgments arising from such contest or Tenant’s non‑compliance with any such Legal Requirements; and

(5)Promptly following the determination of any such contest, Tenant shall comply with Legal Requirements except to the extent, if any, to which it has been determined in said legal proceedings that Tenant is excused from such compliance.

ARTICLE 7

SUBORDINATION, ATTORNMENT, ETC.

Section 7.01.Lease Subordination:  This Lease and all rights of Tenant under this Lease are, and shall remain, unconditionally subject and subordinate in all respects to (a) all ground and underlying leases now or hereafter in effect affecting the Real Property or any portion thereof, including, but not limited to the lease dated as of March 13, 1985 between The Shubert Organization, Inc. as landlord, and Owner, as tenant (referred to as the “Ground and Development Rights Lease”), and (b) all mortgages which may now or hereafter affect such leases or the Real Property, and to all advances made or hereafter to be made under such mortgages, and (c) all renewals, modifications, consolidations, correlations, replacements and extensions of, increases to and substitutions for, such leases and mortgages (such leases as above described are referred to herein collectively as the “Superior Lease” and such mortgages as above described are referred to herein collectively as the “Mortgage”).  The foregoing provisions of this Section shall be self-operative and no further instrument of subordination shall be required.  In confirmation of such subordination, Tenant shall execute and deliver promptly any reasonable and factually accurate certificate or other instrument which Owner, or any lessor under any Superior Lease, or any holder of any Mortgage may reasonably request.  If, in connection with obtaining financing with respect to the Building, the Real Property, or the interest of the lessee under any Superior Lease, any recognized lending institution shall request reasonable modifications of this Lease as a condition of such financing, Tenant covenants not unreasonably to withhold or delay its agreement to such modifications, provided that such modifications do not materially increase the obligations, or materially and adversely affect the rights, of Tenant under this Lease.  No act or failure to act on the part of Owner which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder or to terminate this Lease shall result in a release or termination of such obligations or a termination of this Lease unless (i) Tenant shall have first given written notice of Owner’s act or failure to act to the holder or holders of any Mortgage and/or the lessor under any Superior Lease of whom Tenant has been given written notice, specifying the act or failure to act on the part of Owner which could or would give basis to Tenant’s rights; and (ii) the holder or holders of such Mortgage and/or the lessors under any Superior Lease, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a reasonable time thereafter, but nothing contained in this sentence shall be deemed to impose any obligation on any such holder or lessor to correct or cure any such condition.  Except as otherwise provided in any Non-Disturbance Agreement (as defined herein), a “reasonable time” for purposes of the immediately preceding sentence means and includes a reasonable time to obtain possession of the Building if any such holder or lessor elects to do so (provided such holder or lessor institutes proceedings to obtain possession within a reasonable time after notice from Tenant pursuant to the foregoing provisions and conducts such proceedings with reasonable diligence) and a reasonable time after so obtaining possession to correct or cure the condition if such condition is determined to exist (provided such holder or lessor commences said cure within ten (10) days after obtaining possession and prosecutes the work required to cure with reasonable diligence).

Section 7.02.Tenant Attornment:  If, at any time prior to the expiration of the Demised Term, any Superior Lease under which Owner then shall be the lessee shall terminate or be terminated for any reason, or the holder of any Mortgage comes into possession of the Real Property or the Building or the estate created by any Superior Lease by a receiver or otherwise, Tenant agrees, at the election and upon demand of any owner of the Real Property, or of the holder of any Mortgage so in possession, or of any lessor under any Superior Lease covering the premises which include the Demised Premises, to attorn, from time to time, to any such owner, holder, or lessor, upon the then executory terms and conditions of this Lease, for the remainder of the term originally demised in this Lease, provided that such owner, holder or lessor, as the case may be, shall then be entitled to possession of the Demised Premises.  The provisions of this Section shall inure to the benefit of any such owner, holder, or lessor, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any Superior Lease, shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions.  Tenant, however, upon demand of any such owner, holder, or lessor, agrees to execute, from time to time, reasonable and factually accurate instruments in confirmation of the foregoing provisions of this Section, satisfactory to any such owner, holder, or lessor, acknowledging such attornment and setting forth the terms and conditions of its tenancy.  Nothing contained in this Section shall be construed to impair any right otherwise exercisable by any such owner, holder, or lessor.  Notwithstanding anything to the contrary set forth in this Article no such owner, holder or lessor shall be bound by (i) any payment of any installment of Fixed Rent or increases therein or any additional rent which may have been made more than thirty (30) days before the due date of such installment, or (ii) any amendment or modification to this Lease which is made without its consent, except for any amendment or modification for which such holder’s or lessor’s consent is not required under the applicable Mortgage or Superior Lease.

Section 7.03.Estoppel Certificates:  A.From time to time, within ten (10) business days next following Owner’s request, Tenant shall deliver to Owner a written statement executed and acknowledged by Tenant, in form reasonably satisfactory to Owner and Tenant, (i) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth the specific nature of all modifications), and (ii) setting forth the date to which the Fixed Rent has been paid, and (iii) stating whether or not, to the best knowledge of Tenant, Owner is in default under this Lease, and, if Owner is in default, setting forth the specific nature of all such defaults and (iv) stating that Tenant has accepted and occupied the Demised Premises and all improvements required to be made by Owner pursuant to the provisions of this Lease, have been made, if such be the case.  Tenant acknowledges that any statement delivered pursuant to this Section may be relied upon by any purchaser or owner of the Building, or of the Real Property, or any part thereof, or of Owner’s interest in the Building or the Real Property or any Superior Lease, or by the holder of any Mortgage, or by any assignee of the holder of any Mortgage, or by any lessor under any Superior Lease.

B. From time to time, within ten (10) business days next following Tenant’s request, Owner shall deliver to Tenant  a written statement executed and acknowledged by Owner, in form reasonably satisfactory to Owner and Tenant, (i) acknowledging whether or not this Lease is then in full force and effect and whether or not the same has been modified (and if modified, setting forth the specific nature of all modifications), and (ii) setting forth the date to which the Fixed Rent has been paid, and (iii) stating whether or not, to the knowledge of Owner, Tenant is in default under this Lease, and, if Tenant  is in default, setting forth the specific nature of all such defaults.

Section 7.04.Owner Assignment of Lease and Rents:  If Owner assigns its interest in this Lease, or the rents payable hereunder, to the holder of any Mortgage or the lessor under any Superior Lease, whether the assignment shall be conditional in nature or otherwise,  Tenant agrees that (a) the execution thereof by Owner and the acceptance by such holder or lessor shall not be deemed an assumption by such holder or lessor of any of the obligations of the Owner under this Lease unless such holder or lessor shall, by written notice sent to Tenant, specifically otherwise elect; and (b) except as aforesaid, such holder or lessor shall be treated as having assumed Owner’s obligations hereunder only upon the foreclosure of such holder’s Mortgage or the termination of such lessor’s Superior Lease and the taking of possession of the Demised Premises by such holder or lessor, as the case may be.

Section 7.05Non-Disturbance Agreements:   A.Owner represents that as of the date hereof, (x) the only holder of a Mortgage affecting Owner’s interest in the Real Property is Metropolitan Life Insurance Company and (y) the Ground and Development Rights Lease is the only ground or underlying lease affecting the Real Property.

B.Owner has, prior to the execution and delivery of this Lease, requested that the holder of the existing Mortgage enter into an agreement substantially to the effect that in the event of any foreclosure of the existing Mortgage, such holder will not make Tenant a party-defendant to such foreclosure (unless required by law in order to obtain jurisdiction, but in such event, no judgment foreclosing this Lease will be sought) nor disturb its possession under this Lease so long as there shall be no default by Tenant under this Lease beyond applicable grace periods (any such agreement, or any agreement of similar import, is referred to as a “Non-Disturbance Agreement”).  Owner shall use reasonable efforts to obtain such Non-Disturbance Agreement.  Owner agrees, within a reasonable time after the execution and delivery of any future Mortgage, to request that any then holder or holders of such future Mortgage enter into a Non-Disturbance Agreement with Tenant in such holder’s or holders’ commercially reasonable form and use reasonable efforts to obtain the same.  If Owner is unable in good faith to obtain any such Non-Disturbance Agreement, neither the validity of this Lease nor the obligations of Tenant under this Lease shall be affected thereby and Owner shall not be liable to Tenant for its failure to obtain any such Non-Disturbance Agreement, it being intended that Owner’s sole obligation with respect to any such proposed Non-Disturbance Agreement shall be to request, in good faith that such Non-Disturbance Agreement be provided and to use reasonable efforts to obtain the same.  If Tenant does not execute and deliver or make comments such agreement within ten (10) days after a draft is provided to Tenant, Owner shall have the right to withdraw its request for any such Non-Disturbance Agreement in which event Owner shall have no further obligation to obtain such an agreement.  If required by any holder of any Mortgage, Tenant shall promptly join in any commercially reasonable Non-Disturbance Agreement to indicate its concurrence with the provisions thereof.

ARTICLE 8

PROPERTY LOSS, ETC.

Section 8.01.Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Owner nor Owner’s agents shall be liable for any loss of or damage to any such property by theft or otherwise.  Neither (i) the performance by Owner, Tenant or others of any decorations, repairs, alterations, additions or improvements in or to the Building or the Demised Premises, nor (ii) the failure of Owner or others to make any such decorations, repairs, alterations, additions or improvements, nor (iii) any damage to the Demised Premises or to the property of Tenant, nor any injury to any persons, caused by other tenants or persons in the Building, or by operations in the construction of any private, public or quasi-public work, or by any other cause, nor (iv) any latent defect in the Building or in the Demised Premises, nor (v) any temporary closing or darkening of any windows of the Demised Premises for any reason whatsoever including, but not limited to, Owner’s own acts, nor any permanent darkening, closing, or bricking up of any such windows if required by Legal Requirements or in connection with any construction on adjacent property, nor (vi) any inconvenience or annoyance to Tenant or injury to or interruption of Tenant’s business by reason of any of the events or occurrences referred to in the foregoing subdivisions (i) through (v), shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Owner, or its agents, or any lessor under any Superior Lease, other than such liability as may be imposed upon Owner by law for Owner’s negligence or willful misconduct or the negligence willful misconduct or of Owner’s agents, servants or employees in the operation or maintenance of the Building or for the breach by Owner of any express covenant of this Lease on Owner’s part to be performed.  Tenant’s taking possession of the Demised Premises shall be presumptive evidence, as against Tenant, that, at the time such possession was so taken, the Demised Premises and the Building were in good and satisfactory condition, subject to any unperformed work referred to in Section 12.02 of this Lease,  and without vitiating any obligations of Owner pursuant to Section 3.06, Section 5.02 or Section 6.04.

ARTICLE 9

DESTRUCTION-FIRE OR OTHER CASUALTY

Section 9.01.Owner’s Repair Obligations:  A.If the Demised Premises shall be damaged by fire or other casualty and if Tenant shall give prompt notice to Owner of such damage, Owner, at Owner’s expense, shall repair such damage.  However, Owner shall have no obligation to repair any damage to, or to replace, Tenant’s Personal Property,  or any Alterations made to and/or build-out of, the Demised Premises (whether or not paid for in whole or in part with an Owner’s work contribution) or any other property or effects of Tenant (all of such Tenant’s Personal Property, Alterations and build-out,  and other property are further collectively referred to as “Tenant’s Property Interest”).  Except as otherwise provided in Section 9.03, if the entire Demised Premises shall be rendered untenantable by reason of any such damage to the Demised Premises or damage to the Building due to a fire or other casualty, the Fixed Rent and increases therein pursuant to Article 23 shall abate for the period from the date of such damage to the date when such damage shall have been repaired, and if only a part of the Demised Premises shall be so rendered untenantable, the Fixed Rent and increases therein pursuant to Article 23 shall abate for such period in the proportion which the area of the part of the Demised Premises so rendered untenantable bears to the total area of the Demised Premises (except that with respect to any period(s) in which the Demised Premises shall be comprised of spaces which are then leased at different per square foot rental rates, then with respect to any such periods, the Fixed Rent shall abate equitably for such period(s) on the basis of the area of the part of the Demised Premises so rendered untenantable and the Fixed Rent applicable thereto).  However, if, prior to the date when all of such damage shall have been repaired, any part of the Demised Premises so damaged shall be rendered tenantable and shall be used or occupied by Tenant or any person or persons claiming through or under Tenant, then the amount by which the Fixed Rent and increases therein pursuant to Article 23 shall abate shall be equitably apportioned for the period from the date of any such use or occupancy to the date when all such damage shall have been repaired.  The foregoing notwithstanding, Owner agrees that if it is reimbursed by its rent insurance policies covering the Building (with it understood that Owner shall request reimbursement) for any days in the ninety (90) day period following the date that the Demised Premises, or any part thereof, shall be repaired by Owner to the extent required hereunder and prior to the date Tenant shall resume the conduct of its business in the Demised Premises or such part thereof, in which time period Tenant enters or is making arrangements to enter the Demised Premises to prepare to resume occupancy, any abatement with respect to such space shall extend beyond the date that such space has been repaired by Owner by the number of days that such rent insurance policy provides Owner with reimbursement for Tenant to prepare to resume occupancy of the Demised Premises for the conduct of business, up to a maximum extension time period of ninety (90) days.  Tenant hereby expressly waives the provisions of Section 227 of the New York Real Property Law, and of any successor law of like import then in force, and Tenant agrees that the provisions of this Article shall govern and control in lieu thereof.  Notwithstanding the foregoing provisions of this Section, if, prior to or during the Demised Term, (i) the Demised Premises shall be totally damaged or rendered wholly untenantable by fire or other casualty, and if Owner shall decide not to restore the Demised Premises, or (ii) the Building shall be so damaged by fire or other casualty that, in Owner’s opinion, substantial alteration, demolition, or reconstruction of the Building shall be required (whether or not the Demised Premises shall have been damaged or rendered untenantable), then, in any of such events, Owner, at Owner’s option, may give to Tenant, within ninety (90) days after such fire or other casualty, a five (5) days’ notice of termination of this Lease and, in the event such notice is given, this Lease and the Demised Term shall come to an end and expire (whether or not said term shall have commenced) upon the expiration of said five (5) days with the same effect as if the date of expiration of said five (5) days were the Expiration Date, the Fixed Rent shall be apportioned as of such date and any prepaid portion of Fixed Rent for any period after such date shall be refunded by Owner to Tenant.

B.For the purposes of this Section 9.01, if a fire or other casualty occurs with respect to the Demised Premises or any other portion of the Building and Tenant shall be deprived of reasonable means of access to the Demised Premises by reason of such fire or other casualty, then the Demised Premises shall be deemed untenantable.

C.If, at any time during the Rent Holiday Period referred to in Section 1.05 of this Lease, Tenant is entitled pursuant to an abatement of Fixed Rent with respect to all or a portion of the Demised Premises pursuant to this Section 9.01, then the Rent Holiday Period shall not then occur with respect to the Demised Premises or portion thereof for which the Fixed Rent is being abated during such period of abatement, and the Rent Holiday Period will resume with respect to such space once such rent abatement period ceases, such that in the aggregate Tenant shall have been afforded the whole Rent Holiday Period contemplated by Section 1.05 with respect to the entire Demised Premises during a time when rental would not otherwise be abated pursuant to this Section 9.01, plus any abatement to which Tenant is entitled pursuant to Section 9.01A above.

Section 9.02.Owner’s Subrogation Waiver Provisions:  Owner shall attempt to obtain and maintain, throughout the Demised Term, in Owner’s fire insurance policies covering the Building, provisions to the effect that such policies shall not be invalidated should the insured waive, in writing, prior to a loss, any or all right of recovery against any party for loss occurring to the Building.  In the event that at any time Owner’s fire insurance carriers shall exact an additional premium for the inclusion of such or similar provisions, Owner shall give Tenant notice thereof.  In such event, if Tenant agrees, in writing, to reimburse Owner for such additional premium for the remainder of the Demised Term, Owner shall require the inclusion of such or similar provisions by Owner’s fire insurance carriers.  As long as such or similar provisions are included in Owner’s fire insurance policies then in force, Owner hereby waives (i) any obligation on the part of Tenant to make repairs to the Demised Premises necessitated or occasioned by fire or other casualty that is an insured risk under such policies, and (ii) any right of recovery against Tenant, any other permitted occupant of the Demised Premises, and any of their servants, employees, agents or contractors, for any loss occasioned by fire or other casualty which is an insured risk under such policies.  In the event that at any time Owner’s fire insurance carriers shall not include such or similar provisions in Owner’s fire insurance policies, the waivers set forth in the foregoing sentence shall, upon notice given by Owner to Tenant, be deemed of no further force or effect, and Owner shall have Tenant and each subtenant or permitted occupant of whom Tenant has given Owner notice named in said policies as an additional insured party but not as a loss payee, provided that if at any time Owner’s fire/casualty insurance carriers shall exact an additional premium for naming Tenant and such parties each as an additional insured party, Tenant shall agree, in writing, to reimburse Owner for such additional premium for the remainder of the Demised Term for so long as Tenant shall elect to be an additional insured party. In the event Tenant or such parties shall be named in such policies as an additional insured party in accordance with the foregoing provisions of this Section, Tenant agrees to endorse promptly and cause such parties to endorse promptly, without recourse, any check, draft or order for the payment of money representing the proceeds of any such policies or representing any other payment growing out of or in connection with any such policies, and in the event Tenant or such party does not promptly endorse such check, draft or order, then Owner shall have the right as Tenant’s attorney-in-fact, to make such endorsement on behalf of Tenant, and Tenant does hereby irrevocably waive any rights to participate in any settlement proceedings and further hereby waives any and all rights in and to any such proceeds and payments.  During any period while the foregoing waiver of subrogation provisions or similar provisions are available in Owner’s fire/casualty insurance policies or during any period while Tenant is named as an additional insured party under such policies, Owner shall not look to Tenant but rather to the proceeds of such policies to compensate Owner for any loss occasioned by fire or other casualty which is an insured risk under such policies as if Owner’s policies had included the waiver of subrogation provisions referred to above.

Section 9.03.Tenant Negligence:  Except to the extent expressly provided in Section 9.02, nothing contained in this Lease shall relieve Tenant of any liability to Owner or to its insurance carriers which Tenant may have under law or the provisions of this Lease in connection with any damage to the Demised Premises or the Building caused by fire or other casualty.  Notwithstanding the provisions of Section 9.01, if any such damage, occurring after any date when the waivers set forth in Section 9.02 are no longer in force and effect or when Tenant shall not be named as an additional insured under the insurance policies as described in Section 9.02, is due to the fault or neglect of Tenant, any person claiming through or under Tenant, or any of their servants, employees, agents, contractors, visitors or licensees, then there shall be no abatement of Fixed Rent by reason of such damage; provided, however, that if Owner shall have rent insurance policies in force at that time covering the loss of Fixed Rent for the Demised Premises, and if such policies shall not be affected by the foregoing provisions of this Section 9.03, then, notwithstanding anything contained in this Section 9.03 to the contrary, the Fixed Rent shall abate in accordance with the provisions of Section 9.01, but only to the extent of any proceeds received by Owner under such rent insurance policies with respect to the Demised Premises and the Demised Term.

Section 9.04.Tenant Subrogation Waiver Provisions:  Tenant acknowledges that it has been advised that Owner’s insurance policies do not cover Tenant’s Property Interest; accordingly, it shall be Tenant’s obligation to obtain and maintain insurance covering Tenant’s Property Interest and loss of profits including, but not limited to, water damage coverage and business interruption insurance (such insurance with respect to loss of profits and business interruption, referred to as “Business Risk Insurance”); provided, however, Tenant may elect to self insure for the risks typically covered under Business Risk Insurance in lieu of purchasing such insurance, with it understood that in no event shall Tenant look to Owner for damages of the nature of those insured under Business Risk Insurance, whether or not Tenant chooses to self insure for such risks.   The foregoing provisions of this Section 9.04 shall not limit Owner’s obligations under Section 9.01A of this Lease.  Tenant shall attempt to obtain and maintain, throughout the Demised Term, in Tenant’s fire and other insurance policies covering Tenant’s Property Interest, and Tenant’s use and occupancy of the Demised Premises, and/or Tenant’s profits (and shall cause any other permitted occupants of the Demised Premises to attempt to obtain and maintain, in similar policies), provisions to the effect that such policies shall not be invalidated should the insured waive, in writing, prior to a loss, any or all right of recovery against any party for loss occasioned by fire or other casualty which is an insured risk under such policies.  In the event that at any time the fire insurance carriers issuing such policies shall exact an additional premium for the inclusion of such or similar provisions, Tenant shall give Owner notice thereof.  In such event, if Owner agrees, in writing, to reimburse Tenant or any person claiming through or under Tenant, as the case may be, for such additional premium for the remainder of the Demised Term, Tenant shall require the inclusion of such or similar provisions by such insurance carriers.  As long as such or similar provisions are included in such insurance policies then in force, Tenant hereby waives (and agrees to cause any other permitted occupants of the Demised Premises to execute and deliver to Owner written instruments waiving) any right of recovery against Owner, any lessors under any Superior Leases, the holders of any Mortgage, and all other tenants or occupants of the Building, and any servants, employees, agents or contractors of Owner, or of any such lessor or holder or of any such other tenants or occupants (any of such parties other than Owner, “Owner’s Parties”), for any loss occasioned by fire or other casualty which is an insured risk under such policies.  In the event that at any time such insurance carriers shall not include such or similar provisions in any such insurance policy, the waiver set forth in the foregoing sentence (or in any written instrument executed by any other permitted occupant of the Demised Premises) shall, upon notice given by Tenant to Owner, be deemed of no further force or effect with respect to any insured risks under such policy from and after the giving of such notice, and Tenant and each permitted subtenant and occupant shall have Owner and all of Owner’s Parties named in such policies as additional insured parties, but not as loss payees, provided that if at any time Tenant’s fire/casualty insurance carriers shall exact an additional premium for naming Owner and any parties as additional insured parties, Owner shall agree, in writing, to reimburse Tenant for such additional premium for the remainder of the Demised Term for so long as Owner and such parties shall elect to be an additional insured party.  In the event Owner and any such parties shall be named in such policies as additional insured parties in accordance with the foregoing provisions of this Section, Owner agrees to endorse promptly, and to cause any such other parties to endorse promptly, without recourse in either case, any check, draft or order for the payment of money representing the proceeds of any such policies or representing any other payment growing out of or in connection with any such policies, and in the event Owner and such parties do not promptly endorse such check, draft or order, then Tenant shall have the right as Owner’s attorney-in-fact to make such endorsement on behalf of Owner, and Owner does hereby irrevocably waive any and all rights of Owner to participate in any settlement proceedings and any and all rights in and to any such proceeds or payments and agrees that any  such policy may state that no such Superior Lessors and Mortgage Holders shall have  the right to participate in any settlement proceedings or shall have any rights in or to any such proceeds or payments.    During any period while any such waiver  of subrogation provisions or similar provisions are  in effect, or during any period while Owner is named as an additional insured party under such policy, neither Tenant, nor any person claiming by, through, or under Tenant, shall look to Owner or any of Owner’s Parties, but rather shall look to the proceeds of such policies to compensate Tenant or such other permitted occupant for any loss occasioned by fire or other casualty which is an insured risk under such policies, as if Tenant’s policies had included the waivers of subrogation provisions referred to above.

Section 9.05.Tenant’s Casualty Termination Right - Failure to Rebuild:  A.   Supplementing the provisions of Section 9.01, in the event (a) the Demised Premises or the Building shall be damaged by fire or other casualty and Tenant shall be unable to use the Demised Premises as a result of such damage and (b) Owner shall not exercise the right to terminate this Lease in accordance with the provisions of Section 9.01 and shall, accordingly, be obligated to repair any such damage, then, if such damage is not repaired within the Casualty Restoration Period (as defined herein), Tenant shall have the following options:

(i)to give to Owner, within ten (10) days next following the expiration of the Casualty Restoration Period, a five (5) days’ notice of termination of this Lease, or

(ii)to extend the Casualty Restoration Period for a further period of six (6) months by notice given to Owner within ten (10) days after the expiration of the initial Casualty Restoration Period.  In the event Tenant shall have given such notice to Owner extending the initial Casualty Restoration Period and if such damage shall not have been repaired by Owner within any extended Casualty Restoration Period, Tenant shall have the options to (a) further extend the Casualty Restoration Period for further successive periods of six (6) months, by notice given to Owner within ten (10) days after the expiration of any extended Casualty Restoration Period or (b) to give Owner, within ten (10) days after the expiration of any such extended Casualty Restoration Period a five (5) days’ notice of termination of this Lease.

The term “Casualty Restoration Period” shall mean eighteen (18) months after the date of such fire or other casualty.

B.Notwithstanding anything to the contrary contained in the provisions of Subsection A of this Section 9.05, in the event (a) the Demised Premises or the Building shall be damaged by fire or other casualty and Tenant shall be unable to use the Demised Premises as a result of such damage and (b) Owner shall not exercise the right to terminate this Lease in accordance with the provisions of Section 9.01, then Owner shall, within one hundred twenty (120) days after the date of such fire or casualty, give a notice to Tenant, stating the length of time that Owner estimates the repair of such damage to the Demised Premises or Building will reasonably require (the “Estimate Notice”).  In the event that Owner shall determine that the repair of such damage to the Demised Premises or Building will reasonably require a period longer than the Casualty Restoration Period, then by virtue of Owner’s delivery of the Estimate Notice, (x) the initial Casualty Restoration Period set forth in Subsection A of this Section 9.05, shall be so extended to the period provided in the Estimate Notice, and (y) Tenant shall have the further option to give to Owner a five (5) days’ notice of termination of this Lease within ten (10) days next following the giving of such notice under this Paragraph B by Owner to Tenant extending the initial Casualty Restoration Period.

C.Time is of the essence with respect to the giving by Tenant to Owner of any notice in accordance with the provisions of Subsections A and B of this Section 9.05 and in the event that Tenant shall fail to give any such notice within the time periods set forth therein, Tenant shall be deemed to have given to Owner a notice pursuant to subdivision (ii) of Subsection A of this Section 9.05 extending the Casualty Restoration Period provided, however, that any five (5) days’ notice of termination given by Tenant pursuant to the provisions of Subsection A or B of this Section 9.05 beyond the ten (10) day period provided therein shall be void and of no force and effect.

D.In the event that Tenant shall give to Owner within the applicable time periods set forth in the foregoing provisions of this Section a five (5) days’ notice of termination of this Lease, this Lease and the Demised Term shall come to an end and expire upon the expiration of said five (5) days with the same effect as if the date of expiration of said five (5) days were the Expiration Date, the Fixed Rent and all increases thereof shall be apportioned as of such date, and any prepaid portion of Fixed Rent and increases thereof for any period after such date shall be refunded by Owner to Tenant.

E.Nothing contained in the foregoing provisions of this Section 9.05 shall be deemed to affect the rights of Owner to give to Tenant a five (5) days’ notice of termination of this Lease in accordance with the provisions of Subdivision (i) of the last sentence of Section 9.01A and the provisions of Subdivision (ii) of the last sentence of Section 9.01A.

ARTICLE 10

EMINENT DOMAIN

Section 10.01.Taking of the Demised Premises:  If the whole of the Demised Premises shall be acquired for any public or quasi-public use or purpose, whether by condemnation or by deed in lieu of condemnation, this Lease and the Demised Term shall end as of the date of the vesting of title with the same effect as if said date were the Expiration Date.  If only a part of the Demised Premises shall be so acquired or condemned then, except as otherwise provided in this Section, this Lease and the Demised Term shall continue in force and effect but, from and after the date of the vesting of title, the Fixed Rent shall be reduced in the proportion which the area of the part of the Demised Premises so acquired or condemned bears to the total area of the Demised Premises immediately prior to such acquisition or condemnation (except that with respect to any period(s) in which the Demised Premises shall be, or would have been, absent such acquisition or condemnation, comprised of spaces which are or would be then leased at different per square foot rental rates, then with respect to any such periods, the Fixed Rent shall be reduced equitably on the basis of the area of the Demised Premises so condemned and the Fixed Rent applicable thereto).  If only a part of the Real Property shall be so acquired or condemned, then (i) whether or not the Demised Premises shall be affected thereby, Owner, at Owner’s option, may give to Tenant, within sixty (60) days next following the date upon which Owner shall have received notice of vesting of title, a five (5) days’ notice of termination of this Lease, and (ii) if the part of the Real Property so acquired or condemned shall contain more than ten (10%) percent of the Demised Premises located above the lobby level of the Building immediately prior to such acquisition or condemnation, or if, by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Demised Premises, Tenant, at Tenant’s option, may give to Owner, within sixty (60) days next following the date upon which Tenant shall have received notice of vesting of title, a five (5) days’ notice of termination of this Lease.  In the event any such five (5) days’ notice of termination is given, by Owner or Tenant, this Lease and the Demised Term shall come to an end and expire upon the expiration of said five (5) days with the same effect as if the date of expiration of said five (5) days were the Expiration Date.  If a part of the Demised Premises shall be so acquired or condemned and this Lease and the Demised Term shall not be terminated pursuant to the foregoing provisions of this Section, Owner, at Owner’s expense, shall restore that part of the Demised Premises not so acquired or condemned to a self-contained rental unit.  In the event of any termination of this Lease and the Demised Term pursuant to the provisions of this Section, the Fixed Rent shall be apportioned as of the date of such termination and any prepaid portion of Fixed Rent for any period after such date shall be refunded by Owner to Tenant.

Section 10.02.Condemnation Award or Claims:  In the event of any such acquisition or condemnation of all or any part of the Real Property, Owner shall be entitled to receive the entire award for any such acquisition or condemnation, Tenant shall have no claim against Owner or the condemning authority for the value of any unexpired portion of the Demised Term and Tenant hereby expressly assigns to Owner all of its right in and to any such award.  Nothing contained in this Section shall be deemed to prevent Tenant from making a claim in any condemnation proceedings for the value of any items of Tenant’s Personal Property which are compensable, in law, as trade fixtures, or provided that such claim is authorized by law and will not in any way diminish the award to which Owner would be entitled if no such claim were made, for Tenant’s relocation and moving expenses.

ARTICLE 11

ASSIGNMENT AND SUBLETTING

Section 11.01.General Covenant:  Except as otherwise expressly set forth in this Article 11, Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, covenants that, without the prior consent of Owner in each instance, it shall not (i) assign (whether by merger, consolidation or otherwise), mortgage or encumber its interest in this Lease, in whole or in part, or (ii) sublet, or permit the subletting of, the Demised Premises or any part thereof, or (iii) permit the Demised Premises or any part thereof to be occupied, or used for desk space, mailing privileges or otherwise, by any person other than Tenant.  The sale, pledge, transfer or other alienation of (a) any controlling interest in the issued and outstanding capital stock of any corporate Tenant (unless such stock is publicly traded on a recognized security exchange or over-the counter market both before and after such transaction or unless such sale, pledge, transfer or other alienation is in connection with any initial public offering which shall result in such shares being traded, after such offering, on a recognized securities exchange or over-the-counter market) or (b) any controlling interest in any partnership, limited liability company or joint venture or other business entity comprising Tenant, however accomplished, directly or indirectly and whether in a single transaction or in a series of related and/or unrelated transactions, shall be deemed for the purposes of this Section as an assignment of this Lease which shall require the prior consent of Owner in each instance.  The term “control” or any word or phrase or similar import as used in this Article 11 shall have the meaning ascribed thereto in Section 11.05 of this Lease.

Section 11.02.Owner’s Rights Upon Assignment:  If Tenant’s interest in this Lease is assigned, whether or not in violation of the provisions of this Article, Owner may collect rent from the assignee; if the Demised Premises or any part thereof are sublet to, or occupied by, or used by, any person other than Tenant, whether or not in violation of this Article, Owner, after default by Tenant under this Lease after notice and the applicable cure period set forth in this Lease, may collect rent from the subtenant, user or occupant.  In either case, Owner shall apply the net amount collected to the rents reserved in this Lease, but neither any such assignment, subletting, occupancy, or use, whether with or without Owner’s prior consent, nor any such collection or application, shall be deemed a waiver of any term, covenant or condition of this Lease or the acceptance by Owner of such assignee, subtenant, occupant or user as tenant.  The consent by Owner to any assignment, subletting, occupancy or use shall not relieve Tenant from its obligation to obtain the express prior consent of Owner to any further assignment, subletting, occupancy or use, provided that this sentence shall not affect the provisions of Section 11.05, Section 11.06 or Section 11.07, which permit certain actions by Tenant without Owner’s consent.  If this Lease is assigned to any person or entity pursuant to any proceeding of the type referred to in Subsections 16.01(c) and 16.01(d), any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Owner, shall be and remain the exclusive property of Owner and shall not constitute property of Tenant or of the estate of Tenant within the meaning of any proceeding of the type referred to in Subsections 16.01(c) and 16.01(d).  Any and all monies or other considerations constituting Owner’s property under the preceding sentence not paid or delivered to Owner shall be held in trust for the benefit of Owner and shall be promptly paid to or turned over to Owner.  Any person or entity to which this Lease is assigned pursuant to any proceeding of the type referred to in Subsections 16.01(c) and 16.01(d) shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment.  Any such assignee shall execute and deliver to Owner upon demand an instrument confirming such assumption.  The listing of any name other than that of Tenant on any door of the Demised Premises or on any directory or in any elevator in the Building, or otherwise, shall not operate to vest in the person so named any right or interest in this Lease or in the Demised Premises, or the Building, or be deemed to constitute, or serve as a substitute for, any prior consent of Owner required under this Article.  Tenant agrees to pay to Owner reasonable counsel fees incurred by Owner in connection with any proposed assignment of Tenant’s interest in this Lease or any proposed subletting of the Demised Premises or any part thereof.  Neither any assignment of Tenant’s interest in this Lease nor any subletting, occupancy or use of the Demised Premises or any part thereof by any person other than Tenant, nor any collection of rent by Owner from any person other than Tenant as provided in this Section, nor any application of any such rent as provided in this Section shall, in any circumstances, relieve Tenant of its obligation fully to observe and perform the terms, covenants and conditions of this Lease on Tenant’s part to be observed or performed.

Section 11.03.Sublet Rights:    A.(1)As long as Tenant is not in default (i) under any of the terms, covenants or conditions of this Lease on Tenant’s part to be observed or performed, other than the payment of Fixed Rent and increases thereto due under Article 23 of this Lease, beyond the applicable notice and grace period set forth in this Lease, or (ii) of the covenants to pay the Fixed Rent and increases thereto under Article 23, Owner agrees not to unreasonably withhold or delay Owner’s prior consent to sublettings by Tenant of all or parts of the Demised Premises to not more than four (4) subtenants.  Each such subletting shall be for undivided occupancy by the subtenant of that part of the Demised Premises affected thereby, for the use expressly permitted in this Lease, and at no time shall there be more than four (4) occupants, including Tenant, on any one floor.

(2)Without Owner’s prior consent, Tenant shall not (a) negotiate or enter into a proposed subletting with any tenant, subtenant or occupant of any space in the Building or (b) publicly list or publicly advertise the Demised Premises or any part thereof for subletting at a rental lower than the rental at which the Owner is then offering to rent comparable space in the Building (as opposed to seeking a lower rental which is not publicly advertised).

(3)At least thirty (30) days prior to any proposed subletting, Tenant shall submit to Owner a statement (the “Proposed Sublet Statement”) containing the name and address of the proposed subtenant, the nature of the proposed subtenant’s business and its current financial status, if such status is obtained or obtainable by Tenant, and all of the principal terms and conditions of the proposed subletting including, but not limited to, the proposed commencement and expiration dates of the term thereof.  Unless the proposed sublet area shall constitute only an entire floor (or floors), the Proposed Sublet Statement shall be accompanied by a floor plan delineating the proposed sublet area.

(4)Owner may withhold consent to a proposed subletting if, (a) in Owner’s reasonable judgment, the occupancy of the proposed subtenant will impair the character or dignity of the Building or impose any additional material burden upon Owner in the operation of the Building, (b) the proposed subtenant shall be a person or entity with whom Owner is then negotiating or discussing to lease space in the Building, provided Owner then has, or reasonably expects to have, comparable space available for leasing, or (c) Owner shall have any other reasonable objections to such subletting (it being agreed that the fact that the sublease rent is lower than the rent under this Lease or lower than the rental rate at which Owner is then offering to rent comparable space in the Building shall not be a reasonable objection).

(5)In the event of any dispute between Owner and Tenant as to the reasonableness of Owner’s failure or refusal to consent to any subletting, such dispute shall be submitted to arbitration in accordance with the provisions of Article 36.

(6)Any Sublease consented to by Owner must conform to the information contained in the Proposed Sublet Statement and shall expressly provide that (a) the subtenant shall obtain provisions in its insurance policies to the effect that such policies shall not be invalidated should the insured waive, in writing, prior to a loss, any or all right of recovery against any party for loss occasioned by fire or other casualty which is an insured risk under such policies, as set forth in Section 9.04, and (b) in the event of the termination, re-entry or dispossess of Tenant by Owner under this Lease, Owner may, at its option, take over all of the right, title and interest of Tenant, as sublessor under the sublease, and such subtenant shall, at Owner’s option, attorn to Owner pursuant to the then executory provisions of such sublease, except that Owner shall not (i) be liable for any act or omission of Tenant under such sublease prior to such attornment by subtenant, (ii) be subject to any offset which accrued to such subtenant against Tenant, (iii) be bound by any previous modification of such sublease or by any previous prepayment of more than one month’s rent unless such modification or prepayment was previously approved by Owner, (iv) be bound by any covenant to undertake or complete any construction of the premises, or any portion thereof, demised by such sublease and (v) be bound by any obligation to make any payment to or on behalf of the subtenant, except for services, repairs, maintenance and restoration provided for under the sublease to be performed after the date of such termination, re-entry or dispossess by Owner under this Lease and to which Owner is expressly required to perform under this Lease with respect to the subleased space at Owner’s expense, it being expressly understood, however, that Owner shall not be bound by any obligation to make payment to or on behalf of a subtenant with respect to construction performed by or on behalf of such subtenant in the subleased premises.  Tenant shall reimburse Owner within thirty (30) days following demand for any reasonable out-of-pocket costs or expense that shall be incurred by Owner’s review of any Proposed Sublet Statement or in connection with any sublease consented to by Owner, including, without limitation, any reasonable processing fee, reasonable attorneys’ fees and disbursements and the reasonable costs of making investigations as to the acceptability of the proposed subtenant.

B.Notwithstanding the foregoing provisions of this Section 11.03, Owner shall have the following rights with respect to each proposed subletting by Tenant:

(1)In the event Tenant proposes to sublet all or substantially all of the Demised Premises, Owner, at Owner’s option, may give to Tenant, within thirty  (30) days after the submission by Tenant to Owner of the Proposed Sublet Statement, a notice terminating this Lease on the date (referred to as the “Earlier Termination Date”) immediately prior to the proposed commencement date of the term of the proposed subletting, as set forth in such Proposed Sublet Statement, and, in the event such notice is given, this Lease and the Demised Term shall come to an end and expire on the Earlier Termination Date with the same effect as if it were the Expiration Date, the Fixed Rent shall be apportioned as of said Earlier Termination Date and any prepaid portion of Fixed Rent for any period after such date shall be refunded by Owner to Tenant; or

(2)In the event Tenant proposes to sublet all of the Demised Premises, Owner, at Owner’s option, may give to Tenant, within thirty  (30) days after the submission by Tenant to Owner of the Proposed Sublet Statement, a notice electing to eliminate such portion of the Demised Premises (said portion is referred to as the “Eliminated Space”) from the Demised Premises during the period (referred to as the “Elimination Period”) commencing on the proposed commencement date (referred to as “Elimination Date), as set forth in the Proposed Sublet Statement, and ending on the proposed expiration date of the term of the proposed subletting, as set forth in the Proposed Sublet Statement, and in the event such notice is given the following shall apply:

(a)The Eliminated Space shall be eliminated from the Demised Premises during the Elimination Period;

(b)Tenant shall surrender the Eliminated Space to Owner on or prior to the Elimination Date in the same manner as if said Elimination Date were the Expiration Date;

(c)If the Eliminated Space shall constitute less than an entire floor, (i) Owner, at Owner’s expense, shall have the right to make any reasonable alterations and installations in the Demised Premises required, in Owner’s judgment, reasonably exercised, to make the Eliminated Space a self-contained rental unit with access through corridors to the elevators and core toilets serving the Eliminated Space, and if the Demised Premises shall contain any core toilets (for the purposes of this Article core toilets shall be deemed to include any unisex toilets) or any corridors (including any corridors proposed to be constructed by Owner pursuant to this subdivision (c), providing access from the Eliminated Space to the core area), (ii) Owner and any tenant or other occupant of the Eliminated Space shall have the right to use such toilets and corridors in common with Tenant and any other permitted occupants of the Demised Premises, and the right to install signs and directional indicators in or about such corridors indicating the name and location of such tenant or other occupant;

(d)During the Elimination Period, the Fixed Rent, the Demised Premises Area and Tenant’s Proportionate Share (as defined in Article 23), shall each be reduced in the proportion which the area of the Eliminated Space bears to the total area of the Demised Premises immediately prior to the Elimination Date (including an equitable portion of the area of any corridors referred to in subdivision (c) of this Subsection 11.03.B.(2) as part of the area of the Eliminated Space for the purpose of computing such reduction), (except that with respect to any period(s) in which the Demised Premises shall be, or would have been, absent such elimination comprised of spaces which are then or would be leased at different per square foot rental rates, then with respect to any such periods, the Fixed Rent shall be equitably reduced on the basis of the Eliminated Space and the Fixed Rent applicable thereto) and in the event that the Eliminated Space shall be the entire Demised Premises, during the Elimination Period, Tenant shall have no rights with respect to the Demised Premises nor any obligations with respect to the Demised Premises, including, but not limited to, any obligations to pay Fixed Rent or any increases therein or any additional rent, and any prepaid portion of Fixed Rent for any period after the Elimination Date allocable to the Elimination Space shall be refunded by Owner to Tenant;

(e)There shall be an equitable apportionment of any increase in the Fixed Rent pursuant to Article 23 for the Escalation Year and Tax Escalation Year (as defined in Article 23) in which said Elimination Date shall occur;

(f)If the Elimination Period shall end prior to the Expiration Date, the Eliminated Space, in its then existing condition, shall be deemed restored to and once again a part of the Demised Premises during the period (referred to as the “Restoration Period”) commencing on the date next following the expiration of the Elimination Period and ending on the Expiration Date;

(g)During the Restoration Period, if any, the Fixed Rent, the Demised Premises Area and Tenant’s Proportionate Share shall each be increased in the proportion which the area of the Eliminated Space bears to the total area of the Demised Premises immediately prior to the commencement of the Restoration Period (including an equitable portion of the area of any corridors referred to in subdivision (c) of this Subsection 11.03.B.(2) as a part of the area of the Eliminated Space for the purpose of computing such increase) (except that with respect to any period(s) during the Restoration Period in which the Demised Premises shall be comprised of spaces which are then leased at different per square foot rental rates, then with respect to any such periods, the Fixed Rent shall be equitably increased on the basis of the Eliminated Space and the Fixed Rent applicable thereto [computed as if the Fixed Rent  were never reduced pursuant to the provisions of Section 11.03(2)(d)]) and in the event that the Eliminated Space shall be the entire Demised Premises, during the Restoration Period, the Demised Premises, in its then existing condition, shall be deemed restored to Tenant and Tenant shall have all rights with respect to the Demised Premises which are set forth in this Lease and all obligations with respect to the Demised Premises which are set forth in this Lease, including, but not limited to, the obligations for the payment of Fixed Rent and any increases therein (as it would have been adjusted if Tenant occupied the Demised Premises during the Elimination Period) and any additional rent; and

(h)There shall be an equitable apportionment of any increase in the Fixed Rent pursuant to Article 23 for the Escalation Year and Tax Escalation Year in which the Restoration Period, if any, shall commence.

However, notwithstanding the foregoing, Owner and Tenant acknowledge the possibility that all or any of the tenants or occupants of the Eliminated Space may not have vacated and surrendered all or any portions of the Eliminated Space to Owner by the commencement of the Restoration Period; accordingly, notwithstanding anything to the contrary contained in the foregoing provisions of this Subsection B, the following shall apply:

(x)the Restoration Period applicable to the Eliminated Space shall commence on the commencement date of the Restoration Period with respect to those portions, if any, of the Eliminated Space which are vacant on the commencement of the Restoration Period and with respect to those portions, if any, of the Eliminated Space which are not vacant on the commencement of the Restoration Period on the respective later date or dates upon which such portions of the Eliminated Space become vacant and Owner gives notice to Tenant of such vacancy but the Expiration Date shall not be affected thereby, the increases in the Fixed Rent, the Demised Premises Area and Tenant’s Proportionate Share shall be equitably adjusted to reflect the fact that all or any portions of the Eliminated Space have not been restored to Tenant on the commencement of the Restoration Period but are restored to Tenant and included back in the Demised Premises on a date or dates after the commencement of the Restoration Period;

(y)except as expressly set forth in this Subsection 11.03.B. to the contrary, neither the validity of this Lease nor the obligations of Tenant under this Lease shall be affected thereby; and

(z)Tenant waives any rights to rescind this Lease and to recover any damages which may result from the failure of Owner to deliver possession of all or any portions of the Eliminated Space on the commencement of the Restoration Period; Owner agrees to institute within thirty (30) days after the commencement of the Restoration Period, possession proceedings against any tenants and occupants who have not so vacated and surrendered all or any portions of the Eliminated Space, and agrees to prosecute such proceedings with reasonable diligence.

At the request of either Owner or Tenant, the other shall execute and deliver an instrument or instruments, in form reasonably satisfactory to Owner and Tenant, setting forth any modifications to this Lease contemplated in or resulting from the operation of the foregoing provisions of this Section11.03; however, neither party’s failure to request any such instrument nor its failure to execute or deliver any such instrument shall vitiate the effect of the foregoing provisions of this Section.  The failure by Owner to exercise any option under this Section 11.03 with respect to any subletting shall not be deemed a waiver of such option with respect to any extension of such subletting (other than an extension made pursuant to a right set forth in the sublease at the time the subletting was consented to by Owner) or any subsequent subletting of the premises affected thereby or any other portion of the Demised Premises. Tenant agrees to indemnify Owner from all loss, cost, liability, damage and expense, including, but not limited to, reasonable counsel fees and disbursements, arising from any claims against Owner by any broker or other person, for a brokerage commission or other similar compensation in connection with any such proposed subletting, in the event (a) Owner shall (i) fail or refuse to consent to any proposed subletting, or (ii) exercise any of its options under this Section 11.03, or (b) any proposed subletting shall fail to be consummated for any reason whatsoever.

C.Tenant agrees that if Owner shall fail to exercise its option to sooner terminate this Lease in connection with any proposed subletting by Tenant of all or substantially all of the Demised Premises, or its option to eliminate the Demised Premises or to eliminate from the Demised Premises any portion thereof, in connection with any proposed subletting by Tenant of the entire Demised Premises or any portion thereof, or if any subtenant or other person claiming through or under Tenant shall sublet all or any portion of the Demised Premises, Tenant shall pay to Owner a sum equal to fifty percent (50%) of any Subletting Profit, as such term is hereinafter defined.  The amount by which (I) all rentals and other sums (including, but not limited to, sums payable for the sale or rental of any fixtures, leasehold improvements, equipment, furniture or other personal property, less, in the case of the sale thereof, the then net unamortized cost thereof (amortized in accordance with generally accepted accounting principles), which were provided and installed in the sublet premises at the sole cost and expense of Tenant or such subtenant or other person claiming through or under Tenant and for which no allowance or other credit has been given by Owner) payable by any subtenant to Tenant or to any subtenant or other person claiming through or under Tenant in connection with (i) any subletting of the entire Demised Premises in excess of the Fixed Rent and increases therein pursuant to Article 23 then payable by Tenant to Owner under this Lease, or (ii) any subletting of a portion of the Demised Premises in excess of that proportion of the Fixed Rent and increases therein pursuant to Article 23 applicable to the floor on which the portion of the Demised Premises so sublet is located payable by Tenant to Owner under this Lease which the area of the portion of the Demised Premises so sublet bears to the total area of the Demised Premises on said floor on which the portion of the Demised Premises so sublet is located, shall exceed (II) Sublease Expenses (as defined herein), is referred to, in the aggregate, as “Subletting Profit”.  In computing any Subletting Profit it shall be deemed that the rental reserved under any such subletting shall commence to accrue as of the commencement of the term of such subletting even if such rental actually commences to accrue as of a date subsequent to such commencement The term “Sublease Expenses” shall mean the aggregate of the following out of pocket costs and expenses to the extent actually incurred by Tenant in connection with a subletting, amortized on a straight-line basis over the entire term of such subletting: (v) a reasonable brokerage commission (with 1.5 of the then standard brokerage commission being deemed to be a reasonable commission), (w) reasonable attorneys’ fees in connection with consummating the sublease, (x) reasonable alteration costs to prepare the space being sublet for such subletting, (y) reasonable work contributions actually granted to such subtenant, and (z) reasonable rent abatements granted to such subtenant.  Tenant agrees that if Tenant, or any subtenant or other person claiming through or under Tenant, shall assign or have assigned its interest as Tenant under this Lease or its interest as subtenant under any sublease, as the case may be, whether or not such assignment shall be effected with court approval in a proceeding of the types described in Subsections 16.01(c) or (d), or in any similar proceeding, or otherwise, Tenant shall pay to Owner a sum equal to any consideration paid to Tenant or any subtenant or other person claiming through or under Tenant for such assignment.  Tenant shall use reasonable efforts to obtain payment of any amounts of such consideration payable to Tenant.  All sums payable hereunder to Tenant shall be paid to Owner as additional rent within thirty (30) days of such sums being paid to Tenant or to any subtenant or other person claiming through or under Tenant and, if requested by Owner, Tenant shall promptly enter into a written agreement with Owner reasonably satisfactory to Owner and Tenant setting forth the amount of such sums to be paid to Owner; however, neither Owner’s failure to request the execution of such agreement nor Tenant’s failure to execute such agreement shall vitiate the provisions of this Section.  For the purposes of this Article, a trustee, receiver or other representative of the Tenant’s or any subtenant’s estate under any federal or state bankruptcy act shall be deemed a person claiming through or under Tenant.

D.Neither Owner’s consent to any subletting nor anything contained in this Section shall be deemed to grant to any subtenant or other person claiming through or under Tenant the right to sublet all or any portion of the Demised Premises or to permit the occupancy of all or any portion of the Demised Premises by others.  Neither any subtenant referred to in this Section nor its heirs, distributees, executors, administrators, legal representatives, successors nor assigns, without the prior consent of Owner in each instance, shall (i) assign, (whether by merger, consolidation or otherwise), mortgage or encumber its interest in any sublease, in whole or in part, or (ii) sublet, or permit the subletting of, that part of the Demised Premises affected by such subletting or any portion thereof, or (iii) permit such part of the Demised Premises affected by such subletting or any portion thereof to be occupied or used for desk space, mailing privileges or otherwise, by any person other than such subtenant and any sublease shall provide that any violation of the foregoing provisions of this sentence shall be an event of default thereunder.  The sale, pledge, transfer or other alienation of (a) any controlling interest of the issued and outstanding capital stock of any corporate subtenant (unless such stock is publicly traded on any recognized security exchange or over-the-counter market both before and after such transaction or unless such sale, pledge, transfer or other alienation is in connection with any initial public offering which shall result in such shares being traded, after such offering, on a recognized securities exchange or over-the-counter market) or (b) any controlling interest in any partnership or joint venture subtenant, however accomplished, and whether in a single transaction or in a series of related or unrelated transactions, shall be deemed for the purposes of this Article to be an assignment of such sublease which shall require the prior consent of Owner in each instance and any sublease shall so provide.    Any rights granted to Tenant under Section 11.07 shall be granted to any permitted subtenant under this Lease, subject to the terms and conditions thereof and with the term “Tenant” as used therein meaning such subtenant and the “Required Net Worth” test being the tangible net worth of such subtenant upon the consummation of the subletting.

Section 11.04.Owner’s Rights Upon Lease Disaffirmance:  A.In the event that, at any time after Tenant may have assigned Tenant’s interest in this Lease, this Lease shall be disaffirmed or rejected in any proceeding of the types described in Subsections 16.01(c) and (d), or in any similar proceeding, or in the event of termination of this Lease by reason of any such proceeding or by reason of lapse of time following notice of termination given pursuant to Section 16.01 based upon any of the Events of Default set forth in said Subsections, Tenant, upon request of Owner given within thirty (30) days next following any such disaffirmance, rejection or termination (and actual notice thereof to Owner in the event of a disaffirmance or rejection or in the event of termination other than by act of Owner), shall (i) pay to Owner all Fixed Rent, additional rent and other charges due and owing by the assignee to Owner under this Lease to and including the date of such disaffirmance, rejection or termination, and (ii) as “tenant”, enter into a new lease with Owner of the Demised Premises for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date unless sooner terminated as in such lease provided, at the same Fixed Rent and then executory terms, covenants and conditions as are contained in this Lease, except that (a) Tenant’s rights under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any person claiming through or under such assignee or by virtue of any statute or of any order of any court, and (b) such new lease shall require all defaults existing under this Lease to be cured by Tenant with due diligence, and (c) such new lease shall require Tenant to pay all increases in the Fixed Rent reserved in this Lease which, had this Lease not been so disaffirmed, rejected or terminated, would have accrued under the provisions of Article 23 of this Lease after the date of such disaffirmance, rejection or termination with respect to any period prior thereto.  In the event Tenant shall default in its obligation to enter into said new lease for a period of ten (10) days next following Owner’s request therefor, then, in addition to all other rights and remedies by reason of such default, either at law or in equity, Owner shall have the same rights and remedies against Tenant as if Tenant had entered into such new lease and such new lease had thereafter been terminated as at the commencement date thereof by reason of Tenant’s default thereunder.  Nothing contained in this Section shall be deemed to grant to Tenant any right to assign Tenant’s interest in this Lease.

B.If Tenant assumes this Lease in any proceeding of the types described in Subsections 16.01(c) and (d), or in any similar proceeding and proposes to assign the same pursuant to said proceeding to any person or entity who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to the Tenant, then notice of such proposed assignment shall be given to Owner by Tenant no later than twenty (20) days after receipt by Tenant of such offer, but in any event no later than ten (10) days prior to the date that Tenant shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption.  Such notice shall set forth (a) the name and address of such person, (b) all of the terms and conditions of such offer, and (c) adequate assurance of future performance by such person under the Lease, including, without limitation, the assurance referred to in Section 365(b)(3) of the United States Bankruptcy Code or any provisions in substitution thereof.  Owner shall have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which would otherwise be payable by Tenant out of the consideration to be paid by such person in connection with the assignment of this Lease.

C.The term “adequate assurance of future performance” as used in this Lease shall mean that any proposed assignee shall, among other things, (a) deposit with Owner on the assumption of this Lease the sum of nine (9) months of the then Fixed Rent and increases therein pursuant to Article 23 as security for the faithful performance and observance by such assignee of the terms and obligations of this Lease, (b) furnish Owner with financial statements of such assignee for the prior three (3) fiscal years, as finally determined after an audit and certified as correct by a certified public accountant, which financial statements shall show a net worth of at least six (6) times the Fixed Rent and increases therein pursuant to Article 23 then payable for each of such three (3) years, (c) grant to Owner a security interest in such property of the proposed assigned as Owner shall deem necessary to provide adequate assurance of the performance by such assignee of its obligations under the Lease.

Section 11.05.Subsidiaries/Affiliates:  A.As long as Tenant is not in default (i) under any of the terms, covenants or conditions of this Lease on Tenant’s part to be observed or performed, other than the payment of Fixed Rent and increases thereto due under Article 23 of this Lease, beyond the applicable notice and grace period set forth in this Lease, or (ii) of the covenants to pay the Fixed Rent and increases thereto under Article 23, Tenant shall have the right, without the prior consent of Owner, to assign its interest in this Lease, for the use permitted in this Lease, to any subsidiary or affiliate of Tenant, which is in the same general line of business as Tenant or another line of business consistent with that of a tenant of first class office space in a Class A Building in mid-town Manhattan (and, in any event, not allowing for “off the street traffic”) and only for such period as it shall remain a subsidiary or affiliate of Tenant and in such line of business.  For the purposes of this Article:  (a) a “subsidiary” of Tenant shall mean any corporation, partnership or other business entity not less than fifty-one (51%) percent of whose outstanding voting stock or other equity interest at the time shall be owned by Tenant, and (b) an “affiliate” of Tenant shall mean any corporation, partnership or other business entity which controls or is controlled by, or is under common control with Tenant.  For the purpose of the definition of “affiliate” the word “control” (including, “controlled by” and “under common control with”) as used with respect to any corporation, partnership or other business entity, shall mean the possession of the power to direct or cause the direction of the management and policies of such corporation, partnership or other business entity, whether through the ownership of voting securities or contract.    No such assignment shall be valid or effective unless, within ten (10) days prior to the execution thereof (or if Legal Requirements prohibit such prior delivery within five (5) business days after the same shall first allow for such disclosure), Tenant shall deliver to Owner all of the following: (I) a duplicate original instrument of assignment, in form and substance reasonably satisfactory to Owner, duly executed by Tenant, in which Tenant shall (a) waive all notices of default given to the assignee, and all other notices of every kind or description now or hereafter provided in this Lease, by statute or rule of law, and (b) acknowledge that Tenant’s obligations with respect to this Lease shall not be discharged, released or impaired by (i) such assignment, (ii) any amendment or modification of this Lease, whether or not the obligations of Tenant are increased thereby, (iii) any further assignment or transfer of Tenant’s interest in this Lease, (iv) any exercise, non exercise or waiver by Owner of any right, remedy, power or privilege under or with respect to this Lease, (v) any waiver, consent, extension, indulgence or other act or omission with respect to any other obligations of Tenant under this Lease, (vi) any act or thing which, but for the provisions of such assignment, might be deemed a legal or equitable discharge of a surety or assignor, to all of which Tenant shall consent in advance, and (c) expressly waive and surrender any then existing defense to its liability hereunder it being the purpose and intent of Owner and Tenant that the obligations of Tenant hereunder as assignor shall be absolute and unconditional under any and all circumstances, and (II) an instrument, in form and substance satisfactory to Owner, duly executed by the assignee, in which such assignee shall assume the observance and performance of, and agree to be personally bound by, all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed.  The provisions of Subsection C of Section 11.03 relating to Owner’s rights to assignment consideration shall not be applicable to any proposed assignment to any such subsidiary or affiliate of Tenant pursuant to the provisions of this Subsection A of this Section 11.05.

B.As long as Tenant is not in default (i) under any of the terms, covenants or conditions of this Lease on Tenant’s part to be observed or performed, other than the payment of Fixed Rent and increases thereto due under Article 23 of this Lease, beyond the applicable notice and grace period set forth in this Lease, or (ii) of the covenants to pay the Fixed Rent and increases thereto under Article 23, Tenant shall have the right, without the prior consent of Owner, to sublet the Demised Premises to, or permit the use or occupancy of, all or any part of the Demised Premises by any subsidiary or affiliate (as said terms are defined in Subsection A above) of Tenant for the use permitted in this Lease provided that such subsidiary or affiliate is in the same general line of business as Tenant or another line of business consistent with that of a tenant of first class office space in a Class A Building in mid-town Manhattan (and, in any event, not allowing for “off the street traffic”) and only for such period as it shall remain a subsidiary or affiliate of Tenant, and in the such qualified line of business as so described herein.  However, no such subletting shall be valid unless, prior to the execution thereof, Tenant shall give notice to Owner of the proposed subletting, and within ten (10) days prior the commencement of said subletting (or if Legal Requirements prohibit such prior delivery within five (5) business days after the same shall first allow for such disclosure), Tenant shall deliver to Owner an agreement, in form and substance satisfactory to Owner, duly executed by Tenant and said subtenant, in which said subtenant shall assume performance of and agree to be personally bound by, all of the terms, covenants and conditions of this Lease which are applicable to said subtenant and such subletting.  Tenant shall give prompt notice to Owner of any such use or occupancy of all or any part of the Demised Premises and such use or occupancy shall be subject and subordinate to all of the terms, covenants and conditions of this Lease.  No such use or occupancy shall operate to vest in the user or occupant any right or interest in this Lease or the Demised Premises.  Tenant shall be responsible for Owner’s reasonable attorneys’ fees and expenses in connection with a transaction made or purported to be made pursuant to this Section B.    The provisions of Subsection B of 11.03 relating to Owner’s option to terminate this Lease or recapture the Demised Premises and of C of Section 11.03 relating to Owner’s rights to Subletting Profits shall not be applicable to any proposed subletting to any such subsidiary or affiliate of Tenant pursuant to the provisions of this Subsection B of this Section 11.05.

Section 11.06.Permitted Occupants:  Supplementing the provisions of this Article 11 and notwithstanding anything contained herein to the contrary, Tenant shall have the right from time to time, without prior consent of Owner to permit undivided occupancy of various portions of the Demised Premises (meaning no separate entrance to such portions of the Demised Premises) not to exceed an aggregate of ten percent (10%) of the rentable square feet of the Demised Premises at any one time during the Demised Term by persons with whom Tenant has an on-going professional relationship (ie:  so-called “friends of the firm”), provided that such persons are not a tenant, subtenant or occupant of any space in the Building nor a party with whom Owner is then negotiating or discussing to lease space in the Building (any such persons referred to individually and collectively as “Permitted Occupants”), and provided further that no rent or use fee shall be paid with respect to such occupancy in excess of the rental paid by Tenant to  Owner on account of such space.  The occupancy by any Permitted Occupant shall be conditioned upon the agreement that (x) such arrangement will terminate automatically upon the termination of this Lease and (y) no such use or occupancy by any such persons shall operate to give any such persons any right or interest in this Lease or the Demised Premises other than the right to occupy such portion of the Demised Premises during the Demised Term, and (z) such use or occupancy shall be subject and subordinate to all of the terms, covenants and condition of this Lease (collectively, the “Permitted Occupancy Requirements”).  Tenant shall deliver to Owner a notice prior to any such occupancy advising Owner of the name of any such Permitted Occupant and the character and nature of the business to be conducted by the Permitted Occupant in the Demised Premises and the expected duration of the same, and attaching a copy of an executed license or use agreement with the Permitted Occupant with respect to the Demised Premises, which license or use agreement shall explicitly state such Permitted Occupant’s acknowledgment of the Permitted Occupancy Requirements.

Section 11.07.Merger/Consolidation/Asset Sale:    As long as Tenant is not in default (i) under any of the terms, covenants or conditions of this Lease on Tenant’s part to be observed or performed, other than the payment of Fixed Rent and increases thereto due under Article 23 of this Lease, beyond the applicable notice and grace period set forth in this Lease, or (ii) of the covenants to pay the Fixed Rent and increases thereto under Article 23, Tenant shall have the right, without the prior consent of Owner, to assign Tenant’s interest in this Lease to any person, corporation, partnership, or other business entity which is a successor of Tenant, either by (a) merger or consolidation or (b) the purchase of (x) (i) all or substantially all of the assets of Tenant or (ii) a controlling interest in the stock or other equity interests of Tenant and (y) the business and goodwill of Tenant, provided that said person, corporation, partnership or other business entity which shall be Tenant following such merger, consolidation or asset purchase or Tenant following the transfer of stock (or other equity interests), as the case may be, (the “Proposed Assignee”) shall have a tangible net worth, as determined in accordance with generally accepted accounting principles consistently applied following the consummation of such transaction, at least equal to that of Tenant as of the date of this Lease (such required net worth, the “Required Net Worth”) and provided further that such Proposed Assignee shall continue to operate the same business conducted by Tenant in the Demised Premises immediately prior to the transaction and the interest of Tenant in this Lease is not the sole or principal asset of Tenant and such assignment shall be for a bone fide business purpose and shall not be intended to circumvent the restrictions on assignment set forth in this Lease.  At the time of said proposed assignment (or if Legal Requirements prohibit such prior delivery within five (5) business days after the same shall first allow for such disclosure), Tenant shall deliver to Owner a reasonably detailed statement of the financial condition of the aforesaid Proposed Assignee, prepared in accordance with generally accepted accounting principles applied on a consistent basis, sworn to by an executive officer or principal or partner of Tenant and the Proposed Assignee, and certified without qualification by a firm of reputable independent certified public accountants which statement shall reflect the financial condition of the aforesaid proposed assignee at that time after taking into account the consummation of the assignment of this Lease and any other transactions related thereto.  Notwithstanding anything contained in this Section to the contrary, such assignment shall not be valid if the Proposed Assignee shall not have a tangible net worth following the consummation of such transaction, consisting of assets and liabilities, at least equal to the Required Net Worth or the interest of Tenant in this Lease is the sole or principal asset of Tenant or such assignment is not made for a bona fide business purpose.   Furthermore, no such assignment in connection with an asset sale shall be valid, unless, within ten (10) business days after the execution thereof, Tenant shall deliver to Owner (I) a duplicate original instrument of assignment in form and substance reasonably satisfactory to Owner duly executed by Tenant, acknowledged before a notary public, in which Tenant shall (a) waive all notices of default given to the assignee and all other notices of every kind or description, now or hereafter provided in this Lease, by statute or by rule of law; and (b) acknowledge that Tenant’s obligations with respect to this Lease shall not be discharged, released or impaired by (i) such assignment; (ii) any amendment or modification of this Lease (whether or not the obligations of the tenant under the Lease are increased thereby); (iii) any further assignment or transfer of the tenant’s interest in this Lease; (iv) any exercise, non- exercise or waiver by Owner of any right, remedy, power or privilege under or with respect to this Lease; (v) any waiver, consent, extension, indulgence or other act or omission with respect to any of the obligations of Tenant under this Lease; (vi) any act or thing which, but for the provisions of such assignment, might be deemed a legal or equitable discharge of a surety or assignor, to all of which Tenant shall consent in advance; it being the purpose and intent of Owner and Tenant that the obligations of Tenant hereunder as assignor shall be absolute and unconditional under any and all circumstances; and (II) an instrument in form and substance reasonably satisfactory to Owner, duly executed by the Proposed Assignee, acknowledged before a notary public, in which such Proposed Assignee shall assume observance and performance of, and agree to be personally bound by, all of the terms, covenants and conditions of this Lease on Tenant’s part to be performed.  In addition, no such assignment in connection with a merger, consolidation or sale of stock or other equity interests in Tenant shall be valid unless within ten (10) days after the consummation thereof, Tenant shall deliver to Owner (xx) a copy of the certificate of merger or consolidation which was filed in the relevant jurisdiction, in the event the assignment was in connection with a merger or consolidation, or (yy) a statement identifying the purchaser(s) of the stock or other equity interests in Tenant, in the event the assignment was in connection with a sale of the stock or other equity interests in Tenant. The provisions of Subsection C of Section 11.03 relating to assignment consideration shall not be applicable to any proposed assignment of this Lease made in accordance with the provisions of this Section 11.07. In the event of any dispute between Owner and Tenant as to the validity of any such assignment such dispute shall be determined by arbitration in the City of New York in accordance with the provisions of Section 36.01.  Any such determination shall be final and binding upon the parties whether or not a judgment shall be entered in any court.  If the determination of any such arbitration shall be adverse to Owner, Owner, nevertheless, shall not be liable to Tenant and Tenant’s sole remedy in such event shall be to have the proposed assignment deemed valid.

ARTICLE 12

EXISTING CONDITIONS/OWNER’S INITIAL WORK

Section 12.01.“As Is” but for Owner’s Initial Work:  Tenant acknowledges that Owner has made no representations to Tenant with respect to the condition of the Demised Premises and Tenant agrees to accept possession of the Demised Premises with the temporary sprinkler loop located therein as of the date hereof in good working order and otherwise in the condition which shall exist on the Commencement Date “as is” and further agrees that Owner shall have no obligation to perform any work or make any installations in order to prepare the Demised Premises for Tenant’s occupancy except as otherwise provided in Section 12.02 to the contrary.   The provisions of this Section 12.01 shall not vitiate any obligations of Owner pursuant to Section 3.06, Section 5.02 or Section 6.04 of this Lease.

Section 12.02.Owner’s Initial Work:

A.On or about the Commencement, Owner shall cause the following work to be done in the Demised Premises (referred to herein as “Owner’s Initial Work”):

1.Demolition:   Owner shall demolish the “mock office installation” previously constructed by Owner in the Demised Premises, the installations in the elevator lobby portion of the Demised Premises and the ceiling tiles and lights in the twenty-second (22nd) floor freight elevator corridor. Firestopping/proofing as required by Legal Requirements in connection with this demolition work and Owner’s previous demolition work of installations in the Demised Premises shall also be Owner’s obligation.

2.Building Systems:   Owner shall cause the Building’s Sprinkler Standpipe and any other base Building systems, including convectors, which service the Demised Premises to be in good working order.

3.Shell:   Owner shall perform the work, if any, required to render all exterior windows, window frames, existing exit doors at points of egress from the Demised Premises to be in good working order.  Any damaged convector covers/grills shall be repaired, or if necessary, in Owner’s reasonable opinion, replaced.

4.Legal Requirements:   Owner shall perform the work, if any, such that (x) the Demised Premises is in compliance with Legal Requirements applicable to vacant, demolished, unoccupied space and (y) core doors at points of egress and the hardware and frames in connection therewith are in compliance with Legal Requirements and in good working order.  Owner shall, to the extent required to comply with ADA, lower fire warden stations, pull boxes, and elevator call buttons.

5.Life Safety:   Owner shall make available to Tenant a reasonable number of points of connection for a standard office installation to the base Building Class E fire alarm, sprinkler and life safety system installed in core areas of the Building.

6.Floors:  Owner shall perform the work, if any, required such that the floors of the Demised Premises are patched as necessary so the same are ready to receive Tenant’s flooring.

7.Bathrooms:  Owner shall construct one (1) men’s and one (1) women’s restroom therein and in addition to such restrooms, a unisex restroom that so complies with ADA, as shown on  Exhibit 4 attached hereto and made part hereof.  All such restrooms shall contain new fixtures, tiling, partitions and equipment, as described on Exhibit 5.

In addition, Owner shall deliver an ACP-5 to Tenant in connection with Tenant’s Initial Installation as set forth in Section 3.06E.

B.Owner’s Initial Work required to be performed and made by Owner pursuant to the provisions of this Section 12.02 shall be equal to standards adopted by Owner for the Building and shall constitute a single, non-recurring obligation on the part of Owner and shall be completed on or about the Commencement Date.  In the event this Lease is renewed or extended for a further term by agreement or operation of law, Owner’s obligation to perform such work shall not apply to such renewal or extension.

C.Owner may enter the Demised Premises to perform the foregoing work and installations, and entry by Owner, its agents, servants, employees or contractors for such purpose shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Owner, or its agents, by reason of inconvenience or annoyance to Tenant, or injury to, or interruption of Tenant’s business or otherwise.  Owner agrees, however, to perform said work with reasonable diligence without any obligation, however, to employ contractors or labor at overtime or other premium pay rates.

D.Tenant acknowledges that Owner will be performing Owner’s Initial Work subsequent to the Commencement Date.  Owner and Tenant, upon request of the other party, shall apprise such other party of such respective party’s general construction schedule so the parties can coordinate the performance of those items of Owner’s Initial Work remaining and the performance of Tenant’s Initial Installation in accordance with good construction practice.  The parties shall reasonably cooperate such that Owner’s Initial Work and Tenant’s Initial Installation may be completed efficiently and economically.  Owner’s Initial Work shall be performed with reasonable diligence, in a manner so as not to delay Tenant’s performance of Tenant’s Initial Installation or Tenant’s occupancy after the completion thereof, subject to good construction practice and without any obligation to employ contractors or labor at overtime or other premium pay rates. In the event that the performance after the Commencement Date of Owner’s Initial Work  delays the substantial completion of Tenant’s Initial Installation or delays Tenant from actually occupying the Demised Premises for the conduct of business after the completion of Tenant’s Initial Installation (and in either event, based on good construction practice, Owner could reasonably have been expected to have avoided such delay), then as Tenant’s sole remedy, the duration of the Rent Holiday Period shall be increased one (1) day for each day that Owner, by its performance of, or failure to perform, Owner’s Initial Work, is causing such delay.  The foregoing notwithstanding, Tenant shall not be entitled to an extension of the Rent Holiday Period pursuant to this Section 12.02D with respect to any (i) days of delay caused by any acts or omissions of Tenant which, based upon good construction practice, could be reasonably expected to have caused a delay, or (ii) days of delay occasioned by reason of any Force Majeure Event (as defined herein).  In addition, in no event shall the Rent Holiday Period be extended for more than one (1) day on account of any one (1) day of delay regardless of whether stemming from one or more reasons for such delay to Tenant.

ARTICLE 13

ACCESS TO DEMISED PREMISES

Section 13.01.Owner’s Right to Enter:  Owner and its agents shall have the following rights in and about the Demised Premises:  (i) to enter the Demised Premises at all times to examine the Demised Premises or for any of the purposes set forth in this Article or for the purpose of performing any obligation of Owner under this Lease or exercising any right or remedy reserved to Owner in this Lease, or complying with any Legal Requirement which Owner is obligated to comply with hereunder, and if Tenant, its officers, partners, agents or employees shall not be personally present or shall not open and permit an entry into the Demised Premises at any time when such entry shall be necessary or permissible, to use a master key or to forcibly enter the Demised Premises; (ii) to erect, install, use and maintain pipes, ducts and conduits in and through the Demised Premises; (iii) to exhibit the Demised Premises to others; (iv) to make such decorations, repairs, alterations, improvements or additions, or to perform such maintenance, including, but not limited to, the maintenance of all heating, air conditioning, ventilating, elevator, plumbing, electrical, telecommunication and other mechanical facilities, as Owner may deem necessary or desirable; (v) to take, on an as-needed basis, all materials into and upon the Demised Premises that may be required in connection with any such decorations, repairs, alterations, improvements, additions or maintenance; and (vi) to alter, renovate and decorate the Demised Premises at any time during the Demised Term if Tenant shall have removed all or substantially all of Tenant’s property from the Demised Premises.  The lessors under any Superior Lease and the holders of any Mortgage shall have the right to enter the Demised Premises from time to time through their respective employees, agents, representatives and architects to inspect the same or to cure any default of Owner or Tenant relating thereto.  Owner shall have the right, from time to time, to change the name, number or designation by which the Building is commonly known which right shall include, without limitation, the right to name the Building after any tenant of the Building.  Tenant acknowledges that Owner has advised Tenant that the Building is currently named for the tenant under the so-called “Publicis” lease.    Owner shall repair any damage to the Demised Premises caused by Owner or its contractor during the performance of any such entry or work referred to in this Section 13.01, provided, however, in the event that such damage occurs in connection with a casualty, Owner’s liability under this sentence shall be subject to the provisions of Article 9 and the so-called “waiver of subrogation” provisions referred to therein.

Section 13.02.Owner’s Reservation of Rights to Portions of the Building:  All parts (except surfaces facing the interior of the Demised Premises) of all walls, windows and doors bounding the Demised Premises (including exterior Building walls, core corridor walls, doors and entrances), all balconies, terraces and roofs adjacent to the Demised Premises, all space in or adjacent to the Demised Premises used for shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, air conditioning, ventilating, plumbing, electrical, telecommunication and other mechanical facilities, closets, service closets and other Building facilities, and the use thereof, as well as access thereto through the Demised Premises for the purposes of operation, maintenance, alteration and repair, are hereby reserved to Owner.  Owner also reserves the right at any time to change the arrangement or location of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets and other public parts of the Building, provided any such change does not permanently and unreasonably obstruct Tenant’s access to, and use of, the Demised Premises, other than to a de minimis extent.  Nothing contained in this Article shall impose any obligation upon Owner with respect to the operation, maintenance, alteration or repair of the Demised Premises or the Building.

Section 13.03.Access to Third Parties:  Owner and its agents shall have the right to permit access to the Demised Premises, whether or not Tenant shall be present, to any receiver, trustee, assignee for the benefit of creditors, sheriff, marshal or court officer entitled to, or reasonably purporting to be entitled to, such access for the purpose of taking possession of, or removing, any property of Tenant or any other occupant of the Demised Premises, or for any other lawful purpose, or by any representative of the fire, police, building, sanitation or other department of the City, State or Federal Governments.  Neither anything contained in this Section, nor any action taken by Owner under this Section, shall be deemed to constitute recognition by Owner that any person other than Tenant has any right or interest in this Lease or the Demised Premises.

Section 13.04.No Actual or Constructive Eviction:  The exercise by Owner or its agents or by the lessor under any Superior Lease or by the holder of any Mortgage of any right reserved to Owner in this Article shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Owner, or its agents, or upon any lessor under any Superior Lease or upon the holder of any Mortgage, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.

Section 13.05.Owner’s Entry on Notice:    A.Supplementing the provisions of Section 13.01 and 13.02, Owner agrees that except in cases of emergency, any entry upon the Demised Premises pursuant to the provisions of said Sections shall be made at reasonable times, and only after reasonable advance notice (which may be oral, mailed, delivered or left at the Demised Premises notwithstanding any contrary provisions of Article 27) and any work performed or installation made pursuant to said Section shall be made with reasonable diligence and any such entry, work or installations shall be made in a manner designed to minimize interference with Tenant’s normal business operations (however, nothing contained in this Section shall be deemed to impose upon Owner any obligation to employ contractors or labor at so-called overtime or other premium pay rates).

B.In the event that Tenant shall, during the Demised Term, give Owner a notice, indicating a desire to designate a minor portion of the Demised Premises to be used by Tenant for the storage of confidential documents as a secured area (such area so designated, the “Security Area”), then in such event, Owner shall not unreasonably withhold consent to such designation.  Once a Security Area is agreed upon, Owner and Owner’s agents shall not exercise any right to enter the Security Area unless accompanied by an employee of Tenant, provided that Tenant shall make an employee available to accompany Owner or its agents during such entry at any time during Tenant’s normal business hours, and at other times upon reasonable advance notice by Owner to Tenant (which notice may be oral, delivered or left at the Demised Premises, notwithstanding anything contained in Article 27 to the contrary). Notwithstanding the foregoing, in the event of an emergency that requires Owner to enter such Security Area, Owner shall have the right to enter into such Security Area, without being accompanied by such Tenant or Tenant’s representative.  Owner shall have no liability to Tenant for any failure of Owner to perform any of its obligations under this Lease by reason of Owner’s inability to enter into the Security Area.  Tenant shall indemnify Owner against, and hold Owner harmless from, any claim, loss, liability, damage, cost and expense, including, without limitation, reasonable attorney’s fees and disbursements, incurred by Owner by reason of the limitation of Owner’s access thereto.

Section 13.06.Concealing Pipes and Ducts:  Further supplementing the provisions of Section 13.01, Owner agrees that any pipes, ducts or conduits installed in or through the Demised Premises during the Demised Term pursuant to the provisions of said Section, shall either be concealed behind, beneath or within partitioning, columns, hung ceilings to the extent the Demised Premises contains hung ceilings, or floors, or completely furred at points immediately adjacent to partitioning, columns or ceilings, and that when the installation of such pipes, ducts or conduits shall be completed, such pipes, ducts or conduits shall not materially  reduce the usable area of the Demised Premises.

ARTICLE 14

VAULT SPACE

Section 14.01.The Demised Premises do not contain any vaults, vault space or other space outside the boundaries of the Real Property, notwithstanding anything contained in this Lease or indicated on any sketch, blueprint or plan.  Owner makes no representation as to the location of the boundaries of the Real Property.  All vaults and vault space and all other space outside the boundaries of the Real Property which Tenant may be permitted to use or occupy are to be used or occupied under a revocable license, and if any such license shall be revoked, or if the amount of such space shall be diminished or required by any Federal, State or Municipal Authority or by any public utility company, such revocation, diminution or requisition shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Owner.  Any fee, tax or charge imposed by any governmental authority for any such vault, vault space or other space shall be paid by Tenant.

ARTICLE 15

CERTIFICATE OF OCCUPANCY

Section 15.01.Tenant will not at any time use or occupy, or permit the use or occupancy of, the Demised Premises in violation of any Certificate(s) of Occupancy covering the Demised Premises.  Owner agrees that a temporary or permanent Certificate(s) of Occupancy covering the Demised Premises will be in force on the Commencement Date and throughout the Demised Term permitting the Demised Premises to be used as “offices”.  However, neither such agreement, nor any other provision of this Lease, nor any act or omission of Owner, its agents or contractors, shall be deemed to constitute a representation or warranty that the Demised Premises, or any part thereof, may be lawfully used or occupied for any particular purpose or in any particular manner, in contradistinction to mere “office” use.

ARTICLE 16

DEFAULT

Section 16.01.Events of Default:  Upon the occurrence, at any time prior to or during the Demised Term, of any one or more of the following events (referred to herein, singly, as an “Event of Default” and collectively as “Events of Default”):

(a)if Tenant shall default in the payment when due of any installment of Fixed Rent or any increase in the Fixed Rent or in the payment when due of any additional rent and such default shall continue for a period of ten (10) days after notice by Owner to Tenant of such default; or

(b)if Tenant shall default in the observance or performance of any term, covenant or condition of this Lease on Tenant’s part to be observed or performed (other than the covenants for the payment of Fixed Rent, any increase in the Fixed Rent and additional rent) and Tenant shall fail to remedy such default within thirty (30) days after notice by Owner to Tenant of such default, or if such default is of such a nature that it cannot be completely remedied within said period of thirty (30) days and Tenant shall not commence, promptly after receipt of such notice, or shall not thereafter diligently prosecute to completion, all steps necessary to remedy such default; or

(c)if Tenant shall file a voluntary petition in bankruptcy or insolvency, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or shall make an assignment for the benefit of creditors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any part of Tenant’s property; or

(d)if, within ninety (90) days after the commencement of any proceeding against Tenant, whether by the filing of a petition or otherwise, seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, such proceeding shall not have been dismissed, or if, within ninety  (90) days after the appointment of any trustee, receiver or liquidator of Tenant, or of all or any part of Tenant’s property, without the consent or acquiescence of Tenant, such appointment shall not have been vacated or otherwise discharged, or if any execution or attachment shall be issued against Tenant or any of Tenant’s property pursuant to which the Demised Premises shall be taken or occupied or attempted to be taken or occupied; or

(e)if Tenant shall default in the observance or performance of any term, covenant or condition on Tenant’s part to be observed or performed under any other lease with Owner of space in the Building or under any other lease of space in a Rudin Building (as defined in Section 31.01), and such default shall continue beyond any grace period set forth in such other lease for the remedying of such default; or

(f)if the Demised Premises shall become abandoned; or

(g)if (i) Tenant’s interest in this Lease shall devolve upon or pass to any person, whether by operation of law or otherwise, or (ii) there shall be any sale, pledge, transfer or other alienation described in Section 11.01 of this Lease which is deemed an assignment of this Lease for purposes of said Section 11.01, except as expressly permitted under Article 11; or

(h) any transfer of all or any substantial portion of the assets of Tenant, or the incurrence of a material obligation by Tenant other than in the ordinary course of business, which in either event would impair Tenant’s ability to comply with its obligations under this Lease, unless such transfer or obligation is undertaken or incurred in good faith for equivalent consideration;

then, during such time as such Event(s) of Default is/are continuing (whether prior to or during the Demised Term), Owner may at any time, at Owner’s option, give to Tenant a five (5) days’ notice of termination of this Lease and, in the event such notice is given, this Lease and the Demised Term shall come to an end and expire (whether or not said term shall have commenced) upon the expiration of said five (5) days with the same effect as if the date of expiration of said five (5) days were the Expiration Date, but Tenant shall remain liable for damages and all other sums payable pursuant to the provisions of Article 18.

Section 16.02.“Tenant”/Moneys Received:  If, at any time (i) Tenant shall be comprised of two (2) or more persons, or (ii) Tenant’s obligations under this Lease shall have been guaranteed by any person other than Tenant, or (iii) Tenant’s interest in this Lease shall have been assigned, the word “Tenant”, as used in Subsections (c) and (d) of Section 16.01, shall be deemed to mean any one or more of the persons primarily or secondarily liable for Tenant’s obligations under this Lease.  Any monies received by Owner from or on behalf of Tenant during the pendency of any proceeding of the types referred to in said Subsections (c) and (d) shall be deemed paid as compensation for the use and occupation of the Demised Premises and the acceptance of any such compensation by Owner shall not be deemed an acceptance of rent or a waiver on the part of Owner of any rights under Section 16.01.

ARTICLE 17

REMEDIES

Section 17.01.Owner’s Right of Re-Entry and Right to Relet:  If Tenant shall default in the payment when due of any installment of Fixed Rent or in the payment when due of any increase in the Fixed Rent or any additional rent after the notice and expiration of the applicable cure period forth in this Lease, or if this Lease and the Demised Term shall expire and come to an end as provided in Article 16:

(a)Owner and its agents and servants may immediately, or at any time after such default or after the date upon which this Lease and the Demised Term shall expire and come to an end, re-enter the Demised Premises or any part thereof, without notice, either by summary proceedings or by any other applicable action or proceeding, or by force or otherwise (without being liable to indictment, prosecution or damages therefor), and may repossess the Demised Premises and dispossess Tenant and any other persons from the Demised Premises and remove any and all of their property and effects from the Demised Premises; and

(b)Owner, at Owner’s option, may relet the whole or any part or parts of the Demised Premises, from time to time, either in the name of Owner or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Owner, in its sole discretion, may determine.  Owner shall have no obligation to relet the Demised Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Demised Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise to affect any such liability; Owner, at Owner’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Demised Premises as Owner, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

Section 17.02.Waiver of Right to Redeem, etc.:    Tenant hereby waives the service of any notice of intention to re-enter or to institute legal proceedings to that end which may otherwise be required to be given under any present or future law.  Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights which Tenant and all such persons might otherwise have under any present or future law to redeem the Demised Premises, or to re-enter or repossess the Demised Premises, or to restore the operation of this Lease, after (i) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (ii) any re-entry by Owner, or (iii) any expiration or termination of this Lease and the Demised Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease.  The words “re-enter”,  “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings.  In the event of a breach or threatened breach by Tenant, or any persons claiming through or under Tenant, of any term, covenant or condition of this Lease on Tenant’s part to be observed or performed, Owner shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach.  The right to invoke the remedies hereinbefore set forth in this Lease is cumulative and shall not preclude Owner from invoking any other remedy allowed by law or in equity.

ARTICLE 18

DAMAGES

Section 18.01.Amount of Owner’s Damages:    If this Lease and the Demised Term shall expire and come to an end as provided in Article 16, or by or under any summary proceeding or any other action or proceeding, or if Owner shall re-enter the Demised Premises as provided in Article 17, or by or under any summary proceeding or any other action or proceeding, then, in any of said events:

(a)Tenant shall pay to Owner all Fixed Rent, additional rent and other charges payable under this Lease by Tenant to Owner to the date upon which this Lease and the Demised Term shall have expired and come to an end or to the date of re-entry upon the Demised Premises by Owner, as the case may be; and

(b)Tenant shall also be liable for and shall pay to Owner, as damages, any deficiency (referred to as a “Deficiency”) between the Fixed Rent reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Demised Term and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of Section 17.01 for any part of such period (first deducting from the rents collected under any such reletting all of Owner’s expenses in connection with the termination of this Lease or Owner’s re-entry upon the Demised Premises and with such reletting including, but not limited to, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, alteration costs and other expenses of preparing the Demised Premises for such reletting).  Any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Fixed Rent, Owner shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Owner’s right to collect the Deficiency for any subsequent month by a similar proceeding.  Solely for the purposes of this Subsection (b), the term “Fixed Rent” shall mean the Fixed Rent in effect immediately prior to the date upon which this Lease and the Demised Term shall have expired and come to an end, or the date of re-entry upon the Demised Premises by Owner, as the case may be, adjusted, from time to time, to reflect any increases which would have been payable pursuant to any of the provisions of this Lease including, but not limited to, the provisions of Article 23 of this Lease if the term hereof had not been terminated; and

(c)At any time after the Demised Term shall have expired and come to an end or Owner shall have re-entered upon the Demised Premises, as the case may be, whether or not Owner shall have collected any monthly Deficiencies as aforesaid, Owner shall be entitled to recover from Tenant, and Tenant shall pay to Owner, on demand, as and for liquidated and agreed final damages, a sum equal to the amount by which the Fixed Rent reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Demised Term exceeds the then fair and reasonable rental value of the Demised Premises for the same period, both discounted to present worth at the rate of four (4%) percent per annum. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Demised Premises, or any part thereof, shall have been relet by Owner for the period which otherwise would have constituted the unexpired portion of the Demised Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Demised Premises so relet during the term of the reletting.  Solely for the purposes of this Subsection (c), the term “Fixed Rent” shall mean the Fixed Rent in effect immediately prior to the date upon which this Lease and the Demised Term shall have expired and come to an end, or the date of re-entry upon the Demised Premises by Owner, as the case may be, adjusted to reflect any increases pursuant to the provisions of Article 23 for the Escalation Year and Tax Escalation Year immediately preceding such event.

Section 18.02.Rents Under Reletting:  If the Demised Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Article 18.  Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the Fixed Rent reserved in this Lease.  Nothing contained in Articles 16, 17 or this Article shall be deemed to limit or preclude the recovery by Owner from Tenant of the maximum amount allowed to be obtained as damages by any statute or rule of law, or of any sums or damages to which Owner may be entitled in addition to the damages set forth in Section 18.01.

ARTICLE 19

FEES AND EXPENSES; INDEMNITY

Section 19.01.Owner’s Right to Cure Tenant’s Default:  If Tenant shall default in the observance or performance of any term, covenant or condition of this Lease on Tenant’s part to be observed or performed, Owner, at any time thereafter and without notice in cases of emergency or otherwise after the expiration of the applicable notice and grace period set forth in this Lease, may remedy such default for Tenant’s account and at Tenant’s expense, without thereby waiving any other rights or remedies of Owner with respect to such default.

Section 19.02.Tenant’s Indemnity and Liability Insurance Obligations:  A.Tenant agrees to indemnify and save Owner and “Owner’s Indemnitees” (as hereinafter defined) harmless of and from all loss, cost, liability, damage and expense including, but not limited to, reasonable counsel fees, penalties and fines, incurred in connection with or arising from (i) any default by Tenant in the observance or performance of any of the terms, covenants or conditions of this Lease on Tenant’s part to be observed or performed, or (ii) the breach or failure of any representation or warranty made by Tenant in this Lease, or (iii) the use or occupancy or manner of use or occupancy of the Demised Premises by Tenant or any person claiming through or under Tenant, or (iv) any acts, omissions or negligence of Tenant or any such person, or the contractors, agents, servants, employees, visitors or licensees of Tenant or any such person, in or about the Demised Premises or the Building either prior to, during, or after the expiration of, the Demised Term, including, but not limited to, any acts omissions or negligence in the making or performing of any Alterations.  Tenant further agrees to indemnify and save harmless Owner and Owner’s Indemnitees of and from all loss, cost, liability, damage and expense, including, but not limited to, reasonable counsel fees and disbursements, incurred in connection with or arising from any claims by any persons by reason of injury to persons or damage to property occasioned by any use, occupancy, act, omission or negligence referred to in the preceding sentence.  “Owner’s Indemnitees” shall mean the Owner, the shareholders, members, or the partners comprising Owner and its and their partners, members, shareholders, officers, directors, employees, agents (including without limitation, any leasing and managing agents) and contractors together with the lessor under any Superior Lease and the holder of any Mortgage.  If any action or proceeding shall be brought against Owner or Owner’s Indemnitees based upon any such claim and if Tenant, upon notice from Owner, shall cause such action or proceeding to be defended at Tenant’s expense by counsel acting for Tenant’s insurance carriers in connection with such defense or by other counsel reasonably satisfactory to Owner, without any disclaimer of liability by Tenant or such insurance carriers in connection with such claim, Tenant shall not be required to indemnify Owner and Owner’s Indemnitees for counsel fees in connection with such action or proceeding.

B.Throughout the Demised Term Tenant shall maintain commercial general liability insurance against any claims by reason of bodily and personal injury, death and property damage (including water damage) occurring in or about the Demised Premises covering, without limitation, the operation of any private air conditioning equipment and any private elevators, escalators or conveyors in or serving the Demised Premises or any part thereof, whether installed by Owner, Tenant or others, and shall furnish to Owner duplicate original policies of such insurance (or certificate thereof reasonably acceptable to Owner) prior to Tenant picking up the keys to the Demised Premises and at least ten (10) days prior to the expiration of the term of any such policy previously furnished by Tenant, in which policies Owner, and Owner’s Indemnitees shall be named as parties insured, which policies shall be issued by companies, and shall be in form and amounts, satisfactory to Owner.    Tenant’s insurance coverage shall provide, inter alia, that it is primary and non-contributory.

Section 19.03.Payments:  Tenant shall pay to Owner, within thirty  (30) days next following rendition by Owner to Tenant of bills or statements therefor: (i) sums equal to all expenditures made and monetary obligations incurred by Owner including, but not limited to, expenditures made and obligations incurred for reasonable counsel fees and disbursements, in connection with the remedying by Owner, for Tenant’s account pursuant to the provisions of Section 19.01, of any default of Tenant, and (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Section 19.02, and (iii) sums equal to all expenditures made and monetary obligations incurred by Owner including, but not limited to, expenditures made and obligations incurred for reasonable counsel fees and disbursements, in collecting or attempting to collect the Fixed Rent, any additional rent or any other sum of money accruing under this Lease or in enforcing or attempting to enforce any rights of Owner under this Lease or pursuant to law, whether by the institution and prosecution of summary proceedings or otherwise; and (iv) all other sums of money (other than Fixed Rent) accruing from Tenant to Owner under the provisions of this Lease.  Any sum of money (other than Fixed Rent) accruing from Tenant to Owner pursuant to any provision of this Lease whether prior to or after the Commencement Date, may, at Owner’s option, be deemed additional rent, and Owner shall have the same remedies for Tenant’s failure to pay any item of additional rent when due as for Tenant’s failure to pay any installment of Fixed Rent when due.  Tenant’s obligations under this Article shall survive the expiration or sooner termination of the Demised Term.

Section 19.04.Tenant’s Late Payments - Late Charges:  If Tenant shall fail to make payment of any installment of Fixed Rent or any increase in the Fixed Rent or any additional rent within ten (10) days after the date when such payment is due, Tenant shall pay to Owner, in addition to such installment of Fixed Rent or such increase in the Fixed Rent or such additional rent, as the case may be, as a late charge and as additional rent, a sum equal to three (3%) percent per annum above the then current prime rate (as the term “prime rate” is defined in Section 31.03) charged by JPMorgan Chase Bank or its successor of the amount, as such rate is in effect on the date such unpaid amounts were due, computed from the date such payment was due to and including the date of payment.

Section 19.05.No Consequential Damages:  Notwithstanding anything to the contrary in this Lease, except as set forth in the immediately following sentence, in any case in which Owner or Tenant is liable in damages to the other by reason of breach of this Lease, such damages shall consist solely of direct damages and in no event shall either party be liable to the other for consequential damages or special or indirect damages. The foregoing limitation on damages shall not apply to the liability of Tenant arising from a breach by Tenant of Article 21 of this Lease which continues for more than sixty (60) days.

Section 19.06 Owner’s Indemnity:  Owner agrees to indemnify and save Tenant,  and Tenant’s officers, directors, and employees (“Tenant’s Indemnitees”) harmless of and from all loss, cost, liability, damage and reasonable expense including, but not limited to, reasonable counsel fees, penalties and fines incurred in connection with or arising from (i) any default by Owner in the observance or performance of any terms, covenants  or conditions to be observed or performed by Owner hereunder, or (ii) any wrongful act or wrongful omission or negligence of Owner or its employees, agents, contractors or servants in or about the Demised Premises or the Building during the Demised Term.  Owner further agrees to indemnify and save harmless Tenant and Tenant’s Indemnitees of and from all loss, cost, liability, damage, and expense, including, but not limited to, reasonable counsel fees and disbursements incurred in connection with or arising from any claims by any persons by reason of injury to persons or damage to property occasioned by any wrongful act or wrongful omission referred to in the preceding sentence.  Owner shall not be required to indemnify Tenant’s Indemnitees, and hold Tenant’s Indemnitees harmless, in either case as aforesaid, to the extent that it is finally determined that the negligence or willful misconduct of a Tenant Indemnitee contributed to the loss or damage in question. If any action or proceeding shall be brought against Tenant or Tenant’s Indemnitees based upon any such claim and if Owner, upon notice from Tenant, shall cause such action or proceeding to be defended at Owner’s expense by counsel acting for Owner’s insurance carriers in connection with such defense or by other counsel reasonably satisfactory to Tenant, without any disclaimer of liability by Owner or such insurance carriers in connection with such claim, Owner shall not be required to indemnify Tenant or Tenant’s Indemnitees for counsel fees in connection with such action or proceeding.  Nothing contained in this Section 19.06 shall limit, modify or vitiate the terms and conditions of Section 9.04 of this Lease, to which Section this Section shall be subject.

ARTICLE 20

ENTIRE AGREEMENT

Section 20.01.Entire Agreement:  This Lease contains the entire agreement between the parties and all prior negotiations and agreements are merged in this Lease.  Neither Owner nor Owner’s agents have made any representations or warranties with respect to the Demised Premises, the Building, the Real Property or this Lease except as expressly set forth in this Lease and no rights, easements or licenses are or shall be acquired by Tenant by implication or otherwise unless expressly set forth in this Lease.  This Lease may not be changed, modified or discharged, in whole or in part, orally and no executory agreement shall be effective to change, modify or discharge, in whole or in part, this Lease or any provisions of this Lease, unless such agreement is set forth in a written instrument executed by the party against whom enforcement of the change, modification or discharge is sought.  All references in this Lease to the consent or approval of Owner shall be deemed to mean the written consent of Owner, or the written approval of Owner, as the case may be, and no consent or approval of Owner shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Owner.

ARTICLE 21

END OF TERM

Section 21.01.End of Term:  On the date upon which the Demised Term shall expire and come to an end, whether pursuant to any of the provisions of this Lease or by operation of law, and whether on or prior to the Expiration Date, Tenant, at Tenant’s sole cost and expense, (i) shall quit and surrender the Demised Premises to Owner, broom clean and in good order and condition consistent with Tenant’s obligations under Section 5.01 of this Lease, ordinary wear and damage caused by casualty or condemnation excepted, and (ii) shall remove all of Tenant’s Personal Property and all other property and effects of Tenant and all persons claiming through or under Tenant (including, but not limited to, removal of all vertical wiring whether within or outside the Demised Premises regardless of at whose expense the vertical wiring was installed except as otherwise provided in Section 21.02) from the Demised Premises and the Building, and (iii) shall repair all damage to the Demised Premises occasioned by such removal:  and (iv) shall, at Owner’s election (but subject to the provisions of Section 3.01W), exercisable no less than six (6) months prior to the expiration or two (2) months after the earlier termination of the Demised Term, remove any Specialty Alterations (as defined herein) including, without limitation, private interior staircases in the Demised Premises or connecting the Demised Premises or any part thereof with any other space (referred to herein as the “Other Space”) in the Building occupied by Tenant, and repair any material damage to those portions of the Demised Premises, the Other Space and the Building affected by any such Specialty Alterations (including, but not limited to, the slabbing over of any openings).  Notwithstanding the provisions of subdivision (iv) of the foregoing sentence, in the event Owner does not elect to have removed any such staircase or other Specialty Alteration referred to therein (or in the event that Owner does not have the right to require the same as set forth in Section 3.01W), any such staircase or other Specialty Alteration shall be and remain the property of Owner at no cost or expense to Owner.  Owner shall have the right to retain any property and effects which shall remain in the Demised Premises after the expiration or sooner termination of the Demised Term, and any net proceeds from the sale thereof, without waiving Owner’s rights with respect to any default by Tenant under the foregoing provisions of this Section.  Tenant expressly waives, for itself and for any person claiming through or under Tenant, any rights which Tenant or any such person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force, in connection with any holdover summary proceedings which Owner may institute to enforce the foregoing provisions of this Article.  Even if said date upon which the Demised Term shall expire and come to an end shall fall on a Sunday or holiday, then Tenant’s obligations under the first sentence of this Section shall nonetheless still be performed on or prior such date.  For purposes of this Section 21.01, the term “Specialty Alterations” shall mean, if and to the extent installed by Tenant, any supplemental HVAC units,  kitchens, private interior staircases, executive or private bathrooms, raised computer floors, vaults, any steel plates or reinforcement (including without limitation, in connection with libraries or file systems), dumbwaiters, pneumatic tubes, horizontal transportation systems, and any other work or installations of a similar character to those enumerated in this sentence, and any equipment dedicated for Tenant’s use outside of the Demised Premises.  In no event shall any aspect of Owner’s Initial Work be deemed a Specialty Alteration. Tenant’s obligations under this Section shall survive the expiration or sooner termination of the Demised Term.

Section 21.02.Notwithstanding anything to the contrary set forth in Section 21.01, Owner, at Owner’s option, exercised by notice given (a) at least 30 days prior to the Expiration Date, or (b) on or prior to any sooner termination of the Demised Term, may require Tenant to leave all wiring referred to in Section 21.01 in place, in which event all such wiring shall remain in the Demised Premises and the Building and become the property of Owner, at no cost and expense to Owner.

Section 21.03.Notwithstanding anything to the contrary set forth in this Lease, including, but not limited to, Section 21.01, Owner shall itself have the right at its election to remove any of the stairs and any other Specialty Alterations (except as otherwise set forth in Section 3.01W), in which event all reasonable out of pocket expenses incurred by Owner in connection therewith shall be reimbursed by Tenant upon demand of Owner.  Reasonable substantiation for such costs shall be furnished to Tenant upon request.

Section 21.04.Holdover:   There shall be no holding over by Tenant after the expiration or earlier termination of this Lease and the failure by Tenant to deliver possession of the Demised Premises to Owner in accordance with this Lease shall be an unlawful holdover.  If possession of the Demised Premises shall not be surrendered to Owner in accordance with the terms and conditions of this Lease on or before the Expiration Date or earlier termination of this Lease, then in addition to any other rights or remedies Owner may have under the Lease or at law or in equity, including, without limitation, to obtain possession of the Demised Premises by summary proceeding or other lawful action or remedy and/or to recover damages from Tenant’s holdover, but subject to the terms of Section 19.05 of this Lease, Owner shall be entitled to, in order to compensate Owner for Tenant’s holdover use and occupancy of the Demised Premises, but not as rent, use and occupancy charges.    Owner and Tenant agree that (x) with respect to the first (2) months in which Tenant holds over for any days in any such month, the use and occupancy charge for each such month shall be a sum equal to one-hundred fifty percent (150%) of the monthly Fixed Rent and increases therein pursuant to Article 23 for the last month before the Expiration Date (plus charges that would have accrued under Article 29 if the Lease had remained in effect) and (y) with respect to any month thereafter in which Tenant holds over for any days, the use and occupancy charge for each such month shall be a sum equal to two hundred percent (200%) of the monthly Fixed Rent and increases therein pursuant to Article 23 for the last month before the Expiration Date (plus charges that would have accrued under Article 29 if the Lease had remained in effect).    Such payment shall be made on the first day of each month after the expiration or sooner termination of this Lease whether or not Tenant anticipates vacating the Demised Premises in such calendar month.   Owner waives no rights against Tenant by reason of accepting any holding over by Tenant. The provisions of this Section 21.04 shall not in any way be deemed to (i) permit Tenant to remain in possession of the Demised Premises after the Expiration Date or sooner termination of this Lease, or (ii) imply any right of Tenant to use or occupy the Demised Premises upon expiration or termination of this Lease and the Demised Term, and no acceptance by Owner of payments from Tenant after the Expiration Date or sooner termination of the Demised Term shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 21.04.

Section 21.05.Tenant’s obligations under this Article shall survive the expiration or sooner termination of the Demised Term.

ARTICLE 22

QUIET ENJOYMENT

Section 22.01.Quiet Enjoyment:  Owner covenants and agrees with Tenant that so long as this Lease is in full force and effect, Tenant may peaceably and quietly enjoy the Demised Premises during the Demised Term, subject, however, to the terms, covenants and conditions of this Lease including, but not limited to, the provisions of Section 37.01, and subject to the Superior Lease and the Mortgage referred to in Section 7.01.

ARTICLE 23

TAX AND OPERATING PAYMENTS

Section 23.01.Definitions:  In the determination of any increase in the Fixed Rent under the provisions of this Article, Owner and Tenant agree that the following terms shall have the following meanings:

A.The term “Tax Escalation Year” shall mean each fiscal year commencing July 1st and ending on the following June 30th which shall include any part of the Demised Term.

B.The term “Escalation Year” shall mean each calendar year which shall include any part of the Demised Term.

C.The term “Taxes” shall be deemed to mean a sum equal to the aggregate of:  (i) the product determined by multiplying (a) the then applicable full New York City real estate tax rate in effect with respect to the Borough of Manhattan by (b) the then applicable assessed valuation of the Real Property, without giving effect, in either the fiscal tax year beginning on July 1, 2016 and ending on June 30, 2017 (i.e., the fiscal year used to determine Owner’s Basic Tax Liability) or in any Tax Escalation Year, to any tax reduction, abatement or exemption programs,    plus (ii) amounts assessed and payable by Owner by any business improvement district in which the Real Property is located plus (iii) any other assessments, special or otherwise, upon or with respect to the Real Property imposed by the City or County of New York or any other taxing authority.  If by law, any assessment of Taxes may be divided and paid in annual installments, then, for the purposes of this Article and calculating Tenant’s obligations on account of Taxes, (I) such assessment shall be deemed to have been so divided, (II) such assessment shall be deemed payable in the maximum number of annual installments permitted by law, and (III) there shall be deemed included in Taxes for each Tax Escalation Year the annual installment of such assessment becoming a lien during such Tax Escalation Year, together with interest payable during such Tax Escalation Year on such annual installment and on all installments thereafter becoming due as provided by law, all as if such assessment had been so divided.  If, due to any change in the method of taxation, any franchise, income, profit, sales, rental, use and occupancy or other tax or payments in lieu of any such taxes shall be substituted for, or levied against Owner or any owner of the Building or the Real Property, in lieu of any real estate taxes or assessments upon or with respect to the Real Property, such tax or payments in lieu of any such taxes shall be included in the term Taxes for the purposes of this Article.    Except as expressly provided in the immediately preceding sentence and notwithstanding any other provisions of this Lease to the contrary, Taxes shall not include (i) any taxes on Owner’s income, (ii) any franchise taxes, (iii) any estate, gift, transfer, sales or inheritance taxes, (iv) mortgage recording or capital gains taxes, (v) any increase in Taxes resulting from physically adding space to the Building, (vi) Taxes assessed on signage located on the Building, or (vii) any interest or penalties incurred by Owner, any lessor under a Superior Lease or the holder of a Mortgage as a result of Owner’s or such lessor’s or holder’s late payment of Taxes

D.The term “Owner’s Basic Tax Liability” shall mean a sum equal to Taxes payable for the fiscal tax year beginning on July 1, 2016 and ending on June 30, 2017.

E.The term “Demised Premises Area” shall mean 24,195 and the term “Building Area” shall mean 856,032.

F.The term “Tenant’s Proportionate Share” shall mean the fraction, the denominator of which is the Building Area and the numerator of which is the Demised Premises Area, which Owner and Tenant agree is, with respect to the Demised Premises set forth in Section 1.02 of this Lease, 2.825%.

G.The term “Base Operating Expenses” shall mean a sum equal to Operating Expenses for the calendar year 2016 (which calendar year is sometimes referred to as the “Base Escalation Year”).

H.(1)The term “Operating Expenses” shall, subject to the provisions of Paragraph (2) of this Subsection 23.01.H, mean the aggregate cost and expense incurred by Owner in the operation, maintenance, management and security of the Real Property and the Building and any plazas, sidewalks and curbs adjacent thereto including, without limitation, but without duplication, the cost and expense of the following:

(a)salaries, wages, medical, surgical and general welfare and other so-called “fringe” benefits (including group insurance and retirement benefits) for employees (including, but not limited to, employees who provide twenty four (24) hour services, seven (7) days per week throughout the year) of Owner or any contractor of Owner engaged in the cleaning, operation, maintenance or management of the Real Property, or engaged for security purposes and/or for receiving or transmitting deliveries to and from the Building, and payroll taxes and workmen’s compensation insurance premiums relating thereto,

(b)gas, steam, water and sewer rental,

(c)all electrical costs incurred in the operation of the Building which do not relate to tenantable space in the Building,

(d)utility taxes,

(e)rubbish removal,

(f)fire, casualty, liability, rent and other insurance carried by Owner,

(g)repairs, repainting, replacement, maintenance of grounds, and Included Improvements (as provided in Paragraph (2) of this Subsection 23.01.H),

(h)Building supplies,

(i)uniforms and cleaning thereof,

(j)snow removal,

(k)window cleaning,

(l)service contracts with independent contractors for any of the foregoing (including, but not limited to, elevator, heating, air conditioning, ventilating, sprinkler system, fire alarm and telecommunication equipment maintenance),

(m)management fees (whether or not paid to any person, firm or corporation having an interest in or under common ownership with Owner or any of the persons, firms or corporations comprising Owner, or to any firm or corporation in which any partner of Owner has an interest) in the amount of one ($1.00) dollar per rentable square foot of the Building Area in the Base Escalation Year (which for the purposes of this subsection (m) shall be deemed to be 856,032 rentable square feet) which amount for management fees shall increase in each Escalation Year subsequent to the Base Escalation Year by the same percentage of increase as the percentage of increase in the aggregate of all other Operating Expenses,

(n)legal fees and disbursements and other expenses (excluding, however, legal fees and expenses incurred in connection with any application or proceeding brought for reduction of the assessed valuation of the Real Property or any part thereof and any legal fees specifically excluded pursuant to Section 23.01H(2),

(o)auditing fees,

(p)advertising and promotion expenses,

(q)all costs of compliance under the provisions of any present or future Superior Lease other than the payment of rental and impositions thereunder and increases in the basic rent under such Leases as a result of adjustments in such basic rent, and

(r)all other costs and expenses incurred in connection with the operation, maintenance, management and security of the Real Property and the Building, and any plazas, sidewalks and curbs adjacent thereto.

(2)The cost and expense of the following shall be excluded from the calculation of operating expenses:

(a)leasing and brokerage commissions;

(b)executives’ salaries above the grade of building manager and superintendent;

(c)capital improvements and replacements which under generally accepted accounting principles and practice would be classified as capital expenditures, except the cost and expense of any improvement, alteration, replacement or installation which is either (i) required by any Legal Requirement enacted or first applicable after the date of this Lease (whether such Legal Requirement so enacted or first applicable is a new requirement or a modification of an existing Legal Requirement), or (ii) designed, in Owner’s  reasonable judgment, to result in savings or reductions in Operating Expenses (such improvements, alterations, replacements and installations are referred to as “Included Improvements”); the cost and expense of Included Improvements whenever made shall be included in Operating Expenses for any Escalation Year subsequent to the Base Escalation Year to the extent of (x) the annual amortization or depreciation of the cost and expense to Owner of such Included Improvements, as amortized or depreciated on a straight line basis over ten (10) years allocable to such Escalation Year plus (y) an annual charge for interest upon the unamortized or undepreciated portions of such cost and expense at the average prime rate (as defined in Section 31.03) during the Escalation Year in question;

(d)any other item which under generally accepted accounting principles and practice would not be regarded as an operating, maintenance or management expense;

(e)any item for which Owner is entitled to be compensated through proceeds of insurance or condemnation awards; and

(f)any specific compensation which Owner receives from any tenant for services rendered to such tenant by Owner above and beyond those services generally rendered by Owner to tenants in the Building without specific compensation therefor;

(g)costs and expenses of providing cleaning services to the tenantable areas of the Building;

(h)Taxes;

(i)franchise, mortgage, gross receipts, personal property, income, transfer, gains inheritance, sales, estate and gift taxes imposed on Owner;

(j)debt service (including both interest and amortization payments) and financing and refinancing costs;

(k)leasehold improvements made for tenants of the Building or made in order to prepare for occupancy by a new tenant, except for such costs which are repairs which would have been made in the absence of any such occupancy or lease;

(l)attorney’s fees and disbursements incurred (i) in procuring tenants or in negotiating leases or renewing leases, (ii) in connection with any mortgaging, financing, refinancing, sale, or entering into or extending or modifying any ground or underlying lease, or (iii) the resolution of disputes with other tenants or occupants of the Building unless legal fees for enforcement of space leases or other use agreements affects Tenant’s or any other tenant’s use or occupancy or enjoyment of the Building, the Demised Premises or the space occupied by such other tenant;

(m)depreciation on the Building and its components (subject, however, to the provisions of this Subsection 23.01H with respect to Included Improvements);

(n)advertising, entertainment and promotional expenses of the Building;

(o)any cost incurred by Owner to the extent Owner is entitled to specific reimbursement therefor by Tenant or any tenant or other occupant of the Building (excluding, however, any reimbursement from Tenant or any tenant pursuant to additional rent or rent escalation provisions in the nature of this Article 23);

(p)expenses in connection with services or other benefits provided to other tenants which are not provided to Tenant;

(q)the cost of repairs or replacements incurred by reason of fire or other casualty or condemnation;

(r)any cost representing an amount paid to an entity related to Owner which is in excess of the amount which would have been paid in the absence of such relationship, but without vitiating the provisions of Section 23.01H(1)(m); for the purposes of this Section 23.01H(2)(r), a related entity of Owner shall be any entity which is either owned or controlled by, or under common control with, Owner or any general partner of Owner by reason of ownership of such entity or control of the management and policies of such entity;

(s)costs which are attributable to the general overhead and administrative expenses of Owner, except to the extent specifically included in this Section 23.01H;

(t)political or charitable contributions;

(u) lease takeover costs incurred by Owner in connection with the entering into of leases in the Building and costs incurred by Owner to relocate tenants in the Building in order to consummate a specific lease or to accommodate a specific tenant’s request;

(v)to the extent any costs includible in Operating Expenses are incurred with respect to both the Building and other properties (including, without limitation, salaries, fringe benefits and other compensation of Owner’s personnel who provide services to both the Building and other properties), there shall be excluded from Operating Expense a fair and reasonable percentage thereof which is properly allocable to such other properties;

(w)the amount of any fine or penalty paid by Owner due to Owner’s violation of any Legal Requirement, and any interest paid by Owner in connection with its late payment of any Operating Expenses;

(x)the cost of removing, encapsulating or otherwise abating any asbestos or other hazardous material in the Building not generated or brought to the Building by Tenant or its agents; provided, however, that for the purposes of this Subsection H(2)(x), a hazardous material shall only be any substance or material deemed to be a hazardous material by any Legal Requirement in effect on the date of this Lease and introduced into the Building in violation of Legal Requirements in effect on the date of this Lease, and any substances and materials that are deemed to be a hazardous materials by any Legal Requirement enacted after the date of this Lease or hereafter deemed in the Building in violation of Legal Requirements shall be referred to in this Article 23 as “Future Hazardous Materials” and notwithstanding anything to the contrary set forth in this Lease, the costs of removing or otherwise handling Future Hazardous Materials shall be included in Operating Expenses as an Included Improvement;

(y)costs attributable to the gross negligence or willful misconduct of Owner;

(z)the cost of installing, operating and maintaining any specialty service such as an observatory, luncheon or other restaurant club or athletic or recreational club;

(aa)the cost of acquisition of works of art of the quality and nature of fine art as opposed to decorative artwork customarily found in first-class office buildings;

(bb)any compensation paid to clerks, attendants or other persons in commercial concessions owned or operated by Owner or its affiliates in the Building;

(cc)all costs associated with selling or hypothecating any of Owner’s interests in the Building;

(dd)leased items which, if purchased, would be treated as capital items pursuant to generally accepted accounting principles consistently applied, and which would not be includible in Operating Expenses as Included Improvements; and

(ee)auditing fees in connection with the resolution of disputes with other tenants or occupants of the Building.

I.The term “Owner’s Tax Statement” shall mean an instrument containing a reasonably detailed computation of any increase in the Fixed Rent pursuant to the provisions of Section 23.02 of this Article.    If not readily available to the public, Owner shall deliver with Owner’s Tax Statement a copy of the tax bill for the Tax Escalation Year in question and with it understood that the first Owner’s Tax Statement rendered shall include the tax bills for the periods in which Owner’s Basic Tax Liability is based.

J.The term “Owner’s Operating Expense Statement” shall mean an instrument containing a computation of any increase in the Fixed Rent pursuant to the provisions of Section 23.04 of this Article.

K.The term “Monthly Escalation Installment” shall mean a sum equal to one-twelfth (1/12th) of the increase in the Fixed Rent payable pursuant to the provisions of Subsection 23.04 A for the Escalation Year with respect to which Owner has most recently rendered an Owner’s Operating Expense Statement, appropriately adjusted to reflect (i) in the event such Escalation Year is a partial calendar year, the increase in the Fixed Rent which would have been payable for such Escalation Year if it had been a full calendar year, and (ii) the amount by which current Operating Expenses as reasonably estimated by Owner exceed Operating Expenses as reflected in such Owner’s Operating Expense Statement; and (iii) any net credit balance to which Tenant may be entitled pursuant to the provisions of Subsection 23.05 C.

L.The term “Monthly Escalation Installment Notice” shall mean a notice given by Owner to Tenant which sets forth the current Monthly Escalation Installment; such Notice may be contained in a regular monthly rent bill, in an Owner’s Operating Expense Statement, or otherwise, and may be given from time to time, at Owner’s election.

Section 23.02.Taxes:    A.If Taxes payable in any Tax Escalation Year shall be in such amount as shall constitute an increase above Owner’s Basic Tax Liability, the Fixed Rent for such Tax Escalation Year shall be increased by a sum equal to Tenant’s Proportionate Share of any such increase in Taxes.

B.Unless the first date with respect to which Tenant shall be responsible for a payment on account of increases in Taxes shall occur on a July 1st, any increase in the Fixed Rent pursuant to the provisions of Subsection A of this Section 23.02 for the Tax Escalation Year in which such date shall occur shall be apportioned in that percentage which the number of days in the period from such date to June 30th of such Tax Escalation Year, both inclusive, bears to the total number of days in such Tax Escalation Year.  Unless the Demised Term shall expire on a June 30th, any increase in the Fixed Rent pursuant to the provisions of said Subsection A for the Tax Escalation Year in which the date of the expiration of the Demised Term shall occur shall be apportioned in that percentage which the number of days in the period from July 1st of such Tax Escalation Year to such date of expiration, both inclusive, bears to the total number of days in such Tax Escalation Year.

Section 23.03.Calculation and Payment of Taxes:    A.Owner shall render to Tenant, either in accordance with the provisions of Article 27 or by personal delivery at the Demised Premises or by regular mail to the same address as Fixed Rent bills are sent by Owner, an Owner’s Tax Statement or Statements with respect to each Tax Escalation Year, either prior to or during such Tax Escalation Year.  Owner’s failure to render an Owner’s Tax Statement with respect to any Tax Escalation Year shall not prejudice Owner’s right to recover any sums due to Owner hereunder with respect to such Tax Escalation Year nor shall it deprive Tenant of any credit to which it otherwise might be entitled to for any Tax Escalation Year pursuant to the provisions of Subsection C of this Section 23.03,  provided however, that Owner shall submit an Owner’s Tax Statement with respect to any Tax Escalation Year within two (2) years after the end of any such Tax Escalation Year, otherwise, Owner shall be deemed to have waived the right to collect any sums as a result of increased taxes with respect to such Tax Escalation Year, provided that in the event Owner shall have so timely submitted such Owner’s Tax Statement, Owner shall not be precluded from exercising Owner’s rights under Subsection D of this Section 23.03 with respect to such Tax Escalation Year subsequent to such two (2) year period.  The obligations of Owner and Tenant under the provisions of Section 23.02 and this Section 23.03 with respect to any increase in Fixed Rent or any payment or credit to which Tenant may be entitled shall survive the expiration or any sooner termination of the Demised Term.  Tenant acknowledges that under present law, Taxes are payable by Owner (i) with respect to a fiscal year commencing July 1st and ending on the following June 30th, and (ii) in two (2) installments, in advance, the first of which is payable on July 1st, and the second and final payment of which is payable on the following January 1st.  Within thirty  (30) days next following rendition of the first Owner’s Tax Statement which shows an increase in the Fixed Rent for any Tax Escalation Year (but in no event shall the same be due from Tenant prior to the date thirty (30) days before such payment is due to the taxing authority), Tenant shall pay to Owner one-half (½) of the amount of the increase shown upon such Owner’s Tax Statement for such Tax Escalation Year (including any apportionment pursuant to the provisions of Subsection B of Section 23.02); and, subsequently, provided Owner shall have rendered to Tenant an Owner’s Tax Statement, Tenant shall pay to Owner not later than thirty (30) days prior to the date on which the installment of Taxes is required to be paid by Owner a sum equal to one-half (½) of Tenant’s Proportionate Share of Taxes payable with respect to such Tax Escalation Year as shown on such Owner’s Tax Statement.  Tenant further acknowledges that it is the purpose and intent of this Section 23.03 to provide Owner with Tenant’s Proportionate Share of the increase in Taxes pursuant to the provisions of this Subsection A thirty (30) days prior to the time such installment of Taxes is required to be paid by Owner without penalty or interest.  Accordingly, Tenant agrees if the number of such installments and/or the date of payment thereof and/or the fiscal year used for the purpose of Taxes shall change then (a) at the time that any such revised installment is payable by Owner, Tenant shall pay to Owner the amount which shall provide Owner with Tenant’s Proportionate Share of the increases in Taxes pursuant to the provisions of Subsection 23.02.A applicable to the revised installment of Taxes then required to be paid by Owner, and (b) this Article shall be appropriately adjusted to reflect such change and the time for payment to Owner of Tenant’s Proportionate Share of any increase in Taxes as provided in this Article shall be appropriately revised so that Owner shall always be provided with Tenant’s Proportionate Share of the increase in Taxes thirty (30) days prior to the installment of Taxes required to be paid by Owner.  Notwithstanding the foregoing provisions of this Subsection A to the contrary, in the event the holder of any mortgage affecting the Building, the plot of land on which it stands, or any ground or underlying lease, including, but not limited to, the Ground and Development Rights Lease, shall require Owner to make monthly deposits on account of real estate taxes, then this Article shall be appropriately adjusted to reflect the requirement that Owner make monthly deposits on account of real estate taxes so that Owner shall always be provided with one-twelfth (1/12th) of Tenant’s Proportionate Share of such increase in Taxes with respect to any Tax Escalation Year thirty (30) days prior to the payment by Owner of such monthly deposits on account of real estate taxes.

B.If, as a result of any application or proceeding brought by or on behalf of Owner, Owner’s Basic Tax Liability shall be decreased, Owner’s Tax Statement next following such decrease shall include any adjustment of the Fixed Rent for all prior Tax Escalation Years reflecting a debit to Tenant equal to the amount by which (a) the aggregate Fixed Rent payable with respect to all such prior Tax Escalation Years (as increased pursuant to the operation of the provisions of Subsection A of Section 23.02) based upon such reduction of Owner’s Basic Tax Liability shall exceed (b) the aggregate Fixed Rent actually paid by Tenant with respect to all such prior Tax Escalation Years.

C.If, as a result of any application or proceeding brought by or on behalf of Owner for reduction of the assessed valuation of the Real Property for any fiscal tax year subsequent to the fiscal tax year commencing July 1st, 2016 and expiring June 30th, 2017, there shall be a decrease in Taxes for any Tax Escalation Year with respect to which Owner shall have previously rendered an Owner’s Tax Statement, Owner’s Tax Statement next following such decrease shall include an adjustment of the Fixed Rent for such Tax Escalation Year reflecting a credit to Tenant equal to the amount by which (i) the Fixed Rent actually paid by Tenant with respect to such Tax Escalation Year (as increased pursuant to the operation of the provisions of Subsection A of Section 23.02), shall exceed (ii) the Fixed Rent payable with respect to such Tax Escalation Year (as increased pursuant to the operation of the provisions of Subsection A of Section 23.02) based upon such reduction of the assessed valuation.  In the event that the Demised Term has expired, such credit shall be refunded to Tenant.  Tenant shall not bring or cause to be brought any application or proceeding for reduction of the assessed valuation of the Real Property.  Tenant shall pay to Owner within thirty (30) days after demand, as additional rent under this Lease, a sum equal to Tenant’s Proportionate Share of all reasonable out-of-pocket costs and expenses, including, without limitation, counsel fees, paid or incurred by Owner in connection with any application or proceeding brought for reduction of the assessed valuation of the Real Property or any other contest of Taxes upon the Real Property for any Tax Escalation Year, whether or not such application, proceeding or other contest was commenced and/or settled and/or determined prior to the Tax Escalation Year in question.  Any amounts payable by either party to the other by operation of the provisions of this Subsection C shall be payable within thirty (30) days after rendition of an Owner’s Tax Statement.

Section 23.04.Operating Expenses:    A.If Operating Expenses in any Escalation Year shall be in such an amount as shall constitute an increase above Base Operating Expenses, the Fixed Rent for such Escalation Year shall be increased by a sum equal to Tenant’s Proportionate Share of any such increase.

B.Unless the Commencement Date shall occur on a January 1st, any increase in the Fixed Rent pursuant to the provisions of Subsection A of this Section 23.04 for the Escalation Year in which the Commencement Date shall occur shall be apportioned in that percentage which the number of days in the period from the Commencement Date to December 31st of such Escalation Year, both dates inclusive, bears to the total number of days in such Escalation Year.  Unless the Demised Term shall expire on December 31st any increase in the Fixed Rent pursuant to the provisions of Subsection A of this Section 23.04 for the Escalation Year in which the date of the expiration of the Demised Term shall occur shall be apportioned in that percentage which the number of days in the period from January 1st of such Escalation Year to such date of expiration, both dates inclusive, bears to the total number of days in such Escalation Year.

C.In the determination of any increase in the Fixed Rent pursuant to the foregoing provisions of this Section 23.04, if during any Escalation Year (i) the Building shall not have been fully occupied, or (ii) Owner shall not furnish any particular item(s) of work or service which would otherwise constitute an item(s) of Operating Expenses to portions of the Building because (a) such item(s) is not required or desired by the tenant or occupant of such portion, including Tenant, or (b) such tenant, including Tenant, is itself obtaining and providing such item(s) or (c) for any other reasons, Operating Expenses for such Escalation Year shall be equitably adjusted (by including such additional expenses as Owner would have incurred) to the extent, if any, required to reflect full occupancy or to reflect the fact that such item(s) is so provided by Owner, as the case may be.

Section 23.05.Calculation and Payment of Operating Expenses:    A.Owner shall render to Tenant, either in accordance with the provisions of Article 27 or by personal delivery at the Demised Premises or by regular mail to the same address as Fixed Rent bills are sent by Owner, an Owner’s Operating Expense Statement with respect to each Escalation Year on or before the next succeeding October 1st.  Owner’s failure to render an Owner’s Operating Expense Statement with respect to any Escalation Year shall not prejudice Owner’s right to recover any sums due to Owner hereunder with respect to such Escalation Year, provided however, that Owner shall submit an Owner’s Operating Expense Statement with respect to any Escalation Year within two (2) years after the end of such Escalation Year, otherwise Owner shall be deemed to have waived the right to collect any sums on account of Operating Expenses with respect to such Escalation Year..

B.Within thirty  (30) days next following rendition of the first Owner’s Operating Expense Statement which shows an increase in the Fixed Rent for any Escalation Year, Tenant shall pay to Owner the entire amount of such increase.  In order to provide for current payments on account of future potential increases in the Fixed Rent which may be payable by Tenant pursuant to the provisions of Subsection 23.04.A, Tenant shall also pay to Owner at such time, provided Owner has given to Tenant a Monthly Escalation Installment Notice, a sum equal to the product of (i) the Monthly Escalation Installment set forth in such Notice multiplied by (ii) the number of months or partial months which shall have elapsed between January 1st of the Escalation Year in which such payment is made and the date of such payment, less any amounts theretofore paid by Tenant to Owner on account of increases in the Fixed Rent for such Escalation Year pursuant to the provisions of the penultimate sentence of this Subsection 23.05.B; thereafter Tenant shall make payment of a Monthly Escalation Installment throughout each month of the Demised Term.  Monthly Escalation Installments shall be added to and payable as part of each monthly installment of Fixed Rent.  Notwithstanding anything to the contrary contained in the foregoing provisions of this Article, prior to the rendition of the first Owner’s Operating Expense Statement which shows an increase in the Fixed Rent for any Escalation Year, Owner may render to Tenant a pro-forma Owner’s Operating Expense Statement containing a bona fide estimate of the increase in the Fixed Rent for the Escalation Year in which the Commencement Date shall occur and/or the subsequent Escalation Year. Following the rendition of such pro-forma Owner’s Operating Expense Statement, Tenant shall pay to Owner a sum equal to one twelfth (1/12th) of the estimated increase in the Fixed Rent shown thereon for such Escalation Year or Years multiplied by the number of months which may have elapsed between the Commencement Date and the month in which such payment is made and thereafter pay to Owner, on the first day of each month of the Demised Term (until the rendition by Owner of the first Owner’s Operating Expense Statement) a sum equal to one twelfth (1/12th) of the increase in the Fixed Rent shown on such pro-forma Owner’s Operating Expense Statement.  Any sums paid pursuant to the provisions of the immediately preceding sentence shall be credited against the sums required to be paid by Tenant to Owner pursuant to the Owner’s Operating Expense Statement for the first Escalation Year for which there is an increase in the Fixed Rent pursuant to the provisions of Subsection A.

C.Following rendition of the first Owner’s Operating Expense Statement and each subsequent Owner’s Operating Expense Statement a reconciliation shall be made as follows: Tenant shall be debited with any increase in the Fixed Rent shown on such Owner’s Operating Expense Statement and credited with the aggregate amount, if any, paid by Tenant in accordance with the provisions of Subsection B of this Section on account of future increases in the Fixed Rent pursuant to Subsection 23.04 A. which has not previously been credited against increases in the Fixed Rent shown on Owner’s Operating Expense Statements.  Tenant shall pay any net debit balance to Owner within thirty (30) days next following rendition by Owner, either in accordance with the provisions of Article 27 or by personal delivery at the Demised Premises or by regular mail to the same address as Fixed Rent bills are sent by Owner, of an invoice for such net debit balance; any net credit balance shall be applied as an adjustment against the next accruing Monthly Escalation Installment as provided in Subsection L of Section 23.01 (unless there is no such Monthly Escalation Installment remaining, in which event any net credit balance shall be payable by Owner to Tenant within fifteen (15) days next following the rendition of the Owner’s Operating Expense Statement.)

D.Notwithstanding anything to the contrary contained herein, in no event shall Tenant be required to pay any increases in respect of Operating Expenses for or with respect to any period prior to the date one (1) year immediately following the Commencement Date.

Section 23.06.Dispute Resolution:    A.In the event of any dispute between Owner and Tenant arising out of the application of the Operating Expense provisions of this Article, such dispute shall be determined by arbitration in New York City in accordance with the provisions of Article 36.  Notwithstanding any such dispute and submission to arbitration, or any dispute with respect to the Tax Payment provisions of this Article (which dispute shall not be subject to arbitration but which can only be prosecuted by the institution of legal proceedings by Tenant), any increase in the Fixed Rent shown upon any Owner’s Operating Expense Statement or any Monthly Escalation Installment Notice or any Owner’s Tax Statement shall be payable by Tenant within the time limitation set forth in this Article.  If the determination in such arbitration or legal proceedings shall be adverse to Owner, any amount paid by Tenant to Owner in excess of the amount determined to be properly payable shall be credited against the next accruing installments of Fixed Rent due under this Lease.  However, if there are no such installments, such amounts shall be paid by Owner to Tenant within ten (10) days following such determination.

B.In the event Tenant disagrees with any computation or other matter contained in any Owner’s Operating Expense Statement or any Monthly Escalation Installment Notice, Tenant shall have the right to give notice to Owner within one hundred eighty (180) days next following rendition of such Statement or Notice setting forth the particulars of such disagreement.  If the matter is not resolved within thirty (30) days next following the giving of such notice by Tenant, any such dispute with respect to Taxes shall be determined by applicable legal proceedings and any such dispute with respect to Operating Expenses shall be deemed a dispute which either party may submit to arbitration pursuant to the provisions of Subsection A of this Section.  If (i) Tenant does not give a timely notice to Owner in accordance with the foregoing provisions of this Subsection disagreeing with any computation or other matter contained in any Owner’s Operating Expense Statement or any Monthly Escalation Installment Notice and setting forth the particulars of such disagreement, or (ii) if any such timely notice shall have been given by Tenant, the matter shall not have been resolved and, with respect to Operating Expenses, neither party shall have submitted the dispute to arbitration within thirty (30) days next following the giving of such notice by Tenant, Tenant shall be deemed conclusively to have accepted such Owner’s Operating Expense Statement or Monthly Escalation Installment Notice, as the case may be, and shall have no further right to dispute the same.    At the time Tenant performs its first audit of Operating Expenses for any Escalation Year, Tenant shall also be entitled to audit the Base Operating Expenses.

C.(1)Tenant or its usual auditors of its normal books and records (provided same are certified public accountants) or any other firm of independent certified public accountants having at least 25 partners or shareholders and a reputation in the industry for performing quality audits similar to those performed by any of the so-called “big four” accounting firms, in each case at Tenant’s expense, shall have the right to examine those portions of Owner’s records which are  reasonably required to verify the accuracy of any amounts shown on any Owner’s Operating Expense Statement (including, at the time Tenant performs its first audit, Owner’s Operating Expense statement rendered in connection with the Base Escalation Year) provided Tenant shall notify Owner of its desire to so examine such records within one hundred eighty (180) days next following rendition of such Owner’s Operating Expense Statement.  Owner shall maintain such records for a period of three (3) years following the expiration of the Escalation Year to which they relate.  Upon Tenant’s timely request, Owner shall make such records available and any such examination shall be conducted at the office of Owner’s accountants in New York City or at such other reasonable place designated by Owner during normal office hours.

(2)Tenant acknowledges and agrees that not more than three (3) of its employees or three (3) persons employed by such auditors shall be entitled to entry to the offices of Owner at any one time for the purposes of such review and inspection.  Tenant hereby recognizes the confidential, privileged and proprietary nature of such records and the information and data contained therein, as well as any compromise, settlement or adjustment reached between Owner and Tenant relating to the results of such examination, and Tenant covenants and agrees for itself, and its employees, agents and representatives (including, but not limited to, such auditors, and any attorneys or consultants retained by Tenant as hereinafter provided), that such books, records, information, data, compromise, settlement and adjustment will be held in the strictest confidence and not be divulged, disclosed or revealed to any other person except (x) to the extent required by law, court order or directive of any Governmental Authority or (y) to such auditors or any attorneys retained by Tenant or consultants retained by Tenant in connection with any action or proceeding between Owner and Tenant as to Operating Expenses or Owner’s Operating Expense Statement and no examination of any such records shall be permitted unless and until such auditors, attorneys and consultants affirmatively agree and consent to be bound by the provisions of this Section 23.06C.

(3)Tenant agrees that this Section 23.06C is of material importance to Owner and that any violation thereof shall result in immediate harm to Owner and Owner shall have all rights allowed by law or equity if Tenant, its employees, agents, and representatives (including, but not limited to, such auditors, attorneys or consultants) violate the terms of this Section 23.06C, and Tenant shall indemnify and hold Owner harmless of and from all loss, cost, damage, liability and expense (including, but not limited to reasonable out of pocket counsel fees and disbursements) arising from a breach of the foregoing obligations of Tenant or any of its employees, agents and representatives, (including but not limited to, such auditors, attorneys or consultants).  This obligation of Tenant and its employees, agents and representatives (including, but not limited to, any such auditors, attorneys or consultants) shall survive the expiration or sooner term of the Demised Term.

Section 23.07.Collection of Increases in Fixed Rent:  Subject to the provisions of this Article, the obligations of Owner and Tenant under the provisions of this Article shall survive the expiration or any sooner termination of the Demised Term.  All sums payable by Tenant under this Article shall be collectible by Owner in the same manner as additional rent.

ARTICLE 24

NO WAIVER

Section 24.01.Owner’s Termination Not Prevented:  Neither any option granted to Tenant in this Lease or in any collateral instrument to renew or extend the Demised Term, nor the exercise of any such option by Tenant, shall prevent Owner from exercising any option or right granted or reserved to Owner in this Lease or in any collateral instrument or which Owner may have by virtue of any law, to terminate this Lease and the Demised Term or any renewal or extension of the Demised Term either during the original Demised Term or during the renewed or extended term.  Any termination of this Lease and the Demised Term shall serve to terminate any such renewal or extension of the Demised Term and any right of Tenant to any such renewal or extension, whether or not Tenant shall have exercised any such option to renew or extend the Demised Term.  Any such option or right on the part of Owner to terminate this Lease shall continue during any extension or renewal of the Demised Term.  No option granted to Tenant to renew or extend the Demised Term shall be deemed to give Tenant any further option to renew or extend.

Section 24.02.No Termination by Tenant/No Waiver:  No act or thing done by Owner or Owner’s agents during the Demised Term shall constitute a valid acceptance of a surrender of the Demised Premises or any remaining portion of the Demised Term except a written instrument accepting such surrender, executed by Owner.  No employee of Owner or of Owner’s agents shall have any authority to accept the keys of the Demised Premises prior to the termination of this Lease and the Demised Term, and the delivery of such keys to any such employee shall not operate as a termination of this Lease or a surrender of the Demised Premises; however, if Tenant desires to have Owner sublet the Demised Premises for Tenant’s account, Owner or Owner’s agents are authorized to receive said keys for such purposes without releasing Tenant from any of its obligations under this Lease, and Tenant hereby relieves Owner of any liability for loss of, or damage to, any of Tenant’s property or other effects in connection with such subletting.  The failure by Owner or Tenant to seek redress for breach or violation of, or to insist upon the strict performance of, any term, covenant or condition of this Lease on the other party’s part to be observed or performed, shall not prevent a subsequent act or omission which would have originally constituted a breach or violation of any such term, covenant or condition from having all the force and effect of an original breach or violation.  The receipt by Owner or payment by Tenant of rent with knowledge of the breach or violation by the other party of any term, covenant or condition of this Lease on such party’s part to be observed or performed shall not be deemed a waiver of such breach or violation.  Owner’s failure to enforce any Building Rule against Tenant or against any other tenant or occupant of the Building shall not be deemed a waiver of any such Building Rule.  No provision of this Lease shall be deemed to have been waived by Owner unless such waiver shall be set forth in a written instrument executed by Owner.  No payment by Tenant or receipt by Owner of a lesser amount than the aggregate of all Fixed Rent and additional rent then due under this Lease shall be deemed to be other than on account of the first accruing of all such items of Fixed Rent and additional rent then due, no endorsement or statement on any check and no letter accompanying any check or other rent payment in any such lesser amount and no acceptance of any such check or other such payment by Owner shall constitute an accord and satisfaction, and Owner may accept any such check or payment without prejudice to Owner’s right to recover the balance of such rent or to pursue any other legal remedy.

ARTICLE 25

MUTUAL WAIVER OF TRIAL BY JURY

Section 25.01.Owner and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by Owner or Tenant against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of landlord and tenant, the use or occupancy of the Demised Premises by Tenant or any person claiming through or under Tenant, any claim of injury or damage, and any emergency or other statutory remedy; however, the foregoing waiver shall not apply to any action for personal injury or property damage.  The provisions of the foregoing sentence shall survive the expiration or any sooner termination of the Demised Term.  If Owner commences any summary proceeding, or any other proceeding of like import, Tenant agrees:  (i) not to interpose any counterclaim of whatever nature or description in any such summary proceeding, or any other proceeding of like import, unless failure to interpose such counterclaim would preclude Tenant from asserting such claim in a separate action or proceeding; and (ii) not to seek to remove to another court or jurisdiction or consolidate any such summary proceeding, or other proceeding of like import, with any action or proceeding which may have been, or will be, brought by Tenant.  In the event that Tenant shall breach any of its obligations set forth in the immediately preceding sentence, Tenant agrees (a) to pay all of Owner’s  reasonable attorneys’ fees and disbursements in connection with Owner’s enforcement of such obligations of Tenant and (b) in all events, to pay all accrued, present and, as the same become due under this Lease, future Fixed Rent and increases therein and additional rent payable pursuant to the provisions of this Lease.

Section 25.02.A.Each of Owner and Tenant hereby submits itself to the jurisdiction of the State of New York in any action or proceeding arising out of or under this Lease, and each of Owner and Tenant agrees that this Lease shall be governed, construed and interpreted in accordance with the laws of the State of New York which shall apply in any such action or proceeding.

B.All judicial actions, suits or proceedings brought against Tenant with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Lease or for recognition or enforcement of any judgment rendered in any such proceedings may be brought in any state or federal court of competent jurisdiction in the City of New York.  By execution and delivery of this Lease, Tenant accepts, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Lease from which no appeal has been taken or is available.  Tenant hereby irrevocably waives any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction.  Nothing herein shall limit the right of Owner to bring any action, suit or proceeding against Tenant in any other court of competent jurisdiction.  Tenant acknowledges that final judgment against it in any action, suit or proceeding referred to in this Article shall be conclusive and may be enforced in any other jurisdiction, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any such judgment against Tenant.

ARTICLE 26

INABILITY TO PERFORM

Section 26.01.If, by reason of strikes or other labor disputes, fire or other casualty (or reasonable delays in adjustment of insurance), accidents, any Legal Requirements, any orders of any Governmental Authority or any other cause beyond Owner’s reasonable control, whether or not such other cause shall be similar in nature to those hereinbefore enumerated (each, a “Force Majeure Event”), Owner is unable to furnish or is delayed in furnishing any utility or service required to be furnished by Owner under the provisions of Article 29 or any other Article of this Lease or any collateral instrument, or is unable to perform or make or is delayed in performing or making any installations, decorations, repairs, alterations, additions or improvements, whether or not required to be performed or made under this Lease or under any collateral instrument, or is unable to fulfill or is delayed in fulfilling any of Owner’s other obligations under this Lease or any collateral instrument, no such inability or delay shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Owner or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.

Section 26.02.Tenant’s Inability to Perform:  If, by reason of strikes or other labor disputes, fire or other casualty (or reasonable delays in adjustment of insurance), accidents, any Legal Requirements, any orders of any Governmental Authority or any other cause beyond Tenant’s reasonable control whether or not similar to those hereinabove enumerated, Tenant is unable to fulfill any of Tenant’s obligations under this Lease or any collateral instrument (with the exception of any obligations on Tenant’s part to pay any sum of money due Owner, including, without limitation, the payment of Fixed Rent or increases thereof, or any additional rent, which monetary obligation shall remain unaffected by the provisions of this Section 26.02), Tenant shall not be required to fulfill such non-monetary obligations during the period that Tenant is so unable to fulfill them by reason of the above.

ARTICLE 27

NOTICES

Section 27.01.Except as otherwise expressly provided in this Lease, any bills, statements, notices, demands, requests or other communications given or required to be given under this Lease (sometimes collectively referred to as a “Notice”) shall be effective only if rendered or given in writing, sent by registered or certified mail (return receipt requested), or sent by nationally recognized courier service (e.g. Federal Express) providing dated evidence of receipt or refusal to accept delivery by the addressee, addressed as follows:

(a)To Tenant (i) at Tenant’s address set forth in this Lease if mailed prior to Tenant’s taking possession of the Demised Premises, Attn:    General Counsel or (ii) at the Building if mailed subsequent to Tenant’s taking possession of the Demised Premises, Attn:  General Counsel or (iii) at any place where Tenant or any agent or employee of Tenant may be found if mailed subsequent to Tenant’s vacating, deserting, abandoning or surrendering the Demised Premises, and in each of any notice of default or notice of termination given pursuant to Article 16 hereof, with a copies to Davis & Gilbert LLP, 1740 Broadway, New York, New York 10019, Attn: James Levine, Esq., or

(b)To Owner at Owner’s address set forth in this Lease, Attention:  William C. Rudin with a copy to Goldfarb & Fleece LLP, 560 Lexington Avenue, 6th Floor, New York, NY 10022, Attention:  Partner-in-Charge, Rudin Management, or

(c)addressed to such other address as either Owner or Tenant may designate as its new address for such purpose by notice given to the other in accordance with the provisions of this Section.  Any such bill, statement, notice, demand, request or other communication shall be deemed to have been rendered or given (x) if mailed: on the date when it shall have been mailed or (y) if sent by nationally recognized courier:  on the date when it shall have been delivered by such courier service or when delivery by such courier service was refused by the addressee.  Refusal to accept delivery of any Notice shall not limit or negate delivery of such Notice or limit, negate or render ineffective any such Notice.

Nothing contained in this Section 27.01 shall preclude, limit or modify Owner’s service of any notice, statement, demand or other communication in the manner required by law, including, but not limited to, any demand for rent under Article 7 of the New York Real Property Actions and Proceedings Law or any successor laws of like import.

ARTICLE 28

PARTNERSHIP TENANT

Section 28.01.If Tenant’s interest in this Lease shall be assigned to a general partnership (or to two (2) or more persons, individually and as co-partners of a general partnership) pursuant to Article 11 (any such general partnership and such persons are referred to in this Section as “Partnership Tenant”), the following provisions of this Section shall apply to such Partnership Tenant:  (i) each of the persons comprising Partnership Tenant, whether or not such person shall be one of the persons comprising Tenant at the time in question, hereby consents in advance to, and agrees to be bound by, any written instrument which may hereafter be executed, changing, modifying or discharging this Lease, in whole or in part, or surrendering all or any part of the Demised Premises to Owner, and by any notices, demands, requests or other communications which may hereafter be given by Partnership Tenant or by any of the persons comprising Partnership Tenant, and (ii) any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or to any of the persons comprising Partnership Tenant shall be deemed given or rendered to Partnership Tenant and to all such persons and shall be binding upon Partnership Tenant and all such persons, and (iii) Partnership Tenant shall give prompt notice to Owner of the admission of any such new partners, or shareholders, or members, as the case may be.

ARTICLE 29

UTILITIES AND SERVICES

Section 29.01.Elevators:  As long as this Lease is in full force and effect, Owner, at Owner’s expense, shall furnish necessary passenger elevator facilities on business days (as defined in Section 31.01) from 8:00 A.M. to 6:00 P.M. at a level consistent with Class A office buildings in midtown Manhattan and shall have a reasonable number of passenger elevators subject to call at all other times.  Tenant shall be entitled to the non-exclusive use of the freight elevators in common with other tenants and occupants of the Building from 8:00 A.M. to 6:00 P.M. on business days, subject to such reasonable rules as Owner may adopt for the use of the freight elevator.  At any time or times all or any of the elevators in the Building may, at Owner’s option, be automatic elevators, and Owner shall not be required to furnish any operator service for automatic elevators.  If Owner shall, at any time, elect to furnish operator service for any automatic elevators, Owner shall have the right to discontinue furnishing such service with the same effect as if Owner had never elected to furnish such service.

Section 29.02.Heat, Air Conditioning and Ventilation:  As long as this Lease is in full force and effect, Owner, at Owner’s expense (subject to the provisions of this Section and Section 29.04), shall furnish and distribute to the Demised Premises through the Building heating, ventilating and air conditioning (referred to as “HVAC”) systems, when required for the comfortable occupancy of the Demised Premises, heated, cooled and outside air, in accordance with the specification attached hereto and made a part hereof as Exhibit 2 (the “HVAC Spec”)  on a year-round basis from 8:00 A.M. to 6:00 P.M. on business days and from 8:00 A.M. to 1:00 P.M. on Saturdays.  Tenant understands, however, that the equipment which will be employed in distributing air will be connected to Tenant’s electric meter and Tenant shall be responsible for payment of all electricity consumed by such equipment.  Notwithstanding the foregoing provisions of this Section, Owner shall not be responsible if the normal operation of the HVAC systems shall fail to meet the HVAC Spec in any portions of the Demised Premises (a) which, by reason of any machinery or equipment installed by or on behalf of Tenant or any person claiming through or under Tenant, shall have an electrical load in excess of four (4) watts per square foot of usable area for all purposes (including lighting and power), or which shall have a human occupancy factor in excess of one person per 100 square feet of usable area (the average electrical load and human occupancy factors for which the HVAC systems are designed) or (b) because of any rearrangement of partitioning or other Alterations made or performed by or on behalf of Tenant or any person claiming through or under Tenant.  Whenever said HVAC systems are in operation, Tenant agrees to cause all the windows in the Demised Premises to be kept closed and to cause the venetian blinds in the Demised Premises to be kept closed if necessary because of the position of the sun.  Tenant agrees to cause all the windows in the Demised Premises to be closed whenever the Demised Premises are not occupied.  Tenant shall cooperate fully with Owner at all times and abide by all regulations and requirements which Owner may reasonably prescribe for the proper functioning and protection of the Building HVAC systems.

Section 29.03.Cleaning:    A.As long as this Lease is in full force and effect, and provided Tenant shall keep the Demised Premises in order, Owner, at Owner’s expense, shall cause the office areas of the Demised Premises to be cleaned substantially in accordance with the standards set forth in Schedule B,  as such Schedule may be reasonably modified by Owner from time to time, provided such modifications do not render the Schedule inconsistent with the level of services generally provided in first class office Buildings in mid-town Manhattan and shall cause Tenant’s ordinary office waste paper refuse to be removed.  Tenant shall cooperate with any waste and garbage recycling program of the Building and shall comply with all reasonable rules and regulations of Owner with respect thereto.  Tenant acknowledges that Owner’s obligation to cause the office areas of the Demised Premises to be cleaned excludes any portion of the Demised Premises not used as office areas (e.g., storage, mail and computer areas, private lavatories and areas used for the storage, preparation, service or consumption of food or beverages).  Tenant shall pay Owner at Building standard rates or, if there are no such rates, at reasonable rates, for the removal of any of Tenant’s refuse or rubbish, other than ordinary office waste paper refuse, from the Building, and Tenant, at Tenant’s expense, shall cause all portions of the Demised Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner satisfactory to Owner, and to be exterminated against infestation by vermin, roaches or rodents regularly and, in addition, whenever there shall be evidence of any infestation.  Tenant shall contract independently with Owner or its cleaning services contractor for the removal of such other refuse and rubbish and for cleaning services in addition to those furnished by Owner and for the purpose of providing extermination services required to be performed by Tenant.

B.Tenant acknowledges and is aware that the cleaning services required to be furnished by Owner pursuant to this Section may be furnished by a contractor or contractors employed by Owner and agrees that Owner shall not be deemed in default of any of its obligations under this Section 29.03 unless such default shall continue for an unreasonable period of time after notice from Tenant to Owner setting forth the specific nature of such default.

C.Notwithstanding the last sentence of 29.03 of this Section, Tenant shall have the option to contract independently for the removal of such other refuse and rubbish and for office cleaning services in addition to those furnished by Owner.  In the event Tenant exercises such option, the removal of such other refuse and rubbish and the furnishing of office cleaning services to Tenant by persons other than Owner and its contractors shall be performed in accordance with such regulations and requirements as, in Owner’s judgment, are necessary for the proper operation of the Building, and Tenant agrees that Tenant will not permit any person to enter the Demised Premises or the Building for such purposes, or for the purpose of providing extermination services required to be performed by Tenant pursuant to Subsection A of this Section, other than persons first approved by Owner, such approval not unreasonably to be withheld.

Section 29.04.Electricity:    A.Tenant shall make arrangements to supply all electricity in the Demised Premises, including, but not limited to, electricity to serve the air conditioning and ventilating equipment and hot water heater installed in the Demised Premises by contracting directly with the Utility (as hereinafter defined) and with any corporation and/or other entity, if any, qualified by the Utility to supply electrical energy for the Demised Premises (which is to be transmitted by the Utility) and shall pay the Utility and said corporation and/or other entity, if any, for all electrical energy delivered and consumed in or about the Demised Premises.  For purposes of this Section 29.04, the “Utility” shall mean the corporation or other entity supplying electrical transmission and distribution service to the Building.  As of the date hereof, the Utility with respect to the Building is Consolidated Edison.  In connection with the purchase of electric energy by Tenant, Tenant shall install for the Demised Premises, metering facilities, including the type of meter furnished by the Utility so selected by Owner, to provide metering of the Demised Premises which metering shall measure both demand and consumption of electric energy, but Owner shall provide, at Owner’s cost, a meter pan for each floor on which a portion of the Demised Premises is located.  Owner will reasonably cooperate with Tenant, at Tenant’s request but at no cost, expense or liability to Owner in connection with Tenant obtaining electrical energy.

B.If either the quantity or character of electrical service is changed by the corporation(s) and/or other entity(ies) selected by Owner to supply electrical service to the Building or is no longer available or suitable for Tenant’s requirements, no such change, unavailability or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution or rent, or relieve Tenant from any of its obligations under this Lease, or, unless due to the gross negligence or willful misconduct of Owner or its agents, contractors, or employees, impose any liability upon Owner, or its agents, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business or otherwise.

C.Owner represents that the electrical feeder or riser capacity serving the Demised Premises on the Commencement Date shall be adequate to provide six (6) watts per useable square feet demand load (exclusive of base building HVAC, including without limitation, exclusive of the air handler units component thereof) of electrical energy to serve the Demised Premises and agrees that Owner will not reduce such capacity.  Owner shall have no obligation to provide additional electrical capacity or make the same available to Tenant.  Tenant covenants that at no time shall the use of electrical energy in the Demised Premises exceed the capacity of the existing feeders or wiring installations then serving the Demised Premises.  Tenant shall not make or perform, or permit the making or performance of, any Alterations to wiring installations or other facilities in or serving the Demised Premises, without the prior consent of Owner in each instance, which shall be granted or withheld in accordance with Article 3.

D.Notwithstanding anything to the contrary set forth in this Lease, any sums payable or granted in any way by the corporation(s) and/or other entities selected by Owner to supply electricity to the Building resulting from the installation in the Demised Premises of energy efficient lamping, special supplemental heating, ventilation and air conditioning systems or any other Alterations, which sums are paid or given by way of rebate, direct payment, credit or otherwise, shall be and remain the property of Owner, and Tenant shall not be entitled to any portion thereof, unless such lamping, supplemental heating, ventilation and air conditioning systems or other Alterations were installed by Tenant, solely at Tenant’s expense, without any contribution, credit or allowance by Owner, in accordance with all of the provisions of this Lease.  Nothing contained in the foregoing sentence, however, shall be deemed to obligate Owner to supply or install in the Demised Premises any such lamping, supplemental heating, ventilation and air conditioning systems or other Alterations.

Section 29.05.Water:    Owner, at Owner’s expense, shall provide reasonable quantities of hot and cold water for ordinary lavatory, pantry and drinking purposes.  The foregoing notwithstanding, Tenant understands that with respect to the hot water provided to the toilets and any pantries, the hot water heater will be connected to Tenant’s electric meter and that Tenant shall be responsible for payment of all electricity consumed by such equipment.  In addition, if Tenant requires, uses or consumes water for any purpose in addition to ordinary lavatory, pantry and drinking purposes, Owner may install a cold water meter and thereby measure Tenant’s consumption of water for such additional purposes only.  Tenant shall pay to Owner the cost of any such meters and their installation, and Tenant shall keep any such meters and any such installation equipment in good working order and repair, at Tenant’s cost and expense.  Tenant agrees to pay for water consumed as shown on said meters, and sewer charges, taxes and any other governmental charges thereon, as and when bills are rendered.  For the purposes of determining the amount of any sums required to be paid by Tenant under this Section, all water consumed during any period when said meters are not in good working order shall be deemed to have been consumed at the rate of consumption of such water during the most comparable period when such meters were in good working order.

Section 29.06.Overtime Periods:  The Fixed Rent does not reflect or include any charge to Tenant for the furnishing or distributing of any freight elevator or HVAC services to the Demised Premises during periods (referred to as “Overtime Periods”) other than the hours and days set forth above in (x) Section 29.01 with respect to freight elevator service and (y) Section 29.02 with respect to HVAC services for the furnishing and distributing of such services.  Accordingly, if Owner shall furnish any such freight elevator or HVAC services to the Demised Premises at the request of Tenant during Overtime Periods, Tenant shall pay Owner for such services at the standard rates then fixed by Owner for the Building or, if no such rates are then fixed, at reasonable rates.  As of the date hereof, the rate for providing overtime freight elevator use is ONE HUNDRED TWENTY and 00/100 DOLLARS ($120.00) per hour, the rate for providing air-conditioning is SEVENTY-SIX and 00/100 DOLLARS ($76.00) per hour per HVAC zone and the rate for providing heat is ONE HUNDRED THIRTY-EIGHT and 00/100 DOLLARS ($138.00) per hour per HVAC zone.     Tenant acknowledges that each floor above the lobby level of the Building is in its own HVAC zone.  Owner shall not be required to furnish any such services during Overtime Periods, unless Owner has received reasonable advance notice from Tenant requesting such services.  If Tenant fails to give Owner reasonable advance notice requesting such services during any Overtime Periods, then, whether or not the Demised Premises are habitable during such Overtime Periods, failure by Owner to furnish or distribute any such services during such Overtime Periods shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Owner or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business or otherwise.  Subject to union requirements, there is a four (4) hour minimum for Tenant’s request for overtime HVAC service, or freight elevator service unless such overtime HVAC service, or freight elevator service is requested for a period immediately following the normal operating hours set forth in Section 29.01 and Section 29.02 in which event there is a one (1) hour minimum.    The foregoing terms and conditions of this Section 29.06 notwithstanding, Tenant shall not be obligated to pay any overtime freight elevator use charges (x) with respect to Tenant’s initial move-in to the Demised Premises for the conduct of business and (y) with respect to one hundred (100) hours of use in connection with Tenant’s Initial Installation.

Section 29.07.Owner’s Right to Stop Service:  Owner reserves the right to stop the service of the HVAC, elevator, plumbing, electrical or other mechanical systems or facilities in the Building when necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements, which, in the judgment of Owner are desirable or necessary, until said repairs, alterations, replacements or improvements shall have been completed.  The exercise of such right by Owner shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Owner or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.    Except in cases of emergency, Owner agrees to give Tenant reasonable advance notice of any such stoppage, including the estimated duration thereof.  Owner agrees to use reasonable efforts to restore any interrupted services as soon as reasonably practicable, without any obligation, however, to employ labor at overtime or other premium pay rates.

Section 29.08.Tenant’s Supplemental A/C Unit/Cooling Tower:  A.(1)     Supplementing the provisions of Section 29.05, in the event (a) a separate air conditioning system to serve the Demised Premises is installed by or on behalf of Tenant in accordance with the provisions of this Lease (referred to herein as “Tenant’s Supplemental A/C Unit”), (b) Tenant requests that such Unit be hooked up to any Building cooling tower and associated piping (referred to herein as the “Cooling Tower”) and (c) Owner consents to such hookup, then, in those events, Owner agrees, subject to the provisions of Article 26 and Section 29.07, to supply condenser water to Tenant’s Supplemental A/C Unit twenty-four (24) hours per day, three hundred sixty-five (365) days per year, and Tenant agrees that (i) Tenant shall pay to Owner, within thirty (30) days after demand therefor, the Building standard hookup fee then charged by Owner, and (ii) from and after the date the hookup is completed, the Fixed Rent reserved in this Lease shall be increased by a sum (referred to herein as the “Tenant’s Cooling Tower Use Charge”) equal to (x) the standard per ton charge then in effect in the Building, multiplied by (xx) the number of tons of Tenant’s Supplemental A/C Unit.

(2)Subject to the terms of this Section 29.08A(2), Owner shall make up to ten (10) tons in the aggregate of condenser water (the “Reserved Tons”) available to Tenant for Tenant’s use.  The foregoing notwithstanding, Tenant shall only have the right to utilize such tons by hooking up to the same as part of Tenant’s Initial Installation.  Owner agrees with respect to any such hook-ups for the Reserved Tons performed on or prior to March 1, 2017 to charge Tenant a hook-up fee of Four-Hundred Fifty and 00/100 Dollars ($450.00) per ton of condenser water and an initial Tenant’s Cooling Tower Use Charge based on an annual rate of Seven Hundred and 00/100 Dollars (700.00) per ton.

B.If the regular hourly wage rate of operating engineers employed in the Building shall be increased in any Escalation Year (as defined in Article 23) over the rate in effect on the January lst immediately preceding such hookup, the Fixed Rent for such Escalation Year shall be increased by a sum equal to that proportion of Tenant’s Cooling Tower Use Charge which such increase in said hourly wage rate bears to the hourly wage rate in effect on the January 1st immediately preceding such hookup. The increase in Fixed Rent for any Escalation Year pursuant to the provisions of the immediately preceding sentence shall be shown on the Owner’s Operating Expense Statement with respect to such Escalation Year rendered by Owner pursuant to the provisions of said Article 23, and shall be payable by Tenant as if it were an increase in the Fixed Rent pursuant to the provisions of said Article 23.

C.Any increase in Fixed Rent for Tenant’s Cooling Tower Use Charge shall be effective as of the date Tenant’s Supplemental A/C Unit is hooked up to the Cooling Tower and shall be retroactive to such date if necessary.

D.Tenant’s Supplemental A/C Unit shall be repaired and maintained by Tenant at Tenant’s cost and expense, pursuant to a service contract.

Section 29.09.Telecommunications:    A.Owner shall have no obligation to provide Tenant with any telecommunication services or facilities to or for the Demised Premises or the use or occupancy thereof by Tenant or any person through or under Tenant.  With respect to Tenant’s telecommunications facilities and services, Tenant shall contract separately with all providers of Tenant’s telecommunications facilities and services (each of which is referred to as a “Tenant’s Telecommunications Service Provider”) and pay each Tenant’s Telecommunications Service Provider for all services provided by it to Tenant pursuant to a separate agreement between Tenant and Tenant’s Telecommunications Service Provider.  Neither Tenant nor Tenant’s Telecommunications Service Provider shall use any portion of the Building, including any risers, shafts, conduits or other facilities, to bring such telecommunications services to the Demised Premises without the prior written consent of Owner in each instance.   Any such use, if granted, shall (i) be subject to all of the rules and regulations imposed by Owner with respect to the Building’s shafts or other telecommunications facilities and the installation, use, operation and maintenance of any telecommunications facilities, and (ii) shall not interfere with any other tenant or occupant of the Building.

B.Tenant acknowledges that Owner has installed a telecommunications cable distribution system in the Building (referred to herein as the “Building CDS System”).  Accordingly, notwithstanding anything in Subsection A above to the contrary, Tenant and Tenant’s Telecommunications Service Provider shall use such Building CDS System to bring telecommunication services to the Demised Premises and shall not be permitted to use any other portion of the Building, including any risers, shafts, conduits or other facilities, in connection with such telecommunication services without the prior written consent of Owner in each instance.  To the extent that Owner shall as a matter of Building practice or procedure, cause telecommunication providers to enter into a license agreement with Owner for the use of such Building CDS System and pay fees with respect thereto, Tenant acknowledges and agrees that Tenant’s Telecommunications Service Provider shall be required to enter into such license agreement with Owner and pay such fees.  If the Building CDS System is owned or operated or managed by a separate cable distribution service company in the Building (referred to as the “Telecommunications Cable Distribution Company”) for the supply, maintenance and distribution of facilities in such Building CDS System, Tenant’s Telecommunications Service Provider shall also contract with such Telecommunications Cable Distribution Company for the use of the facilities provided by such Building CDS System and pay any fees with respect thereto.

C.Owner shall have no obligation for Tenant to allow Tenant’s Telecommunications Service Provider into the Building unless and until such Tenant’s Telecommunications Provider shall execute a license agreement with Owner and, if applicable, contract with such Telecommunications Cable Distribution Company.  If Tenant is unable to use a particular Tenant’s Telecommunication Service Provider because it fails to enter into an agreement with Owner and/or the Telecommunications Cable Distribution Company and pay any fees in connection therewith, no such inability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or release Tenant from any of its obligations under this Lease, or impose any liability upon Owner or Owner’s Indemnitees by reason of inconvenience or annoyance to Tenant or interruption of Tenant’s business or otherwise.  Tenant and Tenant’s Telecommunications Service Provider shall comply with all reasonable rules and regulations adopted by Owner and the Telecommunications Cable Distribution Company with respect to the use of the Building CDS System.  Owner and “Owner’s Indemnitees” (as defined in Article 19) shall not be liable to Tenant, or anyone claiming through or under Tenant, for any damages, including, but not limited to, special, incidental, remote or consequential damages, including, without limitation, lost revenue, lost profits and additional operating or personnel expenses arising from any acts, omissions or negligence of Tenant’s Telecommunications Service Provider and the Telecommunications Cable Distribution Company.  Nothing contained in this Subsection shall obligate Owner (x) to cause to be installed such Building CDS System or (y) to own such Building CDS System, which Tenant acknowledges may be owned by a person not affiliated with Owner.

D.As of the date hereof, the Building is serviced by the following providers: Verizon, AT&T/Teleport, Cogent, Time Warner Cable and Zayo.

Section 29.10.Direct Service:    Without implying that Tenant has the right to receive any services directly from any utility provider except as expressly set forth in this Lease, with respect to the periods, if any, in which Tenant is receiving services, including, without limitation, electrical energy, steam, water or gas directly from an entity other than Owner, all metering, monitoring and documentation shall comply with all Legal Requirements including the New York City disclosure requirements, and Tenant shall provide Owner with account numbers of any accounts with any provider of such services/billing information, and any other information related thereto reasonably requested by Owner.

Section 29.11.Access:  Tenant shall be entitled to access to the Building and the Demised Premises 24 hours per day, 7 days per week, 365 days per year, subject to the provisions of this Lease.

Section 29.12.Class A Office Building:  Owner shall operate, manage and maintain the Building as a Class A office building, and the services expressly required to be provided hereunder shall be provided in a manner consistent with the standards of a Class A office Building in midtown Manhattan, with it agreed that wherever a specification for services is provided in this Lease, such specification shall meet such requirement.

Section 29.13.Security:  Owner shall provide a security system for the Building comparable to the present security system in the Building, with Owner’s right to modify or eliminate such system from time to time to be comparable to security systems (or lack thereof) then in operating in other similar Class A office buildings in midtown Manhattan.  Owner shall initially issue card keys to Tenant’s employees in connection with Tenant’s initial occupancy of the Demised Premises at Owner’s cost and expense; Tenant shall pay Owner for the reasonable cost to replace any lost card keys and for card keys issued for new employees.

ARTICLE 30

TABLE OF CONTENTS, ETC.

Section 30.01.Table of Contents/Captions:    The Table of Contents and the captions following the Articles and Sections of this Lease have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision of this Lease.

ARTICLE 31

MISCELLANEOUS DEFINITIONS, SEVERABILITY AND INTERPRETATION PROVISIONS

Section 31.01.The term “business days” as used in this Lease shall exclude Saturdays, Sundays and holidays, the term “Saturdays” as used in this Lease shall exclude holidays and the term “Holidays” as used in this Lease shall mean all days observed as legal holidays by either the New York State Government or the Federal Government.    The term “Rudin Building” shall mean a building owned or managed by an entity of which at least fifty (50%) percent is owned or controlled, either by voting rights, contract or otherwise, by the families of Samuel Rudin, his brothers and sisters, the lineal descendants of any of the foregoing, including Jack Rudin, his children and the children of Lewis Rudin, deceased and/or the spouses of any such persons and/or any corporation, partnership, business entity or trust established for the benefit of or controlled by the foregoing persons.

Section 31.02.The terms “person” and “persons” as used in this Lease shall be deemed to include natural persons, firms, corporations, associations and any other private or public entities, whether any of the foregoing are acting on their own behalf or in a representative capacity.

Section 31.03.The term “prime rate” shall mean the rate of interest announced publicly by JPMorgan Chase Bank, or its successor, from time to time, as JPMorgan Chase Bank’s or such successor’s base rate, or if there is no such base rate, then the rate of interest charged by JPMorgan Chase Bank or its successor to its most credit worthy customers on commercial loans having a ninety (90) day duration.

Section 31.04.If any term, covenant or condition of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term, covenant or condition shall not be affected thereby.  Whenever pursuant to this Lease Owner exercises any right given to it to approve or disapprove any matter, or any arrangement or term is to be satisfactory to Owner, the decision of Owner shall (except as is otherwise specifically herein provided) be in the sole discretion of Owner.

Section 31.05.This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted.  In the event of any action, suit, dispute or proceeding affecting the terms of this Lease, no weight shall be given to any deletions or striking out of any of the terms of this Lease contained in any draft of this Lease and no such deletion or strike out shall be entered into evidence in any such action, suit or dispute or proceeding given any weight therein.

Section 31.06.Legal Event/Bankruptcy Event/Default Situation:  A.Notwithstanding anything contained in this Lease to the contrary, in each instance in this Lease where (i) any Owner’s rights or Tenant’s obligations arise or are applicable because of a Default Situation (as hereinafter defined), and/or (ii) any Tenant’s rights are conditioned upon the absence of a Default Situation, then in each such instance, a Legal Event (as hereinafter defined) and a Bankruptcy Event (as hereinafter defined) shall also be considered a Default Situation upon which such Owner’s rights or Tenant’s obligations arise or are applicable or such rights of Tenant are conditioned, as the case may be.

B.As used herein, (i) the term “Legal Event” shall mean that at the relevant point in time there shall be (x) a default by Tenant in the payment of any Fixed Rent, any increases thereto, and any other additional rent or other sums and charges then due Owner under this Lease, or in the performance or observance of any of the non-monetary terms and conditions of this Lease on Tenant’s part to be observed and performed, and (y) a prohibition on Owner, by virtue of Legal Requirements, including without limitation, those in the nature of the “automatic stay” provisions which are applicable to a Bankruptcy Event, which either prevents Owner from delivering a notice to Tenant demanding Tenant’s performance under this Lease or prevents Owner from delivering a notice to Tenant stating that Tenant is in default of its obligations under this Lease, (ii) the term “Bankruptcy Event” shall mean that at the relevant point in time Tenant shall be voluntarily seeking or involuntarily being required to seek any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or law or any other present or future applicable federal, state or other statute, and (iii) the term “Default Situation” shall mean (xx) an Event of Default (whether expressed as an Event of Default or as a default by Tenant under any of the terms, covenants or conditions of this Lease on Tenant’s part to be observed or performed beyond the expiration of the applicable notice and grace period) and/or (yy) a default by Tenant under any of the terms, covenants or conditions of this Lease on Tenant’s part to be observed or performed.

Section 31.07.Authority of Managing Agent:  A.Unless Owner shall render written notice to Tenant to the contrary in accordance with the provisions of Article 27 hereof, Rudin Management Company, Inc., acting as the agent of Owner shall have the following authority:

(i)Rudin Management Company, Inc., by anyone holding one of the “Specified Offices of Rudin Management Company, Inc.”(as defined herein) is authorized on behalf of and as the agent of Owner to (x) execute and deliver any and all lease documents affecting the Real Property, including without limitation, all leases, licenses, lease and license modification agreements, amendments, consents, termination agreements, surrender agreements, stipulations and other like agreements and instruments regarding the use or occupancy of the Real Property (collectively, the “Lease Documents”) and (y) commence and prosecute to completion, disposition or settlement any and all actions, causes of actions, claims or proceedings necessary to enforce the terms and provisions of any Lease Documents, including, without limitation, the execution of all pleadings, petitions and instruments in connection therewith (an “Enforcement Prosecution”); and

(ii)Rudin Management Company, Inc., by any officer thereof, is authorized on behalf of and as the agent of Owner to execute and deliver all notices (including, without limitation, commencement date notices, notices of default, notices of event of default and notices of termination) contemplated by this Lease or any other Lease Documents or in connection with any of the respective rights or obligations of the parties hereunder (collectively, the “Notices”).

Any Lease Documents and Notices so executed by Rudin Management Company, Inc., in accordance with the foregoing provisions of this Section 31.07, or any such Enforcement Prosecution so conducted by Rudin Management Company, Inc. in accordance with the foregoing sentence, shall have the same force, effect and authority as if executed or conducted by Owner. Tenant acknowledges that Rudin Management Company, Inc. is acting solely as agent for Owner in connection with the foregoing and neither Rudin Management Company, Inc., nor any of its direct or indirect principals, officers, shareholders, directors or employees shall have any liability to Tenant, or any person or entities acting or claiming through or under Tenant, in connection with the performance of Owner’s obligations under this Lease and Tenant, and such person or entity, waive any and all claims against any such parties arising out of, or in any way connected with, this Lease, the Real Property, any Lease Documents, any Enforcement Prosecution or any Notices.

B.The term “Specified Offices of Rudin Management Company, Inc.” shall mean any of the following:  (a) Chairman, (b) Vice-Chairman, (c) President, (d) Chief Executive Officer; (e) Executive Vice President; (f) Chief Operating Officer; (g) Chief Financial Officer; (h) Secretary; and (i) General Counsel.

C.All persons or entities to whom are delivered any such Lease Documents so executed by Rudin Management Company, Inc., or whom are subject to such Enforcement Prosecution by Rudin Management Company, Inc., in either case, by anyone holding one of the Specified Offices of Rudin Management Company, Inc. shall be entitled to rely on such Lease Documents as if such Lease Documents were executed by Owner or to recognize such Enforcement Prosecution as conducted directly by Owner.  All persons or entities to whom any Notices so executed by Rudin Management Company, Inc., by an officer thereof, are given shall be entitled to rely on such Notices as if the same were executed by Owner.

Section 31.08.Execution Counterparts:  This Agreement may be executed in one (1) or more multiple counterparts, each of which when taken together shall constitute one and the same instrument.

ARTICLE 32

ADJACENT EXCAVATION

Section 32.01.If an excavation shall be made upon land adjacent to the Real Property, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation license to enter upon the Demised Premises for the purpose of doing such work as said person shall deem necessary to preserve the walls and other portions of the Building from injury or damage and to support the same by proper foundations and no such entry shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Owner or said person.

ARTICLE 33

BUILDING RULES

Section 33.01.Tenant shall observe faithfully, and comply strictly with, and shall not permit the violation of, the Building Rules set forth in Schedule A annexed to and made a part of this Lease and such additional reasonable Building Rules as Owner may, from time to time, adopt.  All of the terms, covenants and conditions of Schedule A are incorporated in this Lease by reference and shall be deemed part of this Lease as though fully set forth in the body of this Lease.  The term “Building Rules” as used in this Lease shall include those set forth in Schedule A and those hereafter made or adopted as provided in this Section.  In case Tenant disputes the reasonableness of any additional Building Rule hereafter adopted by Owner, the parties hereto agree to submit the question of the reasonableness of such Building Rule for decision to the Chairman of the Board of Directors of the Management Division of the Real Estate Board of New York, Inc., or its successor (the “Chairman”), or to such impartial person or persons as the Chairman may designate, whose determination shall be final and conclusive upon Owner and Tenant.  Tenant’s right to dispute the reasonableness of any additional Building Rule shall be deemed waived unless asserted by service of a notice upon Owner within thirty (30) days after the date upon which Owner shall give notice to Tenant of the adoption of any such additional Building Rule.  Owner shall have no duty or obligation to enforce any Building Rule, or any term, covenant or condition of any other lease, against any other tenant or occupant of the Building, and Owner’s failure or refusal to enforce any Building Rule or any term, covenant or condition of any other lease against any other tenant or occupant of the Building shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Owner or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.   Any Building Rule not enforced generally against other office tenants of the Building who are openly and continuously violating such Building Rule shall not be enforced against Tenant.  In the event of any conflict between the provisions of this Lease and the provisions of any Building Rule, the provisions of this Lease shall govern.

Section 33.02.With respect to the Building Rules set forth on Schedule A, Owner agrees that (i) Building Rule #8 shall not prevent entry of service or guide animals, unless Owner shall have a reasonable objection with respect to such particular animal in question, or prohibit the pantry uses set forth in Article 2 of this Lease; (ii) any determination of Owner required pursuant to Building Rule #14 shall not be unreasonably withheld or delayed; and (iii) Owner’s right to prohibit advertising set forth in Building Rule #15 shall be limited to advertising which identifies the Building, and any determination of Owner required pursuant to such Building Rule #15 shall be reasonable.

ARTICLE 34

BROKER

Section 34.01.Each of Owner and Tenant represents and warrants to the other that Savills-Studley, Inc. is the sole broker with whom it has negotiated or otherwise dealt with in connection with the Demised Premises or in bringing about this Lease.  Each of Owner and Tenant shall indemnify the other from all loss, cost, liability, damage and expenses, including, but not limited to, reasonable counsel fees and disbursements, arising from any breach by the indemnifying party of the foregoing representation and warranty.    Owner shall pay any commission owing to Broker in connection with this transaction pursuant to a separate agreement between Owner and Broker. The terms and conditions of this Article 34 shall survive the expiration or sooner termination of this Lease.

ARTICLE 35

SECURITY

Section 35.01.Letter of Credit:    (1)Tenant shall deposit with Owner, at the time of the execution and delivery of this Lease, an unconditional, irrevocable letter of credit issued by Royal Bank of Canada

(referred to as the “Bank”), in favor of Owner, in the sum of FIVE HUNDRED THIRTY-TWO THOUSAND TWO HUNDRED NINETY and 00/100 DOLLARS ($532,290.00) (referred to as the “Security Amount”) in funds available immediately or same day funds in the City of New York, as security for the faithful observance and performance by Tenant of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed.  Such letter of credit is (x) for a term of not less than one (1) year which term shall be automatically renewed for successive one (1) year terms, unless the Bank gives not less than ninety (90) days prior written notice that it will not so renew the letter of credit for such successive term and the last term of the letter of credit shall end not less than sixty (60) days after the Expiration Date and (y) in substantially the same form as Exhibit 3.  If such letter of credit is not automatically renewed as aforesaid, Tenant agrees to cause the Bank to renew such letter of credit, from time to time, during the Demised Term, at least ninety (90) days prior to the expiration of said letter of credit or any renewal or replacement, upon the same terms and conditions.  In the event of any transfer of said letter of credit pursuant to Section 35.05, and notice of such transfer to Tenant, Tenant, within thirty (30) days thereafter, shall cause a new letter of credit to be issued by said Bank to the transferee, upon the same terms and conditions, in replacement of the letter of credit so transferred and Owner agrees that, simultaneously with the delivery of such new letter of credit, it will return to said Bank the letter of credit being replaced.  The letter of credit deposited hereunder, and all renewals and replacements, are referred to, collectively, as the “Letter of Credit”.  In amplification and not in limitation of the foregoing, the Letter of Credit shall expressly provide that (i) the Letter of Credit can be drawn down by presentation of a sight draft only without any other documents or statements, (ii) partial drawings are allowed and (iii) the Letter of Credit shall be transferable by Owner, as beneficiary thereof, without restriction or limitation and with all fees paid by Tenant.

(2)The Letter of Credit shall be held by Owner for the purposes set forth in this Article and shall not be transferred except for transfer (a) to an agent for collection, or (b) pursuant to the provisions of Section 35.05.  In the event Tenant defaults in the performance of its obligations to timely issue a replacement Letter of Credit, or in the observance or performance of Tenant’s agreement to cause the Bank to renew the Letter of Credit, Owner, in addition to all rights and remedies which Owner may have under this Lease or at law, shall have the right to require the Bank to make payment to Owner of the entire Security Amount or the undrawn portion thereof, as the case may be, represented by the Letter of Credit, which sum may be held by Owner as Cash Security (as said term is hereinafter defined) in accordance with the provisions of this Article.  If payment of the entire Security Amount or the undrawn portion thereof is made to Owner by reason of Tenant’s failure to renew or replace the Letter of Credit in accordance with the foregoing provisions of this Article, Owner shall have the right, at any time on behalf of Tenant, to replace said Cash Security with a new Letter of Credit issued by the Bank or any other bank selected by Owner, in Owner’s sole discretion, and Tenant hereby irrevocably constitutes  and appoints Owner as Tenant’s agent and attorney-in-fact to cause the Bank or any such other bank selected by Owner to issue such a replacement Letter of Credit.  The Letter of Credit provides for partial drawings.

(3)Upon the occurrence of an Event of Default, or if this Lease and the Demised Term shall expire and come to an end as provided in Article 16 or by or under any summary proceeding or any other action or proceeding, or if Owner shall re-enter the Demised Premises as provided in Article 17, or by or under any summary proceeding or any other action or proceeding, then Owner, in addition to all rights and remedies which Owner may have under this Lease or at law, may from time to time, draw on the Letter of Credit in one or more drawings for the amount of any Fixed Rent or additional rent then due and for any amount then due and payable to Owner under this Lease and pay such sum to Owner’s account.  In the event of a partial drawing, as provided in the immediately preceding sentence, Tenant shall, within five (5) days after demand, cause the Bank to issue an amendment to the Letter of Credit restoring the amount available thereunder to the Security Amount.  In amplification and not in limitation of the provisions of this Lease, a failure by Tenant to cause the Bank to timely issue an amendment to the Letter of Credit restoring the amount available thereunder to the Security Amount shall be deemed a monetary default in the payment of Fixed Rent by Tenant under the terms, covenants and conditions of this Lease.  Notwithstanding anything to the contrary set forth in this Lease, including, but not limited to, the foregoing provisions of this Article, in addition to all rights granted to Owner pursuant to the provisions of the Lease, if this Lease and the Demised Term shall expire and come to an end as provided in Article 16, or by or under any summary proceeding, or any other action or proceeding, or if Owner shall re-enter the Demised Premises as provided in Article 17, or by or under any summary proceeding or any other action or proceeding, Owner, in addition to all rights and remedies which Owner may have under this Lease or at law, shall have the right to require the Bank to make payment to Owner of the entire Security Amount or the undrawn portion thereof, as the case may be, represented by the Letter of Credit, which sum shall be held and applied by Owner as Cash Security in accordance with the provisions of this Article.

Section 35.02.Application of Cash Security:   Any proceeds of the Letter of Credit held by Owner and not paid to Owner for Owner’s account as provided above shall be deemed held by Owner as Cash Security and is referred to herein as “Cash Security”.  Upon the occurrence of an Event of Default, Owner may use, apply or retain the whole or any part of any Cash Security held by Owner under any of the provisions of Section 35.01, to the extent required for the payment of any Fixed Rent, additional rent or any other sum with respect to which Tenant is in default, or for the payment of any sum which Owner may expend or incur because of Tenant’s default in the observance or performance of any such term, covenant or condition, including, but not limited to, the payment of any damages or deficiency in the reletting of the Demised Premises, whether such damage or deficiency accrued before or after summary proceedings or other re-entry by Owner, without thereby waiving any other rights or remedies of Owner with respect to such default, and Owner shall hold the remainder of such Cash Security as security for the faithful performance and observance by Tenant of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed with the same rights as hereinabove set forth to use, apply or retain all or any part of such remainder in the event of any further default by Tenant under this Lease beyond the applicable notice and grace period set forth in this Lease.  Any sum held by Owner as Cash Security shall be held subject to the provisions of Section 7-103 of the General Obligations Law or any similar statute successor thereto.

Section 35.03.Restoration of Cash Security:  If Owner uses, applies or retains the whole or any part of the Cash Security held by Owner under any of the provisions of Section 35.01 or 35.02, Tenant, within five (5) days after notice thereof, shall deliver to Owner, in cash or by a cashier’s check, or Tenant’s certified check, in either case drawn by or on a bank which is a member of the Clearing House Association L.L.C. and payable to the order of Owner, the sum necessary to restore the Cash Security to the Security Amount.  In amplification and not in limitation of the provisions of this Lease, a failure by Tenant to so replenish the Cash Security to the Security Amount shall be deemed a monetary default by Tenant in the payment of Fixed Rent under the terms, covenants and conditions of this Lease.

Section 35.04.Return of Security:  The Letter of Credit and/or any remaining portion of any Cash Security then held by Owner for the performance of Tenant’s obligations under this Lease as security shall be returned to Tenant within the Applicable Period (as hereinafter defined) after (i) the Expiration Date or sooner termination of this Lease pursuant to Articles 9, 10 or 11 and (ii) the full observance and performance by Tenant of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed, including, but not limited to, the provisions of Article 21. As used herein, the term “Applicable Period” shall mean (x) with respect to a Letter of Credit, thirty (30) days, and (y) with respect to Cash Security, forty-five (45) days.

Section 35.05.Transfer of Letter of Credit:  In the event of a sale or other transfer of the Land and/or Building, or Owner’s interest in this Lease, Owner shall transfer the Letter of Credit and/or any remaining portion of any Cash Security then held by Owner as security for the performance of Tenant’s obligations under this Lease to the transferee, and Owner shall thereupon be released from all liability for the return of such security; Tenant agrees to look solely to the transferee for the return of any such security and it is agreed that the provisions of this sentence shall apply to every sale or transfer of the Land and/or Building or Owner’s interest in this Lease by Owner named herein or its successors, and to every transfer or assignment made of any such security.  Any transferee shall be deemed to have agreed that any Letter of Credit or Cash Security transferred to such transferee pursuant to this Section shall be held in accordance with the provisions of this Article for the purposes of this Article.  A lease of the entire Building pursuant to which the lessee shall be entitled to collect the rents hereunder shall be deemed a transfer within the meaning of this Section.

Section 35.06.Deposit of Cash Security in Interest-Bearing Account:    Subject to Owner’s right to replace the Cash Security with a new Letter of Credit in accordance with the provisions of Section 35.01, Owner agrees that, if not prohibited by law or the general policies of lending institutions in New York City, Owner shall deposit any Cash Security held by Owner in an interest‑bearing savings account at a bank or banks selected by Owner, and all interest accruing thereon shall be added to and become part of such Cash Security and shall be retained by Owner under the same conditions as the principal sum held as Cash Security.  Notwithstanding anything to the contrary set forth in this Article with respect to any Cash Security, Owner shall be entitled to retain the one (1%) percent administrative fee permitted by law to be retained by landlords with respect to cash security deposits.

Section 35.07.No Assignment of Security by Tenant:  Tenant agrees that it will not assign, mortgage or encumber, or attempt to assign, mortgage or encumber, the Letter of Credit or any Cash Security held by Owner under this Lease, and that neither Owner nor its successors or assigns shall be bound by any such assignment, mortgage, encumbrance, attempted assignment, attempted mortgage or attempted encumbrance.  Owner shall not be required to exhaust its remedies against Tenant before having recourse to the Letter of Credit, the Cash Security or any other security held by Owner.  Recourse by Owner to the Letter of Credit, the Cash Security or any other security held by Owner shall not affect any remedies of Owner which are provided in this Lease or which are available in law or equity.

Section 35.08.Partial Return of Security:  A.Owner has agreed that Owner shall return to Tenant the sum of ONE HUNDRED THIRTY-THREE THOUSAND SEVENTY-THREE and 00/100 DOLLARS ($133,073.00) of such security reasonably promptly following the date (referred to as the “Partial Return Date”)  which is the third (3rd) anniversary of the Rent Commencement Date, provided Tenant is not then in default under any of the terms, covenants or conditions of this Lease on Tenant’s part to be observed and performed.  Accordingly, if on the Partial Return Date Tenant shall not so be in default, Tenant may replace the Letter of Credit with a Letter of Credit in a sum reduced by ONE HUNDRED THIRTY-THREE THOUSAND SEVENTY-THREE and 00/100 DOLLARS ($133,073.00).  In the event that at any time Tenant shall be entitled to reduce such Letter of Credit as provided in the foregoing provisions of this Article the security shall be held as Cash Security then, in lieu of Tenant replacing any such Letter of Credit, Owner shall return sums to Tenant equal to the amount by which the Letter of Credit would have been reduced if it were in existence; however, in no event shall the Letter of Credit or Cash Security ever be reduced below the sum of THREE HUNDRED NINETY-NINE THOUSAND TWO HUNDRED SEVENTEEN and 00/100 DOLLARS ($399,217.00).  The sum of FIVE HUNDRED THIRTY-TWO THOUSAND TWO HUNDRED NINETY and 00/100 DOLLARS ($532,290.00) referred to in the previous Sections of this Article shall be deemed reduced as the provisions of this Section 35.08 shall operate to so reduce the Letter of Credit and/or Cash Security, as the case may be.

B.In the event that Tenant shall be in default on the Partial Return Date, and as such shall not be entitled to a partial return of security contemplated by Subsection A of this Section 35.08, then, as long as Tenant shall not have failed more than once during any twelve (12) month period to pay Fixed Rent or increases therein pursuant to the provisions of Article 23 within ten (10) days after same were due, Tenant shall nonetheless become entitled to such partial return of security in the event that (i) Tenant shall cure the default which was occurring on the Partial Return Date (the date of such cure, the “Cure Date”), and (ii) subsequent to the Cure Date, a period of one (1) year shall have elapsed without Tenant at any time being in default of any of its monetary obligations under this Lease.

ARTICLE 36

ARBITRATION, ETC.

Section 36.01.Any dispute (i) with respect to the reasonability of any failure or refusal of Owner to grant its consent or approval to any request for such consent or approval pursuant to the provisions of Sections 3.01 or 11.03 with respect to which request Owner has agreed, in such Sections, not unreasonably to withhold such consent or approval, or (ii) arising out of the application of the Operating Expenses provisions of Article 23, which is submitted to arbitration shall be finally determined by expedited arbitration in the City of New York in accordance with the rules and regulations with respect to expedited commercial arbitration then obtaining of the American Arbitration Association or its successor.  Any such determination shall be final and binding upon the parties, whether or not a judgment shall be entered in any court.  In making their determination, the arbitrators shall not subtract from, add to, or otherwise modify any of the provisions of this Lease.  Owner and Tenant may, at their own expense, be represented by counsel and employ expert witnesses in any such arbitration.  Any dispute with respect to the reasonability of any failure or refusal of Owner to grant its consent or approval to any request for such consent or approval pursuant to any of the provisions of this Lease (other than Sections 3.01 and 11.03) with respect to which Owner has covenanted not unreasonably to withhold such consent or approval, and any dispute arising with respect to the increases in Fixed Rent due to the provisions of Section 23.02 shall be determined by applicable legal proceedings.  If the determination of any such legal proceedings, or of any arbitration held pursuant to the provisions of this Section with respect to disputes arising under Sections 3.01 and 11.03 or the Operating Expense provisions of Article 23, shall be adverse to Owner, Owner shall be deemed to have granted the requested consent or approval, or be bound by any determination as to Taxes and Operating Expenses and the increases in Fixed Rent relating thereto, but that shall be Tenant’s sole remedy in such event and Owner shall not be liable to Tenant for a breach of Owner’s covenant not unreasonably to withhold such consent or approval, or otherwise.  Each party shall pay its own counsel and expert witness fees and expenses, if any, in connection with any arbitration held pursuant to the provisions of this Section and the parties will share equally all other expenses and fees of any such arbitration.

ARTICLE 37

PARTIES BOUND

Section 37.01.The terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of Owner and Tenant and, except as otherwise provided in this Lease, their respective heirs, distributees, executors, administrators, successors and assigns.  However, the obligations of Owner under this Lease shall no longer be binding upon Owner named herein after the sale, assignment or transfer by Owner named herein (or upon any subsequent Owner after the sale, assignment or transfer by such subsequent Owner) of its interest in the Building as owner or lessee, and in the event of any such sale, assignment or transfer, such obligations shall thereafter be binding upon the grantee, assignee or other transferee of such interest, and any such grantee, assignee or transferee, by accepting such interest, shall be deemed to have assumed such obligations.  A lease of the entire Building shall be deemed a transfer within the meaning of the foregoing sentence.  Neither the partners (direct or indirect) comprising Owner, nor the shareholders (nor any of the partners comprising same), partners, directors or officers of any of the foregoing (collectively, the “Owner’s Parties”) shall be liable for the performance of Owner’s obligations under this Lease.  Tenant shall look solely to Owner to enforce Owner’s obligations hereunder and shall not seek any damages against any of the Owner’s Parties.  Notwithstanding anything contained in this Lease to the contrary, Tenant shall look solely to the estate and interest of Owner, its successors and assigns, in the Real Property and Building for the collection or satisfaction of any judgment recovered against Owner based upon the breach by Owner of any of the terms, conditions or covenants of this Lease on the part of Owner to be performed, and no other property or assets of Owner or any of Owner’s Parties shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to either this Lease, the relationship of landlord and tenant hereunder, or Tenant’s use and occupancy of the Demised Premises.

ARTICLE 38

IDENTIFICATION SIGNAGE

Section 38.01Installation of Signage:  On full floors leased to Tenant, Tenant shall have the right to place Tenant’s standard signage (and the standard signage of any permitted subtenant or Permitted Occupants) in any part of the Demised Premises, subject to Owner’s prior approval (in all respects), not to be unreasonably withheld or delayed, of the location, size, design, manner of installation and materials and colors of such signage, it being agreed that such material and colors shall be consistent with the standards of a Class A office building in midtown Manhattan, City of New York.  No placement of signage shall operate to grant any party any right, title or interest in the Demised Premises, and Tenant shall not include any signage identifying occupants or subtenants not permitted to occupy the Demised Premises or portion thereof.  Such installations shall be performed in accordance with the terms and conditions of this Lease, including without limitation, Article 3.

Section 38.02.Removal:  Any signage installed shall be considered Tenant’s Personal Property which must be removed at the end of the Demised Term pursuant to Article 21 and accordingly, Tenant shall repair any material damage to the Demised Premises or the Building in connection with such removal.

ARTICLE 39

SINGLE RENEWAL OPTION

Section 39.01.Tenant’s Renewal Option:  Provided (i) provided that Tenant is not then in default (x) under any of the terms, covenants or conditions of this Lease on the part of Tenant to be observed or performed other than the payment of Fixed Rent and increases thereto due under Article 23 of the Lease, beyond the applicable notice and grace period set forth in the Lease or (y) of the covenants to pay the Fixed Rent and increases thereto under Article 23; and (ii) Tenant and Tenant’s subsidiaries and affiliates (each as defined in Section 11.05), in contradistinction to any other subtenants or occupants, shall then be in occupancy of seventy-five percent (75%) of the Demised Premises (with it understood that any space leased under this Lease which has been removed or eliminated from the Demised Premises pursuant to the provisions of Section 11.03 shall be deemed leased to Tenant under this Lease for the purposes of this Section 39.01), Tenant shall have the single option to renew this Lease and the Demised Term for a single renewal term (referred to as the “Renewal Term”) of five (5) years commencing on the date immediately following the Expiration Date (the “Renewal Term Commencement Date”) and ending, unless sooner terminated pursuant to the terms, covenants and conditions of this Lease or pursuant to law, on the last day of the calendar month in which the day immediately preceding the fifth (5th) anniversary of the Renewal Term Commencement Date shall occur.  If Tenant exercises such option in accordance with the provisions and limitations of this Article, this Lease and the Demised Term shall be renewed for the Renewal Term at a Fixed Rent equal to the fair market annual rental value of the Demised Premises as of the commencement date of the Renewal Term as agreed by the parties or determined in accordance with the provisions of Section 39.03, but otherwise upon the same then executory terms, covenants and conditions as the original Demised Term, including the definitions of Owner’s Basic Tax Liability set forth in Section 23.01D and the Base Escalation Year set forth in Section 23.01G.

Section 39.02.Tenant’s Exercise of Option:  The option set forth in Section 39.01 may only be exercised by notice given by Tenant to Owner on or prior to the date which is twelve (12) months immediately preceding the Renewal Term Commencement Date.  Time is of the essence with respect to the exercise of such option.  Tenant shall not have the right to give any such notice after the date determined pursuant to this Section 39.02, and any notice given after said applicable date purporting to exercise such option shall be void and of no force or effect.

Section 39.03.Determination of Fair Market Rental Value:   In the event that Tenant shall have exercised the right to renew this Lease and thereafter Owner and Tenant are unable to agree, within sixty (60) days after commencement of discussions thereon, as to the fair market annual rental value of the Demised Premises for the Renewal Term pursuant to Section 39.01, then, upon the demand of either Owner or Tenant, such fair market annual rental value shall be determined by arbitration as follows:

(a)Within thirty (30) days after notice by either party requesting arbitration of the issue (i) the parties shall agree upon a single arbitrator to determine such fair market annual rental value and (ii) each party shall simultaneously deliver to the other on a certain date reasonably agreed upon between Owner and Tenant within such thirty (30) day period a determination (referred to as the “Fair Market Determination”) of what it believes is the fair market annual rental value of the Demised Premises as of the commencement of the Renewal Term.  If Owner and Tenant shall have failed to agree upon such single arbitrator within such period of thirty (30) days, then such single arbitrator shall be appointed by the American Arbitration Association, or its successor pursuant to its rules for commercial matters, or if at such time such association is not in existence and has no successor, then by the presiding Justice of the Appellate Division, First Department, of the Supreme Court of the State of New York, or any successor court, upon request of either Owner or Tenant, as the case may be.

(b)Within ten (10) business days following the selection or appointment of the single arbitrator each party shall deliver to such arbitrator such party’s Fair Market Determination.

(c)The arbitrator to be selected, or appointed as above provided, as the case may be, shall be a duly licensed real estate appraiser or broker having at least fifteen (15) years of experience in such field in the Borough of Manhattan, City of New York and who is not employed by any company which is an affiliate or subsidiary of Owner or Tenant.

(d)The arbitrator, selected or appointed as aforesaid, forthwith shall determine the issue and render its decision as promptly as practicable choosing either Owner’s or Tenant’s Fair Market Determination, based on which one the arbitrator believes is closest to as to the fair market annual rental value of the Demised Premises for the Renewal Term pursuant to Section 39.01 and if only one (1) party submits a Fair Market Determination to the arbitrator then the arbitrator shall choose the Fair Market Determination so submitted.  The decision of such arbitrator shall be in writing and shall be final and binding upon Owner and Tenant whether or not a judgment shall be entered in any court.  Duplicate original counterparts of such decision shall be sent by the arbitrator to both Owner and Tenant.

(e)The arbitrator, in arriving at its decision as to which Fair Market Determination to accept, shall consider all relevant factors and be entitled to consider all testimony and documentary evidence which may be presented at any hearing as well as facts and data which the arbitrator may discover by investigation and inquiry outside of such hearings.  The arbitrator shall be bound by the provisions of this Lease and shall not add to, subtract from, or otherwise modify such provisions.  The cost and expense of such arbitration shall be borne equally by Owner and Tenant, except that each party shall pay its own counsel fees and expenses.

(f) If the determination of the Fixed Rent for the Renewal Term has not been made by the commencement of the Renewal Term, Tenant, until such determination, shall continue to pay scheduled Fixed Rent in an amount equal to the scheduled Fixed Rent payable with respect to the period immediately prior to the Renewal Term Commencement Date (as the same may have been escalated pursuant to the provisions of this Lease) before any abatement or apportionment thereof, and following such determination Tenant shall pay to Owner, upon demand, any additional sums due to Owner as a result of such determination, or Owner shall credit Tenant, against the next installments of Fixed Rent, the amount by which the sums paid by Tenant with respect to the Renewal Term prior to such determination exceed the Fixed Rent as determined by arbitration with respect to such period, as applicable.

Section 39.04.Condition of Demised Premises:  Tenant agrees to accept the Demised Premises in the condition which shall exist on the commencement date of the Renewal Term “as is” and further agrees that Owner shall have no obligation to perform any work or make any installations in order to prepare the Demised Premises for Tenant’s continued occupancy.

Section 39.05.Confirmation of Exercise of Tenant’s Renewal Right:  Tenant, upon request of Owner, from time to time, will execute and deliver to Owner an instrument in form reasonably satisfactory to Owner stating whether or not Tenant has exercised Tenant’s right to renew pursuant to the provisions of Section 39.01 and, if Tenant has exercised any such right, setting forth the Fixed Rent for the Renewal Term.  However, failure of Owner to request the execution and delivery of any such instrument or failure of Tenant to execute and deliver such instrument shall not vitiate the foregoing provisions of this Article.

ARTICLE 40

TENANT’S RIGHT OF FIRST OFFER FOR ADDITIONAL SPACE

Section 40.01.Tenant’s First Offer Right:  Provided that (a) Tenant is not then in default (x) under any of the terms, covenants or conditions of this Lease on the part of Tenant to be observed or performed other than the payment of Fixed Rent and increases thereto due under Article 23 of the Lease, beyond the applicable notice and grace period set forth in the Lease or (y) of the covenants to pay the Fixed Rent and increases thereto under Article 23;    and (b) Tenant and Tenant’s subsidiaries and affiliates (each, as defined in Section 11.05), in contradistinction to any other subtenants or occupants, shall then be in occupancy of eighty percent (80%) of the Demised Premises (for the purposes of this Article 40 any space leased to Tenant under this Lease which has been eliminated from the Demised Premises pursuant to Section 11.03 shall be deemed space leased to Tenant under this Lease) then Tenant shall have the right (sometimes referred to herein as “Tenant’s First Offer Right”), subject to the provisions of this Article, exercisable in accordance with the provisions of Section 40.02, to lease and add to the Demised Premises any space on the twenty-first (21st) floor, the twenty-third (23rd) floor and the thirty-first (31st) floor of the Building  (each such space is referred to herein as an “Additional Space”), if (x) with respect to any space on the twenty-first (21st) floor of the Building, after the initial leasing by Owner of such Additional Space after the date hereof, it becomes “available for leasing” during the Demised Term and (y) with respect to any space on the twenty-third (23rd) floor and/or thirty-first (31st) floor, it becomes “available for leasing” during the Demised Term.  Tenant acknowledges that Owner may initially lease any Additional Space on the twenty-first (21st) floor for whatever term, and upon all other terms, covenants and conditions, and to whomever it desires in Owner’s sole judgment.  No Additional Space shall be deemed “available for leasing” if (a) the then tenant of the Additional Space or any assignee, successor, subtenant or other occupant holding through or under such tenant, shall enter into (i) any agreement with Owner extending the letting agreement affecting the Additional Space or (ii) any new lease with Owner affecting the Additional Space, or (b) any other tenant in the Building or any assignee or successor of such other tenant shall exercise any contractual option or right which it has, as of the date hereof, to lease the Additional Space (whether the Additional Space in question is specifically referred to in any such contractual option or right or Owner must utilize such Additional Space in question in order to satisfy such contractual option or right).  Notwithstanding the foregoing provisions of this Section 40.01, Tenant shall not have the right to lease and add to the Demised Premises the Additional Space pursuant to Tenant’s First Offer Right which becomes available for leasing if, the Expected Vacancy Date (as defined in Section 40.02A) as set forth in Owner’s Availability Notice (as defined in Section 40.02A) is later than the date four  (4) years immediately preceding the then current Expiration Date of this Lease.

Section 40.02.Notice of Availability and Tenant’s Exercise of Option:  A.In the event that the Additional Space shall become or about to become available for leasing in accordance with the provisions of Section 40.01, Owner shall give notice thereof to Tenant (any such notice is referred to as an “Owner’s Availability Notice”), which Owner’s Availability Notice shall contain the date such Additional Space is expected to be vacant or available for leasing and which Owner’s Availability Notice shall be accompanied by a floor plan of the Additional Space unless it is a full floor.  Owner’s Availability Notice may be given not more than eighteen (18) and no less than two (2) months prior to the date set forth in such Owner’s Availability Notice upon which such Additional Space is expected to become vacant and available for leasing (the date set forth in Owner’s Availability Notice on which such Additional Space is expected to become available for leasing is sometimes referred to as an “Expected Vacancy Date”).  Upon Owner giving Tenant an Owner’s Availability Notice, Tenant may exercise Tenant’s First Offer Right only by notice given to Owner within fifteen (15) days next following the date of the giving of such Owner’s Availability Notice, and by giving such notice Tenant shall thereby lease and add such Additional Space to the Demised Premises for a term to begin, subject to Section 40.03, on the Expected Vacancy Date; any notice given by Tenant to Owner exercising such Tenant’s First Offer Right is referred to as “Tenant’s First Offer Notice”.

B.It is understood and agreed that “time is of the essence” with respect to Tenant’s exercise of its Tenant’s First Offer Right pursuant to this Article and that if Tenant does not exercise such Tenant’s First Offer Right within the aforesaid time limitation set forth in Subsection A above, any notice purporting to exercise such Tenant’s First Offer Right given after the expiration of such time limitation shall be void and of no force and effect and Tenant shall have no further right to lease and add the Additional Space in question to the Demised Premises.

C.If Tenant exercises Tenant’s First Offer Right in accordance with the provisions of this Article 40, then the Additional Space shall be leased by Tenant and added to the Demised Premises upon all of the then executory terms, covenants and conditions as are contained in this Lease, except as otherwise set forth herein, adjusted to reflect (x) the number of rentable square feet contained in the applicable Additional Space, and (y) that the term applicable to the Additional Space in question shall, commence on the Expected Vacancy Date, as the same may be accelerated or delayed pursuant to the provisions of Section 40.03.

Section 40.03.A.Acceleration of Expected Vacancy Date:  In the event that the Additional Space shall become available for leasing sooner than the Expected Vacancy Date because of the termination of the term of the lease or occupancy affecting such Additional Space due to the default of such tenant or occupant, Owner shall have the right to accelerate the Expected Vacancy Date to such sooner date upon not less than thirty (30) days’ notice to Tenant.

B.Holdover Occupant:  Owner and Tenant acknowledge the possibility that all or any of the tenants or occupants of the Additional Space may not have vacated and surrendered the Additional Space to Owner by the Expected Vacancy Date.  Accordingly, notwithstanding anything to the contrary contained in Sections 40.01 or 40.02 or in any Owner’s Availability Notice, if such tenants or occupants shall not have vacated and surrendered the Additional Space to Owner by the Expected Vacancy Date, then (a) the term applicable to the Additional Space shall commence (i) on the Expected Vacancy Date with respect to those portions, if any, of the Additional Space which are vacant and surrendered on the applicable Expected Vacancy Date, and (ii) with respect to those portions, if any, of the Additional Space which are not vacant and surrendered on the Expected Vacancy Date, on the respective later date or dates upon which such portions of the Additional Space become vacant and Owner gives notice to Tenant of such vacancy, and (b) the increases in Fixed Rent, the Demised Premises Area and all other modifications of this Lease resulting from the application of the provisions of this Article 40 shall be equitably adjusted to reflect the fact that all or any portions of the Additional Space have not been leased and added to the Demised Premises on the Expected Vacancy Date but are leased and added to the Demised Premises on a date or dates after the Expected Vacancy Date.

C.Lease Not Affected:    In the event that the provisions of this Section 40.03 shall apply, then, the parties agree that (a) the Expiration Date shall not be affected by operation of the provisions of this Section 40.03; (b) except as expressly set forth in this Section 40.03, neither the validity of this Lease nor the obligations of Tenant under this Article 40 shall be affected by operation of the provisions of this Section 40.03; (c) Tenant waives any rights under Section 223-a of the Real Property Law of New York or any successor statute of similar import to rescind this Lease or such Tenant’s exercise of Tenant’s First Offer Right and further waives the right to recover any damages against Owner which may result from the failure of Owner to deliver possession of the Additional Space on the Expected Vacancy Date; and (d) Owner shall institute at no cost or expense to Tenant, within thirty (30) days after the Expected Vacancy Date set forth in Owner’s Availability Notice, appropriate proceedings against any such Additional Space tenants or occupants who have not vacated and surrendered all or any portion of the Additional Space in order to obtain possession thereof, and shall prosecute such proceedings to completion with reasonable diligence at no cost or expense to Tenant.

D.Cancellation of Exercise of Tenant’s First Offer Right:  (1)    If any tenants or occupants of any portion of any Additional Space shall fail to vacate or surrender the same on or before the date (each such date being referred to herein as an “Additional Space Cancellation Date”) twenty-four (24) months following the Expected Vacancy Date applicable to such Additional Space, then, notwithstanding anything contained in this Article 40 to the contrary, Tenant shall have the right, by notice given to Owner on or prior to the date which is five  (5) days next following the Additional Space Cancellation Date applicable to portion of the Additional Space in question, to cancel Tenant’s exercise of Tenant’s First Offer Right with respect to such portion of the Additional Space in question.  In the event that such cancellation notice is given, then Tenant’s exercise of Tenant’s First Offer Right with respect to that portion of the Additional Space not then previously delivered shall be deemed cancelled, provided however that all of Tenant’s other rights and obligations under this Lease.

(2)“Time is of the essence” with respect to the giving by Tenant to Owner of any cancellation notice pursuant to the immediately preceding paragraph, and in the event that Tenant shall fail to give any such cancellation notice on or prior to the date which is five  (5) days next following the applicable Additional Space Cancellation Date, any notice given by Tenant to Owner after said date purporting to exercise such right of cancellation shall be deemed of no force and effect, and the Demised Term shall commence with respect to the portion of the Additional Space in question, in accordance with the provisions of this Article 40.  Tenant’s exercise of any of its rights under the provisions of this Subsection D of this Section 40.03 and such cancellation of Tenant’s exercise of Tenant’s First Offer Right with respect to any portion of any Additional Space shall not reduce, limit or modify any of Tenant’s other obligations under the provisions of this Lease.

Section 40.04.Modification of Lease - Inclusion of the Additional Space:  In the event that Tenant shall timely exercise Tenant’s First Offer Right in accordance with the provisions of this Article then, on the effective commencement date of the term applicable to the Additional Space, this Lease shall be deemed modified as follows:

A.The Demised Premises shall include the Additional Space (together with all appurtenances, fixtures, improvements, additions and other property attached thereto or installed therein at the commencement of the term applicable to the Additional Space or at any time during said term, other than Tenant’s Personal Property) for all purposes of this Lease for the remainder of the Demised Term;

B.The Fixed Rent reserved in this Lease shall be increased by the fair market annual rental value of the Additional Space as of the commencement date of the demised term applicable thereto, as determined by agreement between Owner and Tenant or by arbitration as provided in Section 40.06, and the monthly installments of the Fixed Rent shall each be increased accordingly to conform with the foregoing.  In the event that the term applicable to the Additional Space shall commence on a date other than the first day of any month, the monthly installment of the Fixed Rent for the month during which the term applicable to the Additional Space shall occur shall be increased pro rata to reflect such increase in the Fixed Rent;

C.Tenant’s Proportionate Share set forth in Section 23.01 shall be equitably increased on account of the leasing of the Additional Space.

Section 40.05.Condition of Additional Space:  Tenant agrees to accept the Additional Space in the condition which shall exist on the commencement date of the term applicable thereto “as is” and further agrees that Owner shall have no obligation to perform any work or make any installations in order to prepare the Additional Space for Tenant’s occupancy.

Section 40.06.Determination of Fair Market Rental Value:  In the event that Tenant shall have exercised the right to lease Additional Space and thereafter Owner and Tenant are unable to agree, within sixty (60) days after commencement of discussions thereon, as to the fair market annual rental value of the Additional Space then, upon the demand of either Owner or Tenant, such fair market annual rental value shall be determined by arbitration as follows:

(a)Within thirty (30) days after notice by either party requesting arbitration of the issue (i) the parties shall agree upon a single arbitrator to determine such fair market annual rental value and (ii) each party shall simultaneously deliver to the other on a certain date reasonably agreed upon between Owner and Tenant within such thirty (30) day period a determination (each a “ROFO Fair Market Determination”) of what it believes is the fair market annual rental value of the Additional Space as of the commencement of the term with respect thereto.  If Owner and Tenant shall have failed to agree upon such single arbitrator within such period of thirty (30) days, then such single arbitrator shall be appointed by the American Arbitration Association, or its successor pursuant to its rules for commercial matters, or if at such time such association is not in existence and has no successor, then by the presiding Justice of the Appellate Division, First Department, of the Supreme Court of the State of New York, or any successor court, upon request of either Owner or Tenant, as the case may be.

(b)Within ten (10) business days following the selection or appointment of the single arbitrator each party shall deliver to such arbitrator such party’s ROFO Fair Market Determination.

(c)The arbitrator to be selected, or appointed as above provided, as the case may be, shall be a duly licensed real estate appraiser or broker having at least fifteen (15) years of experience in such field in the Borough of Manhattan, City of New York and who is not employed by any company which is an affiliate or subsidiary of Owner or Tenant.

(d)The arbitrator, selected or appointed as aforesaid, forthwith shall determine the issue and render its decision as promptly as practicable choosing either Owner’s or Tenant’s ROFO Fair Market Determination, based on which one the arbitrator believes is closest to the fair market annual rental value of the Additional Space, and if only one (1) party submits a ROFO Fair Market Determination to the arbitrator then the arbitrator shall choose the ROFO Fair Market Determination so submitted.  The decision of such arbitrator shall be in writing and shall be final and binding upon Owner and Tenant whether or not a judgment shall be entered in any court.  Duplicate original counterparts of such decision shall be sent by the arbitrator to both Owner and Tenant.

(e)The arbitrator, in arriving at its decision as to which ROFO Fair Market Determination to accept, shall consider all relevant factors and be entitled to consider all testimony and documentary evidence which may be presented at any hearing as well as facts and data which the arbitrator may discover by investigation and inquiry outside of such hearings.  The arbitrator shall be bound by the provisions of this Lease and shall not add to, subtract from, or otherwise modify such provisions.  The cost and expense of such arbitration shall be borne equally by Owner and Tenant, except that each party shall pay its own counsel fees and expenses.

(f)If the determination of the Fixed Rent payable with respect to the Additional Space has not been made by the commencement of the term applicable to the Additional Space, Tenant, until such determination, shall pay for the Additional Space as the same scheduled Fixed Rent per square foot then allocable to the original portion of the Demised Premises (as the same may have been escalated pursuant to the provisions of this Lease) before any abatement or apportionment thereof, and following such determination Tenant shall pay to Owner, upon demand, any additional sums due to Owner as a result of such determination or Owner shall credit Tenant, against the next installments of Fixed Rent, the amount by which the sums paid by Tenant with respect to the Additional Space prior to such determination exceed the Fixed Rent as determined by arbitration with respect to such Additional Space, as applicable.

Section 40.07.Confirmation of Tenant’s Exercise of Option:  Upon demand of Owner, Tenant will execute and deliver to Owner an instrument in form satisfactory to Owner stating whether or not Tenant has exercised any option contained in this Article and if Tenant has exercised such option setting forth the effective commencement date of the term applicable to the Additional Space in question and the Fixed Rent applicable to the Additional Space in question.  However, neither the failure of Owner to demand the execution and delivery of such instrument nor the failure of Tenant to execute and deliver such instrument shall vitiate the provisions of this Article.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

00326697.6

IN WITNESS WHEREOF, Owner and Tenant have respectively signed and sealed this Lease as of the day and year first above written.

OWNER

BROADWAY 52ND L.P.

By:  Rudin Management Co., Inc., as Agent

By:  __________________________________________

Name:

Title:

TENANT

BANKRATE, INC.

By:  ______________________________________________

Name:

Title:

00326697.6	2

CERTIFICATE OF ACKNOWLEDGMENT

STATE OF

) s.s.:

COUNTY OF )

On the day of in the year 2016, before me, the undersigned, personally appeared , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

_____________________________

Notary Public

SCHEDULE A

BUILDING RULES

1.The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls of the Building shall not be obstructed or encumbered or used for any purpose other than ingress and egress to and from the premises demised to any tenant or occupant.  Any tenant whose premises are situate on the ground floor of the Building shall, at said tenant’s own expense, keep the sidewalks and curb directly in front of said premises clean and free from ice and snow.

2.No awnings or other projections shall be attached to the outside walls or windows of the Building without the prior consent of Owner.  No curtains, blinds, shades, or screens shall be attached to or hung in, or used in connection with, any window or door of the premises demised to any tenant or occupant, without the prior consent of Owner.  Such awnings, projections, curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in a manner, approved by Owner.

3.No sign, advertisement, object, notice or other lettering shall be exhibited, inscribed, painted or affixed on any part of the outside or inside of the premises demised to any tenant or occupant or of the Building without the prior consent of Owner.  Interior signs on doors and directory tablets, if any, shall be of a size, color and style approved by Owner.

4.The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed, nor shall any bottles, parcels, or other articles be placed on any window sills.

5.No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors, vestibules or other public parts of the Building.

6.The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. No tenant shall bring or keep, or permit to be brought or kept, any inflammable, combustible or explosive fluid, material, chemical or substance in or about the premises demised to such tenant.

7.No tenant or occupant shall mark, paint, drill into, or in any way deface any part of the Building or the premises demised to such tenant or occupant.  No boring, cutting or stringing of wires shall be permitted, except with the prior consent of Owner, and as Owner may direct.  No tenant or occupant shall install any resilient tile or similar floor covering in the premises demised to such tenant or occupant except in a manner approved by Owner.

8.No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the premises demised to any tenant.  No cooking shall be done or permitted in the Building by any tenant without the approval of Owner.  No tenant shall cause or permit any unusual or objectionable odors to emanate from the premises demised to such tenant.

9.No space in the Building shall be used for manufacturing, for the storage of merchandise, or for the sale of merchandise, goods or property of any kind at auction.

10.No tenant shall make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with other tenants or occupants of the Building or neighboring buildings or premises whether by the use of any musical instrument, radio, television set or other audio device, unmusical noise, whistling, singing, or in any other way.  Nothing shall be thrown out of any doors or windows.

11.No additional locks or bolts of any kind shall be placed upon any of the doors or windows, nor shall any changes be made in locks or the mechanism thereof.  Each tenant must, upon the termination of its tenancy, restore to Owner all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, such tenant.

12.All removals from the Building, or the carrying in or out of the Building or the premises demised to any tenant, of any safes, freight, furniture or bulky matter of any description must take place at such time and in such manner as Owner or its agents may determine, from time to time.  Owner reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of the Building Rules or the provisions of such tenant’s lease.

13.No tenant shall use or occupy, or permit any portion of the premises demised to such tenant to be used or occupied, as an office for a public stenographer or typist, or as a barber or manicure shop, or as an employment bureau.  No tenant or occupant shall engage or pay any employees in the Building, except those actually working for such tenant or occupant in the Building, nor advertise for laborers, giving an address at the Building.

14.No tenant or occupant shall purchase spring water, ice, food, beverage, lighting maintenance, cleaning, towels, or other like service, from any company or persons not approved by Owner, such approval not unreasonably to be withheld.

15.Owner shall have the right to prohibit any advertising by any tenant or occupant which, in Owner’s opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon notice from Owner, such tenant or occupant shall refrain from or discontinue such advertising.

16.Owner reserves the right to exclude from the Building, between the hours of 6 P.M. and 8 A.M. on business days and at all hours on Saturdays, Sundays and holidays, all persons who do not present a pass to the Building signed by Owner.  Owner will furnish passes to persons for whom any tenant requests such passes.  Each tenant shall be responsible for all persons for whom it requests such passes and shall be liable to Owner for all acts of such persons.

17.Each tenant, before closing and leaving the premises demised to such tenant at any time, shall see that all entrance doors are locked and all windows closed.

18.Each tenant shall, at its expense, provide artificial light in the premises demised to such tenant for Owner’s agents, contractors and employees while performing janitorial or other cleaning services and making repairs or alterations in said premises.

19.No premises shall be used, or permitted to be used, for lodging or sleeping or for any immoral or illegal purpose.

20.The requirements of tenants will be attended to only upon application at the office of Owner.  Building employees shall not be required to perform, and shall not be requested by any tenant or occupant to perform, any work outside of their regular duties, unless under specific instructions from the office of Owner.

21.Canvassing, soliciting and peddling in the Building are prohibited and each tenant and occupant shall cooperate in seeking their prevention.

22.There shall not be used in the Building, either by any tenant or occupant or by their agents or contractors, in the delivery or receipt of merchandise, freight or other matter, any hand trucks or other means of conveyance except those equipped with rubber tires, rubber side guards and such other safeguards as Owner may require.

23.If the premises demised to any tenant become infested with vermin, such tenant, at its sole cost and expense, shall cause its premises to be exterminated, from time to time, to the satisfaction of Owner, and shall employ such exterminators therefor as shall be approved by Owner.

24.No premises shall be used, or permitted to be used, at any time, as a store for the sale or display of goods, wares or merchandise of any kind, or as a restaurant, shop, booth, bootblack or other stand, or for the conduct of any business or occupation which predominantly involves direct patronage of the general public in the premises demised to such tenant, or for manufacturing or for other similar purposes.

25.No tenant shall clean, or permit to be cleaned, any window of the Building from the outside in violation of Section 202 of the New York Labor Law or any successor law or statute, or of the rules of the Board of Standards and Appeals or of any board or body having or asserting jurisdiction.

26.No tenant shall move, or permit to be moved, into or out of the Building or the premises demised to such tenant, any heavy or bulky matter, without the specific approval of Owner.  If any such matter requires special handling, only a person holding a Master Rigger’s license shall be employed to perform such special handling.  No tenant shall place, or permit to be placed, on any part of the floor or floors of the premises demised to such tenant, a load exceeding the floor load per square foot which such floor was designed to carry and which is allowed by law.  Owner reserves the right to prescribe the weight and position of safes and other heavy matter, which must be placed so as to distribute the weight.

SCHEDULE B

Cleaning Services to be Furnished

By Owner Pursuant to the Provisions of Section 29.03

A.	General Cleaning of Demised Premises (unless otherwise indicated, General Cleaning Services are to be performed nightly).

1.	Sweep all flooring; dust all flooring exclusive of carpeted areas.

2.	Vacuum all carpeted areas and rugs; moving light furniture other than desks, file cabinets, etc.

3.	Sweep any private stairways or vacuum if carpeted.

4.	Empty all wastepaper baskets, receptacles, etc. and damp dust as necessary.

5.	Remove waste paper to a designated area or areas.

6.	Dust and wipe clean all furniture, fixtures within hand-high reach, and window sills.

7.	Clean all glass furniture tops.

8.	Dust all chair rails, trim, etc. within hand-high reach.

9.	Dust all baseboards.

10.	Wash clean all water fountains.

11.	Keep Building employees’ locker rooms, if any, and slop sink rooms in clean and orderly condition.

B.	Core Lavatories - Nightly:

1.	Sweep and wash all flooring.

2.	Wash and polish all mirrors, powder shelves, bright work, etc., including flushometers, piping and toilet seat hinges.

3.	Wash both sides of all toilet seats.

4.	Wipe clean all toilet tissue, soap, towel and sanitary napkin dispensers.

5.	Wash all basins, bowls and urinals, and disinfect.

6.	Dust all partitions, tile walls, dispensers and receptacles.

7.	Empty and clean paper towel and sanitary napkin disposal receptacles.

8.	Remove waste paper and refuse to a designated area or areas.

9.	Fill toilet tissue holders, soap dispensers and towel dispensers (toilet tissue to be furnished by Owner or its contractor, other materials to be furnished by tenants).

C.	Building Entrances - Nightly:

1.	Sweep and wash flooring.

2.	Wash all rubber mats.

3.	Clean all cigarette urns and replace sand or water necessary (sand to be furnished by Owner or its contractors).

4.	Wash and wax floors in elevator cabs, or vacuum clean if carpeted.

5.	Dust and rub down walls, metal work and saddles in elevator cabs.

6.	Dust and rub down all elevator doors, mail chutes and mail depository.

D.	High Dusting - Office areas in Demised Premises (to be performed approximately every three months);

1.	Dust all pictures, frames, charts, graphs and similar wall hangings not reached in nightly cleaning.
2.	Dust all vertical surfaces such as walls, partitions, ventilating louvers, fresh air grills and others not reached in nightly cleaning.

3.	Dust exterior of all lighting fixtures.

4.	Damp wipe all venetian blinds.

5.	Dust all windows frames.

E.	Periodic Cleaning - Office Areas in Demised Premises (unless otherwise indicated);

1.	Wipe clean all interior metal as necessary.

2.	Elevator, stairway, office and utility doors to be checked for general cleanliness as necessary, removing fingermarks.

3.	Dust all louvers and other ventilating louvers within hand-high reach weekly.

4.	Remove all fingermarks, smudges and other marks from metal partitions and other surfaces as necessary.

F.	Day Services - Duties of Day Porters (to be performed daily);

1.	Police entire elevator lobby areas of Building.

2.	Police elevator cabs.

3.	Set out rubber mats in elevator lobby areas of Building on rainy days; keep mats in clean condition.

4.	Sweep and hose sidewalks, weather permitting; remove snow when necessary.

5.	Keep frames of entrance reception doors of Building in clean condition.

6.	Sweep and dust all Building stairways and fire towers; dust all handrails, newels and stair stringers.

7.	Exterior metal work and marble of Building entrances to be kept in clean condition at all times.

G.	Window Cleaning:

1.	Clean all windows, inside including interior sills and frames, and outside, 4 times per year, subject to delays occasioned by inclement weather.

2.	Clean Building entrance doors daily.

3.	Clean Building entrance lobby glass weekly.

4.	Clean glass in Building directory daily.

5.	Clean mail chute glass as necessary.

H.

All services required to be furnished “nightly” shall be furnished only during regular cleaning hours for the Building (generally between 6:00 P.M. and 6:00 A.M.) on Mondays through Fridays only, exclusive of holidays as defined in Article 31.  All services required to be furnished “daily” shall be furnished only during the hours between 8:00 A.M. and 6:00 P.M., on Mondays through Fridays only, exclusive of holidays as defined in Article 31.

Tenant agrees that Owner may substitute, for any of the methods or devices set forth in this Schedule B, other methods or devices which will achieve substantially the same results.

EXHIBIT 1

Form of Priority Filing Letter

Broadway 52nd L.P.

345 Park Avenue

New York NY 10154

Re:  1675 Broadway

Ladies & Gentlemen:

We are requesting your authorization, as owner of the captioned building, to file the plan / work applications attached herewith under the New York City Department of Buildings Priority Application Filing procedures.  We understand that the Department of Buildings approval of this application is predicated on the certification of a professional architect that the filed application is complete and in accordance with all applicable codes and laws.  We have retained professional architect __________________ and he has signed the enclosed certification to this effect pursuant to the requirements of the Department of Buildings.

In the event that the Department of Buildings requires any remedial measures to be taken in connection with the filing of the plans or the performance of such work, we will immediately take such remedial measure at our cost and expense or in the alternative, at your option, we will promptly reimburse you for any reasonable out of pocket costs and expenses for taking such remedial measures on our behalf (s) as to meet the requirements of the Department of Buildings.

[NAME OF TENANT]

By:  _____________________________________

Name:

Title:

EXHIBIT 2

HVAC Spec

Summer conditions:

Indoor temperature 76 degrees F +or- 2 degrees F, d.b. 50% R.H. with outdoor conditions not to exceed 90 degrees F, d.b. and 73 degrees F, w.b.

Winter conditions:

Indoor temperature 70 degrees F +or- 2 degrees, d.b. with outdoor temperature 15 degrees F, or higher

The above conditions can be met with a maximum population of one person per one hundred sq. ft. of usable area and an electrical load of 4 watts per useable sq. ft.

EXHIBIT 3

Form of Letter of Credit

[BANK LETTERHEAD]

Broadway 52nd L.P.

c/o Rudin Management Co. Inc.

345 Park Avenue

New York, New York 10154

Attention: Ms. Roslyn Stuart

RE:Irrevocable Letter of Credit No. ________________________________

Gentlemen:

BY ORDER OF OUR CLIENT, ____________________, WE HEREBY OPEN OUR IRREVOCABLE LETTER OF CREDIT NO.  ______________________ IN YOUR FAVOR FOR AN AMOUNT NOT TO EXCEED IN THE AGGREGATE ______________DOLLARS, EFFECTIVE IMMEDIATELY AND EXPIRING AT OUR [INSERT: ADDRESS] OFFICE, WITH OUR CLOSE OF BUSINESS ON [INSERT: DATE ONE YEAR FROM DATE OF ISSUANCE].

FUNDS UNDER THIS LETTER OF CREDIT ARE AVAILABLE TO YOU AGAINST YOUR CLEAN SIGHT DRAFT ON US MENTIONING THEREON OUR CREDIT NO.  ___________________. NO DOCUMENTS REQUIRED.

IF WE RECEIVE YOUR DRAFT AS MENTIONED ABOVE HERE AT OUR [INSERT: BANK STREET ADDRESS] OFFICE, PRIOR TO OUR CLOSE OF BUSINESS ON [INSERT: DATE ONE (1) YEAR FROM DATE OF ISSUANCE], AS SUCH DATE SHALL BE EXTENDED BY RENEWAL(S) OF THE TERM OF THIS LETTER OF CREDIT, WE WILL PROMPTLY HONOR SAME.  PARTIAL DRAWINGS ARE PERMITTED.

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY RENEWED FROM YEAR TO YEAR UNTIL THE EARLIER OF (X) [INSERT: DATE WHICH IS NOT LESS THAN 60 DAYS FOLLOWING THE EXPECTED EXPIRATION DATE OF THE LEASE] OR (Y) TERMINATION BY THE UNDERSIGNED BY NOTICE TO YOU TO BE SENT by registered or certified mail (return receipt requested), or sent by nationally recognized courier service (e.g. Federal Express) WITH SIGNATURE OF DELIVERY REQUIRED (AND AT YOUR OPTION, NOTICE TO AN ADDITIONAL PARTY DESIGNATED BY YOU) OF NOT LESS THAN ONE HUNDRED TWENTY (120) DAYS PRIOR TO THE THEN EXPIRATION DATE OF THIS LETTER OF CREDIT.

THIS LETTER OF CREDIT IS TRANSFERABLE MULTIPLE TIMES.  ALL TRANSFER CHARGES ARE FOR OUR CLIENT’S ACCOUNT.

EXCEPT AS FAR AS OTHERWISE EXPRESSLY STATED HEREIN, THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL, STANDBY PRACTICE 1998, INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 590.

[NAME OF BANK]

__________________________

AUTHORIZED SIGNATURE

00326697.6	3

EXHIBIT 4

Bathroom Work

The plan on the next page is attached solely to indicate the bathroom work referred to in Section 12.02 of the Agreement of Lease to which this exhibit is attached.  All areas, locations, dimensions and conditions thereon are approximate.

(see attached)

DASHED LINE INDICATES MIN. CLEAR AREA REQUIRED FOR ADA COMPLIANT WATER CLOSET
DASHED LINE INDICATES MIN. CLEAR AREA REQUIRED FOR ADA COMPLIANT LAVATORY

1675 BROADWAY
JOB NO. #15015A00
18,865 GROSS LEASED AREA 33rd FLOOR
85 OCCUPANTS EACH SEX
PLUMBING FIXTURES REQUIRED:
(4) WATER CLOSETS EACH
(4) LAVATORIES EACH
(1) DRINKING FOUNTAIN
(1) MOP SINK

1675 BROADWAY
NEW YORK, NY

SK-006
NOT TO SCALE
A-201

EXHIBIT 5

Finishes List

(see attached)

00326697.6	4